      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ----------------
                             TERRA INDUSTRIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        MARYLAND                      2873                 52-1145429
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)               TERRA CENTRE
                        600 FOURTH STREET, P.O. BOX 6000
                          SIOUX CITY, IOWA 51102-6000
                                 (712) 277-1340
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                              GEORGE H. VALENTINE
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                                  TERRA CENTRE
                        600 FOURTH STREET, P.O. BOX 6000
                          SIOUX CITY, IOWA 51102-6000
                                 (712) 277-1340
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:
                               CARTER W. EMERSON
                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 861-2052

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                    PROPOSED
                                                     PROPOSED       MAXIMUM
                                       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE    OFFERING     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED    PER NOTE(1)      PRICE(1)         FEE
- ---------------------------------------------------------------------------------------------
10 1/2% Senior Notes due 2005,
 Series B.......................    $200,000,000       100%       $200,000,000    $68,965.52

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                         EXHIBIT INDEX APPEARS ON PAGE

                             TERRA INDUSTRIES INC.

                             CROSS REFERENCE SHEET

          (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION
     IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-4)

       REGISTRATION STATEMENT
       ITEM NUMBER AND CAPTION             CAPTION OR LOCATION IN PROSPECTUS
       -----------------------             ---------------------------------
  1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page
  2. Inside Front and Outside Back    Inside Front Cover Page; Outside Back Cover
      Cover Pages of Prospectus....    Page
  3. Risk Factors, Ratio of           Summary; Risk Factors; The Company;
      Earnings to Fixed Charges and    Selected Financial Data; Exchange Offer;
      Other Information............    Tax Considerations
  4. Terms of the Transaction......   Outside Front Cover Page; Summary; Exchange
                                       Offer; Description of Exchange Notes; Tax
                                       Considerations
  5. Pro-Forma Financial              Summary--Summary Financial Data; Selected
      Information..................    Financial Data
  6. Material Contracts with the
      Company Being Acquired.......   Inapplicable
  7. Additional Information
      Required.....................   Inapplicable
  8. Interests of Named Experts and
      Counsel......................   Legal Matters; Experts
  9. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   Inapplicable
 10. Information with Respect to S-   Incorporation of Certain Documents by
      3 Registrants................    Reference
 11. Incorporation of Certain         Incorporation of Certain Documents by
      Information by Reference.....    Reference
 12. Information with Respect to S-
      3 or S-2 Registrants.........   Inapplicable
 13. Incorporation of Certain
      Information by Reference.....   Inapplicable
 14. Information with Respect to
      Registrants other than S-3 or
      S-2 Registrants..............   Inapplicable
 15. Information with Respect to S-
      3 Companies..................   Inapplicable
 16. Information with Respect to S-
      3 or S-2 Companies...........   Inapplicable
 17. Information with Respect to
      Companies Other Than S-3 or
      S-2 Companies................   Inapplicable
 18. Information if Proxies,
      Consents or Authorizations
      are to be Solicited..........   Inapplicable
 19. Information if Proxies,
      Consents or Authorizations
      are not to be Solicited or in   Incorporation of Certain Documents by
      an Exchange Offer............    Reference

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 3, 1995

PROSPECTUS
                             TERRA INDUSTRIES INC.

         OFFER TO EXCHANGE ITS 10 1/2% SENIOR NOTES DUE 2005, SERIES B,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING 10 1/2% SENIOR NOTES DUE 2005, SERIES A

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
                             1995, UNLESS EXTENDED.
                                  -----------
  Terra Industries Inc., a Maryland corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 1/2% Senior Notes due 2005, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/2% Senior Notes due 2005, Series A (the "Notes"), of which $200,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of June 22, 1995 (the "Indenture"), between the Company and First Trust National Association, as Trustee (the "Trustee"), which also governs the Notes. See "The Exchange Offer" and "Description of Exchange Notes."
  The Company will accept for exchange any and all Notes duly tendered and not
validly withdrawn prior to 5:00 p.m., New York City time, on          , 1995,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by the Company on June 22, 1995 to the Initial Purchasers (as defined) in transactions not registered under the Securities Act in reliance upon an exemption from registration under the Securities Act (the "Offering"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined) entered into by the Company in connection with the offering of the Notes. See "Exchange Offer."
  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "Exchange Offer" and "--Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date. See "Plan of Distribution."
  Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Holders of Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "Exchange Offer."
  There has not previously been any public market for the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citicorp Securities, Inc. (the "Initial Purchasers") have informed the Company that they currently intend to make a market in the Exchange Notes, but are not obligated to do so and any such market making may be discontinued at any time without notice. The Initial Purchasers may act as principal or as agent in such transactions. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. See "Risk Factors--Absence of Public Market ." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.
                                  -----------
 SEE "RISK FACTORS" ON PAGE 14 HEREIN FOR A DESCRIPTION OF CERTAIN RISKS TO BE
      CONSIDERED BY HOLDERS WHO TENDER THEIR NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1995

                  [MAP OF PRINCIPAL FACILITIES APPEARS HERE]





This map contains the principal facilities associated with the nitrogen products and methanol business segments of the Company as of March 1995 and does not contain farm service centers or affiliated dealer locations associated with the distribution of the Company. The Company's distribution segment serves the United States and eastern region of Canada and, as of March 1995, includes approximately 370 farm service centers and 780 affiliated dealer locations.

                                    SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and consolidated financial statements (and notes thereto) included and incorporated by reference elsewhere in this Prospectus. Except as otherwise indicated, all financial information is presented on the basis of generally accepted accounting principles. Unless otherwise referred to herein or the context otherwise requires, references to the "Company" or "Terra" shall mean Terra Industries Inc., including, where the context so requires, its direct and indirect subsidiaries. Terms defined in this Summary shall have the same meanings when used elsewhere in this Prospectus. Prospective investors are urged to read this Prospectus in its entirety. See "Risk Factors" for a discussion of certain factors that should be considered carefully by holders who tender their Notes in the Exchange Offer.

                                  THE COMPANY

  The Company is a leader in each of its three business segments: (i) the distribution of crop production inputs and services, (ii) the manufacture of nitrogen products and (iii) the manufacture of methanol. The Company owns and operates the largest independent farm service center network in North America and is the second largest supplier of crop production inputs in the United States. The Company is also the third largest producer of anhydrous ammonia and one of the two largest producers of nitrogen solutions in the United States and Canada. In addition, the Company is one of the largest U.S. manufacturers and marketers of methanol. In October 1994, the Company acquired Agricultural Minerals and Chemicals Inc. ("AMCI"), a manufacturer and marketer of both nitrogen products and methanol. In 1994, on a pro forma basis including AMCI's operations for the full year, the Company generated revenues and operating income of $2.1 billion and $266.2 million, respectively.

  The Company's distribution network for fertilizer, crop protection products and seed has grown over the last several years to include, as of March 31, 1995, approximately 370 farm service centers, 100 fertilizer storage facilities and 780 affiliated dealer locations serving the United States and the eastern region of Canada. This growth generally has been the result of a healthy farm economy, acquisitions, additional facilities and aggressive marketing. The Company's distribution network is supplied by both independent sources and the Company's own production facilities, which presently include one crop protection chemical dry flowable and liquid formulation plant and seven other liquid chemical formulation facilities in addition to its nitrogen production facilities. In 1994, on a pro forma basis including AMCI's operations for the full year, distribution revenues constituted approximately 63% of the Company's total revenues.

  Nitrogen fertilizer is a basic crop nutrient which is applied seasonally by farmers to improve crop yield and quality. Nitrogen fertilizer is produced by combining gaseous nitrogen with hydrogen to form anhydrous ammonia, the simplest form of nitrogen fertilizer, which can be further processed or upgraded into other fertilizer products such as urea and nitrogen solutions. The Company presently owns five nitrogen fertilizer facilities with total annual gross production capacity of 2.7 million tons of ammonia. In 1994, approximately 10% of the Company's fertilizer production tonnage was sold through its farm service center locations to retail customers, while the rest was sold to outside customers. The Company believes that it is among the lowest cost providers of nitrogen fertilizer in the markets it serves, benefiting from favorable transportation logistics and other operating synergies, in part as a result of the AMCI acquisition which provided the Company with two fertilizer plants and 1.4 million tons of annual gross production capacity of ammonia. The Company suffered a major explosion in December 1994 at one of its nitrogen fertilizer facilities, for which it was insured. The Company expects the facility, representing approximately 15% of its annual ammonia production capacity, to be fully operational in mid-1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results." In 1994, on a pro forma basis including AMCI's operations for the full year, nitrogen products revenues (including intercompany sales) constituted approximately 25% of the Company's total revenues.

  Methanol is used primarily as a feedstock in the production of other chemical products such as formaldehyde, acetic acid, adhesives and plastics. Methanol is also used as a feedstock in the production of methyl tertiary butyl ether ("MTBE"), an oxygenate and octane enhancer used as an additive in reformulated gasoline to provide cleaner burning fuels. The Company's methanol production capacity is currently approximately 320 million gallons per year, representing approximately 15% of the total United States rated capacity. The Company's methanol facility in Beaumont, Texas (the "Beaumont Facility") is the largest such facility in the U.S. In 1994, on a pro forma basis including AMCI's operations for the full year, methanol revenues constituted approximately 12% of the Company's total revenues.

  The Company's long-term strategy for growth is to: (i) acquire and upgrade production and distribution facilities, (ii) increase distribution volumes by expanding sales from Company-operated locations and its affiliated dealer network, (iii) change its product mix to include more profitable value-added products and (iv) continue to build customer loyalty by providing value-added services. As part of this strategy, in April 1993, the Company acquired a fertilizer manufacturing facility and 32 farm service centers in Canada; in December 1993, the Company acquired 12 farm service centers in Florida; in September 1994, the Company acquired a minority interest in a 100 location distributor of crop input and protection products in the mid-Atlantic region; and in October 1994, the Company acquired AMCI.

  Terra's common shares are traded on the NYSE and the Toronto Stock Exchange under the symbol "TRA." As of March 31, 1995, Minorco, an international natural resources company with operations in gold, base metals, industrial minerals, paper and packaging and agribusiness ("Minorco"), owned approximately 53% of Terra's outstanding common shares. Six of the Company's ten directors are also officers and/or directors of Minorco or its affiliates.

                              RECENT DEVELOPMENTS

  On March 27, 1995, the Company offered to acquire by merger all of the outstanding Senior Preference Units ("Senior Preference Units" or "SPUs") of Terra Nitrogen Company, L.P., a subsidiary of the Company ("TNCLP"), for $30.00 per SPU (less the amount of any distributions declared per SPU in excess of $0.66 per SPU for the quarter ended March 31, 1995). The SPUs, which represent preferred limited partner interests in TNCLP, are publicly held and traded on the NYSE under the symbol "TNH." See "Company Structure" and "Description of Other Indebtedness--TNCLP Senior Preference Units." The Company and an independent committee of the Board of Directors of Terra Nitrogen Corporation ("TNC") designated to represent the holders of the SPUs were unable to reach an agreement on price and, on May 11, 1995, the Company withdrew its offer.

  On May 11, 1995, the Board of Directors of the Company approved an open market purchase program pursuant to which the Company may purchase up to five million SPUs from time to time at prices and in quantities determined by the
Company's management. As of      , 1995, the Company had purchased SPUs for an
aggregate purchase price of $     . See "Use of Proceeds" and "Management's
Discussion and Analysis of Financial Condition and Results of Operations--Open Market Purchase Program for TNCLP SPUs."

  The Company reported total revenues for the five-month period ended May 31, 1995 of $1.10 billion, a 32% increase over total revenues of $833.7 million for the comparable period in 1994 and a 7% increase over total revenues of $1.02 billion for the comparable period in 1994 including AMCI (which was acquired by the Company in October 1994) on a pro forma basis. Pro forma revenues reflect the Company's acquisition of AMCI as though the acquisition had occurred as of January 1, 1994. See "Selected Financial Data." Results for 1995 include the operations of AMCI and do not include any revenues from the Company's nitrogen fertilizer facility located in Iowa which was the site of a major explosion in December 1994. The increase over 1994 results was achieved despite an extremely late planting season in the Midwest. Based on published sources, only 71% of the U.S. corn crop and 31% of the U.S. soybean crop had been planted as of May 28, 1995, as compared to 97% and 75%, respectively, as of the comparable date in 1994.

  Total revenues by business segment for the five-month periods ended May 31, 1995 and 1994 and for the five-month period ended May 31, 1994 including AMCI on a pro forma basis were as follows:

                                                    FIVE MONTHS ENDED MAY 31,
                                                    ---------------------------
                                                            PRO FORMA
                                                            FOR AMCI
                                                           ACQUISITION
                                                     1994      1994      1995
                                                    -------  --------  --------
                                                          (IN MILLIONS)
      Revenues:
        Distribution............................... $ 730.1  $  730.1  $  745.6
        Nitrogen Products..........................   110.0     239.1     273.2
        Methanol...................................     0.7      62.2      96.2
        Other--net.................................    (7.1)     (7.1)    (16.8)
                                                    -------  --------  --------
                                                    $ 833.7  $1,024.3  $1,098.2
                                                    =======  ========  ========

  The Company's business is seasonal and is affected by weather and other factors. Results for the five-month period ended May 31, 1995 may not be indicative of results for the quarter ended June 30, 1995 or the full year. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           SOURCES AND USES OF FUNDS

  The Company will not receive any cash proceeds from the Exchange Offer. The net proceeds from the Offering are available to finance any open market purchases of SPUs through December 31, 1995. On or prior to December 31, 1995, the Company will apply the net proceeds from the Offering less the amount used to purchase SPUs to reduce term loans under the Credit Agreement (as defined in "Description of Other Indebtedness--Credit Agreement"). See "Use of Proceeds."

                               COMPANY STRUCTURE

  The following chart represents the organization of the Company and certain of its subsidiaries as of the date hereof. Terra Capital Holdings, Inc. ("Terra Holdings") and Terra Capital, Inc. ("Terra Capital") are wholly owned subsidiaries of the Company formed in connection with the acquisition of AMCI and the financing thereof. Terra International, Inc. ("Terra International") owns three of the Company's five nitrogen fertilizer plants and also conducts the distribution segment of the Company's business. Terra International (Canada) Inc. ("Terra Canada"), a wholly owned subsidiary of Terra International, conducts the Company's Canadian operations. TNC owns a general partner interest and limited partner interests consisting of all the outstanding Junior Preference Units and Common Units (as defined in TNCLP's limited partnership agreement) of TNCLP, for a total 60.2% equity interest in TNCLP. The other 39.8% limited partner interest in TNCLP is represented by the Senior Preference Units. See "Description of Other Indebtedness--TNCLP Senior Preference Units." All of the operating assets of TNCLP, which include two of the Company's five nitrogen fertilizer plants, are owned by Terra Nitrogen, Limited Partnership ("TNLP"), in which TNC holds a 1% general partner interest and TNCLP holds a 99% limited partner interest. The methanol business of the Company is conducted principally through Beaumont Methanol, Limited Partnership ("BMLP"). BMC Holdings, Inc. ("BMCH") is the sole limited partner of BMLP and holds a 99% limited partner interest in BMLP and Terra Methanol Corporation ("TMC") is the general partner of BMLP and holds a 1% general partner interest in BMLP. The Company acquired the operations of BMLP together with TNC in the AMCI acquisition. Terra Capital owns 100% of the capital stock of Terra International, TNC, BMCH and TMC.

                           [COMPANY STRUCTURE CHART]

                            THE OFFERING

Notes.....................  The Notes were sold by the Company on June 22,
                            1995 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to Citicorp Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated as of June 15, 1995 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

Registration Rights         Pursuant to the Purchase Agreement, the Company
 Agreement................  and the Initial Purchasers entered into a
                            Registration Rights Agreement, dated as of June
                            22, 1995 (the "Registration Rights Agreement"), which grants the holders of the Notes certain exchange and registration rights. The Exchange
                            Offer is being made pursuant to the
                            Registration Rights Agreement and such exchange rights terminate upon the consummation of the Exchange Offer.

                            THE EXCHANGE OFFER

Securities Offered........  $200,000,000 aggregate principal amount of 10
                            1/2% Senior Notes due 2005, Series B.

The Exchange Offer........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $200,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes on or promptly after the Expiration Date.

                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                            Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This

                            Prospectus, as it may be amended or
                            supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date. See "Plan of Distribution."

                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes cannot rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date...........  5:00 p.m., New York City time, on             ,
                            1995, unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                            Offer is extended.

Accrued Interest on the
 Exchange Notes and
 Notes....................
                            Interest on each Exchange Note will accrue from the last date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Notes, from the date of original issuance of such Note. No interest will be paid on the Notes accepted for exchange, and holders of Notes whose Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Notes that are not exchanged will receive the accrued interest payable on December 15, 1995 in accordance with the Indenture. See "Exchange Offer--Interest on the Exchange Notes."

Conditions to the           The Exchange Offer is subject to certain
 Exchange Offer...........  customary conditions, which may be waived by the Company. See "Exchange Offer--Conditions."

Procedures for Tendering    Each holder of Notes wishing to accept the
 Notes....................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes to be exchanged and any other required documentation to the Exchange Agent
                            (as defined) at the address set forth herein or effect a tender of such Notes pursuant to the procedures for book-entry transfer as provided herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "Exchange Offer--Purpose and Effect of the Exchange Offer" and "--
                            Procedures for Tendering." Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Exchange
                            Offer--Procedures for Tendering" and "Plan of Distribution."

Untendered Notes..........  Following the consummation of the Exchange
                            Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further registration rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

Consequences of Failure
 to Exchange..............
                            The Notes that are not exchanged pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company,
                            (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption from registration under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Regulation S under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration          In the event that any changes in law or the
 Statement................  applicable interpretations of the staff of the
                            Commission do not permit the Company to effect the Exchange Offer, if for any other reason the Exchange Offer is not consummated within 120 days after the original issuance of the Notes, upon the request of the Initial Purchasers under certain circumstances or if a holder of Notes is not permitted to participate in the Exchange Offer or would not receive fully tradable Exchange Notes if it were to participate in the Exchange Offer, subject to certain conditions, the Company will use its best efforts to cause to become effective by the 120th day after the original issue of the Notes a shelf registration statement with respect to the resale of the Notes (the "Shelf
                            Registration Statement") and to keep the Shelf
                            Registration Statement effective for up to three years after the date of the original issue of the Notes. See "Exchange Offer--
                            Purpose and Effect of the Exchange Offer."

Special Procedures for
 Beneficial Owners........
                            Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery         Holders of Notes who wish to tender their Notes
 Procedures...............  and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                            Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "Exchange Offer--Guaranteed Delivery
                            Procedures."

Withdrawal Rights.........  Tenders may be withdrawn at any time prior to
                            5:00 p.m., New York City time, on the
                            Expiration Date.

Acceptance of Notes and
 Delivery of Exchange
 Notes....................  The Company will accept for exchange any and all Notes which are duly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "Exchange Offer--Terms of the Exchange Offer."

Certain Tax Consequences..  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Tax Considerations."

Use of Proceeds...........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                            Offer. See "Use of Proceeds."

Exchange Agent............  First Trust National Association.

                            THE EXCHANGE NOTES

General...................  The form and terms of the Exchange Notes are the same as the form and terms of the Notes
                            (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) the Exchange Notes do not include provisions providing for an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights

                            Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

Securities Offered........  $200,000,000 principal amount of 10 1/2% Senior
                            Notes due 2005, Series B.

Maturity Date.............  June 15, 2005.

Interest Payment Dates....  June 15 and December 15 of each year, commencing December 15, 1995.

Optional Redemption.......  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after June 15, 2000, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of repurchase.

Change of Control.........  Upon the occurrence of a Change of Control (as defined below), each holder of the Exchange
                            Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at a cash purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

Ranking...................  The Exchange Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. In addition, the business operations of the Company are conducted substantially through its subsidiaries and, accordingly, the Exchange Notes will be effectively subordinated to all existing and future obligations of such subsidiaries. As of March 31, 1995, on a pro forma basis after giving effect to the Offering and the Exchange Offer and the application of the net proceeds from the Offering to repay bank indebtedness of the Company's subsidiaries, the Company would have had $158.8 million in aggregate principal amount of indebtedness outstanding which ranked pari passu in right of payment with the Exchange Notes and no indebtedness outstanding which ranked subordinate in right of payment to the Exchange Notes and the aggregate principal amount of indebtedness of the Company's subsidiaries would have been approximately $236.1 million (excluding intercompany indebtedness), approximately $192.9 million of which was secured. As of March 31, 1995, the Company's subsidiaries also had trade payables of approximately $301.0 million. The Company's businesses are seasonal and historically the borrowings and other liabilities of the Company and its subsidiaries are greatest in the late spring and fall. Amounts payable to holders of SPUs also will be effectively senior to the Exchange Notes. See "Risk Factors--Holding Company Structure" and "--Leverage."

Restrictive Covenants.....  The Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sale-leaseback transactions; (vi) limitation on asset sales; (vii) limitation on the issuance of capital stock of subsidiaries;
                            (viii) limitation on dividend and other payment restrictions affecting subsidiaries; and (ix) restriction on consolidation, merger and sale of assets.

Absence of a Public
 Market for the Notes.....
                            The Exchange Notes will be new securities for which there currently is no market. Although Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citicorp Securities, Inc. have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                  RISK FACTORS

  Before purchasing the Notes offered hereby, potential investors should consider the factors described in "Risk Factors."

                             SUMMARY FINANCIAL DATA

  The following table presents: (i) summary consolidated historical financial data for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 derived from the Company's audited consolidated financial statements, (ii) summary consolidated historical financial data for the three months ended March 31, 1994 and 1995 derived from the Company's unaudited consolidated financial statements for such period, and (iii) unaudited pro forma consolidated data for each of the periods indicated. The historical data includes the Company's Canadian acquisition effective as of March 31, 1993, the Company's Florida acquisition since January 1, 1994 and AMCI from October 20, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." The pro forma data for 1994 and the three months ended March 31, 1994 was prepared to illustrate and give effect to the acquisition of AMCI and related transactions, including (i) the issuance of 9.7 million common shares of the Company for aggregate net proceeds of $113.7 million, (ii) the assumption of the 10 3/4% Senior Notes due 2003 (the "10 3/4% Notes") of AMCI, and (iii) the incurrence of $310.0 million of debt under the Credit Agreement, as if such transactions had occurred as of January 1, 1994. In addition, the unaudited pro forma interest expense and related ratios presented under the caption "Other Data and Selected Ratios" give effect to the Offering and the application of the net proceeds therefrom as of January 1, 1994. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been consummated on the dates indicated or the results that may occur or be obtained in the future. In addition, quarterly results may not be indicative of results for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Financial Data" and the consolidated financial statements of the Company and related notes thereto included elsewhere and incorporated by reference herein.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                          YEAR ENDED DECEMBER 31,                             THREE MONTHS ENDED MARCH 31,
                      ---------------------------------------------------------------------  --------------------------------
                                                                                 PRO FORMA              PRO FORMA
                                                                                 FOR AMCI               FOR AMCI
                                                                                ACQUISITION            ACQUISITION
                        1990       1991        1992        1993        1994        1994        1994       1994        1995
                      --------  ----------  ----------  ----------  ----------  -----------  --------  ----------- ----------
                                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT
 DATA:
Total revenues......  $962,202  $1,022,597  $1,082,191  $1,238,001  $1,665,947  $2,084,827   $259,504   $356,088   $  443,340
Cost of sales.......   806,772     849,684     904,246   1,021,187   1,330,202   1,543,212    221,974    280,444      291,772
Depreciation and
 amortization.......    14,997      14,399      14,994      15,470      27,218      60,567      4,456     15,006       15,559
Selling, general and
 administrative
 expenses...........   138,315     132,845     137,232     161,791     193,975     215,624     40,306     45,537       52,995
Operating income....     2,118      25,669      25,719      41,828     115,295     266,167     (7,786)    14,547       81,817
Net interest
 expense............   (17,056)    (12,563)     (7,533)     (9,683)    (16,541)    (49,367)    (2,079)   (12,700)     (11,341)
Income (loss) from
 continuing
 operations before
 income taxes.......   (14,938)     13,106      18,186      32,145      89,945     181,884     (9,865)    (3,879)      53,883
Income tax
 (provision)
 benefit............       816      (1,073)     (7,757)     (9,300)    (33,700)    (71,517)     3,580      1,410      (20,930)
Income (loss) from
 continuing
 operations.........  $(14,122) $   12,033  $   10,429  $   22,845  $   56,245  $  110,367   $ (6,285)  $ (2,469)  $   32,953
Per Common Share:
 Income (loss) from
  continuing
  operations........  $  (0.21) $     0.18  $     0.15  $     0.33  $     0.77  $     1.37   $  (0.09)  $  (0.03)  $     0.41
 Dividends..........  $   0.12         --          --   $     0.02  $     0.08  $     0.08   $   0.02   $   0.02   $     0.02
SUMMARY OPERATING
 DATA:
Net fertilizer production
 (thousands of tons)
 Ammonia............     393.6       399.3       404.2       686.1       780.6     1,217.1      205.4      323.4        262.0
 Urea...............     145.3       138.7       126.7       222.6       297.9       623.4       55.3      171.0        154.1
 UAN................     765.1       810.0       759.8       987.3     1,295.2     2,757.3      243.6      760.9        662.5
Methanol production
 (millions of
 gallons)...........       --          --          --          --         81.2       310.3        --        69.2         64.9
Revenues by business
 segment (1)
 Distribution.......  $841,742  $  899,250  $  958,725  $1,019,438  $1,318,416  $1,318,416   $206,478   $206,478   $  238,454
 Nitrogen Products..   120,751     126,664     125,659     228,910     296,557     539,152     54,156    114,670      147,188
 Methanol...........       --          --          --          --       70,274     246,404        --      36,096       65,874
OTHER DATA AND
 SELECTED RATIOS:
Capital
 expenditures.......  $ 10,689  $   12,728  $   17,620  $   21,620  $   31,213  $   40,509   $ 10,463   $ 11,443   $   14,007
EBITDA (2)..........    17,115      40,068      40,713      55,023     141,770     325,991     (2,776)    30,107       98,573
EBITDA less SPU
 distributions......    17,115      40,068      40,713      55,023     136,730     305,831     (2,776)    25,067       93,533
Pro forma net
 interest expense
 (3)................       --          --          --          --          --       55,753        --      14,296       12,487
EBITDA/Net interest
 expense............      1.00x       3.19x       5.40x       5.68x       8.57x       6.60x       --        2.37x        8.69x
EBITDA/Pro forma net
 interest expense
 (3)................       --          --          --          --          --         5.85        --        2.11         7.89
EBITDA less SPU
 distributions/Pro
 forma net interest
 expense (3)........       --          --          --          --          --         5.49        --        1.75         7.49
Long-term
 debt/EBITDA (4)....     10.77        2.87        3.28        2.21        3.94        1.71        --         --           --
Long-term
 debt/EBITDA less
 SPU distributions
 (4)................     10.77        2.87        3.28        2.21        4.08        1.83        --         --           --
Ratio of earnings to
 fixed charges (5)..       --         1.63        2.06        2.35        3.45        3.47        --         --          4.06
BALANCE SHEET DATA (AT END OF PERIOD):
Net working capital.......................................................................................         $  315,963
Net property, plant and equipment.........................................................................            569,348
Total assets..............................................................................................          1,964,427
Minority interest.........................................................................................            182,183
Long-term debt (including current maturities).............................................................            560,522
Total stockholders' equity................................................................................            450,088

- -------
(1) Includes intercompany sales and excludes revenues not included in any of the three business segments.
(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA") represents income (loss) from continuing operations before income taxes, plus minority interest, plus net interest expense, less equity in earnings, or plus equity in losses, of unconsolidated affiliates, plus depreciation and amortization. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity, but rather to provide additional information related to the Company's ability to service debt.
(3) Pro forma net interest expense is calculated assuming the net proceeds of the Offering of the Notes were applied to repay term loans under the Credit Agreement as of January 1, 1994. To the extent such net proceeds are applied to make open market purchases of SPUs, the amount of such term loan repayments will be decreased commensurately. Minority interest and SPU distributions to unaffiliated third parties would also decrease as a result of any open market purchases of SPUs.
(4) Long-term debt includes current maturities.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). Earnings available for fixed charges were insufficient to cover fixed charges by $14.9 million for the year ended December 31, 1990, and $9.2 million and $3.3 million for the historical and pro forma three-month periods ended March 31, 1994, respectively. As a result, the financial ratios for such periods are not meaningful and, therefore, not included.

                                  RISK FACTORS

  Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following factors before tendering their Notes in the Exchange Offer.

HOLDING COMPANY STRUCTURE

  The Company's assets consist primarily of investments in its subsidiaries. As a result, the Company's rights, and the rights of its creditors (including holders of the Exchange Notes), to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Company. In addition, TNCLP's assets (including cash generated by its business) are subject to the rights of the holders of Senior Preference Units under the terms of TNCLP's limited partnership agreement. See "--Rights of TNCLP Limited Partners." As of March 31, 1995, the Company's subsidiaries had trade payables of approximately $301.0 million and approximately $430.1 million of indebtedness (excluding intercompany liabilities and not including amounts payable with respect to the Senior Preference Units). Indebtedness of the Company outstanding at March 31, 1995 consisted of $158.8 million in aggregate principal of the 10 3/4% Notes. The Exchange Notes will rank pari passu with the Notes, if any, and the 10 3/4% Notes.

  The Exchange Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted through subsidiaries, the Company's cash flow and its ability to service its debt, including the Exchange Notes, the Notes, if any, and the 10 3/4% Notes, is dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the Exchange Notes, the Notes, if any, or the 10 3/4% Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the Company and certain of its wholly-owned subsidiaries have guaranteed the obligations of Terra Capital and TNLP under the Credit Agreement. See "Description of Other Indebtedness--Credit Agreement." Moreover, the payment of dividends and the making of loan advances to the Company by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and restrictive loan covenants. See "Description of Other Indebtedness."

RIGHTS OF TNCLP LIMITED PARTNERS

  TNCLP's limited partnership agreement requires the quarterly distribution to the partners of TNCLP of all "Available Cash," which is generally defined to mean all cash receipts from all sources, less the sum of all cash disbursements, adjusted for changes in certain reserves established as TNC (as general partner of TNCLP) determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of the business of TNCLP or TNLP (including reserves for future capital expenditures) or to provide funds for distributions with respect to any of the next four calendar quarters. The Senior Preference Units (which represent a 39.8% interest in TNCLP) are entitled to receive a minimum quarterly distribution of $0.605 per unit, plus arrearages, before any amounts are paid to TNC as distributions on its Junior Preference Units and Common Units. The Senior Preference Units also participate in distributions greater than $0.605 per unit. Based on the number of Senior Preference Units currently outstanding, the minimum annual distributions on Senior Preference Units aggregates $18.5 million. In 1994, an aggregate of $20.2 million was paid as distributions on the Senior Preference Units. See "Description of Other Indebtedness--TNCLP Senior Preference Units." The Indenture will not limit the amount of distributions that may be paid on the Senior Preference Units pursuant to the terms of TNCLP's limited partnership agreement or purchases of SPUs by the Company and its subsidiaries. See "Description of Exchange Notes--Covenants--Limitation on Restricted Payments." See also "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Open Market Purchase Program for TNCLP SPUs."

  The nature of the businesses of the Company and TNCLP may give rise to conflicts of interest between the two. Conflicts could arise, for example, with respect to transactions involving purchases, sales and transportation of fertilizer and natural gas and potential acquisitions of businesses or properties.

LEVERAGE

  As of March 31, 1995, the Company had outstanding long-term debt of $512.8 million and debt due within one year of $76.0 million. See "Capitalization." The Indenture permits, subject to certain limitations, the Company and its subsidiaries to incur additional indebtedness, some of which may be secured by the assets of the Company and its subsidiaries and all of which may be borrowed at subsidiary levels with the result that such indebtedness would effectively rank senior to the Exchange Notes. See "Description of Exchange Notes-- Covenants--Limitation on Indebtedness."

  The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on indebtedness; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; (iii) the Indenture and other agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants, including limitations on the amount of acquisitions (which have been an important part of the Company's growth strategy over the last several years); (iv) the Company will be more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (v) pursuant to the Credit Agreement and other debt agreements, a substantial portion of the Company's borrowings are at floating rates of interest, causing the Company to be sensitive to increases in interest rates; and (vi) the Company could be more sensitive to a downturn in general economic conditions or in the agricultural or methanol industries.

VOTING CONTROL BY PRINCIPAL STOCKHOLDER

  As of March 31, 1995, Minorco and its affiliates owned approximately 53% of the outstanding common shares of the Company. Since the Company became publicly-owned in 1983, Minorco and its affiliates have owned a majority of the Company's outstanding equity securities. As a result of its beneficial ownership of common shares of the Company, Minorco and its affiliates are able to control the election of the Company's directors and the management and policies of the Company. As of the date hereof, six of the Company's ten directors are also officers and/or directors of Minorco or its affiliates.

DEPENDENCE ON NATURAL GAS; INDUSTRY CONSIDERATIONS

  The principal raw material used to produce manufactured nitrogen products and methanol is natural gas. Natural gas costs comprise almost 50% of the Company's total costs and expenses associated with nitrogen production and in excess of 50% of the Company's total costs and expenses associated with methanol production. A significant increase in the price of natural gas that could not be recovered through an increase in nitrogen fertilizer or methanol prices could have a material adverse effect on the Company's profitability and cash flow. The Company's natural gas procurement policy is to fix or cap the price of approximately 40% to 80% of its natural gas requirements for a 12-month period through various supply contracts, financial derivatives and other forward-pricing techniques. Depending on market conditions, the Company may also fix or cap the price for natural gas for longer periods of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results" and "Business--Raw Materials."

  The Company's future operating results are also subject to other external factors which are beyond the Company's control, including the number of planted acres; the types of crops planted; the effects of general weather patterns on the timing and duration of field work for crop planting and harvesting; the supply of crop inputs; the relative balance of worldwide supply and demand for nitrogen fertilizers and methanol; the U.S. government's agricultural policy; and market prices of methanol. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CYCLICAL MARKETS FOR PRODUCTS

  The markets for and profitability of the Company's products have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investment and increased production until supply exceeds demand, followed by periods of declining prices and declining capacity utilization until the cycle is repeated. In addition, markets for the Company's products are affected by general economic conditions. The cyclicality of the Company's products or a downturn in the economy could materially adversely affect the Company, including its ability to service its debt obligations, including the Exchange Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SEASONALITY AND VOLATILITY

  The agricultural products business is seasonal, based upon the planting, growing and harvesting cycles. Inventories must be accumulated in the first few months of the calendar year to be available for seasonal sales, requiring significant storage capacity. Inventory accumulations are financed by suppliers or short-term borrowings, which are retired with the proceeds of the sales of such inventory. In times of lower demand, the Company can reduce purchases, thereby decreasing inventory carrying costs. In the past, over half of the Company's sales generally occurred during the second quarter of each year. This seasonality also generally results in higher fertilizer prices during peak periods, with prices typically reaching their highest point in the spring, dropping in the summer, increasing in the fall (as depleted inventories are restored) and through the spring.

  The agricultural products business can also be volatile as a result of a number of other factors, the most important of which, for U.S. markets, are weather patterns and field conditions (particularly during periods of high fertilizer consumption), current and projected grain stocks and prices and the U.S. government's agricultural policy. Among the governmental policies that influence the markets for fertilizer are those directly or indirectly influencing the number of acres planted, the level of grain stocks, the mix of crops planted and crop prices. In 1994, nitrogen product prices increased dramatically and have remained at a high level to date. There can be no assurances that such conditions will continue.

  As with any commodity chemical, the price of methanol is volatile. During 1994, increased world demand for methanol combined with a large number of plant shutdowns and maintenance turnarounds in the industry and the phase-in of U.S. federally mandated standards for oxygenated gasoline resulted in a tight market and dramatically increased prices over 1993 levels. Demand for methanol also increased due to increased demand for wood building products in the construction industry. Since January 1995, however, methanol prices have decreased markedly due to lower demand for MTBE production and increased methanol imports that resulted from the 1994 price increases. See also "-- Factors Affecting Demand For Methanol and MTBE."

FACTORS AFFECTING DEMAND FOR METHANOL AND MTBE

  Methanol is used as a feedstock in the production of MTBE, an oxygenate and octane enhancer used in reformulated gasoline. Reformulated gasoline has lower volatility and is less aromatic than gasoline. The price of methanol has been greatly influenced by the demand for MTBE, and future MTBE demand is dependent on a number of market and regulatory forces that are beyond the control of the Company and difficult to predict. Demand for methanol also increases with increases in demand for wood building products in the construction industry.

  Federally mandated standards promulgated under amendments to the Clean Air Act (the "Clean Air Act Amendments") mandate comprehensive specifications for motor vehicle fuel, including increased oxygenate content and lower volatility. Since 1992, the Clean Air Act Amendments have required the use of oxygenated gasoline in over 30 metropolitan areas during the portion of the year, generally the winter months, when maximum allowable carbon monoxide levels are likely to be exceeded. Effective January 1, 1995, the second phase of the Clean Air Act Amendments requires the year-round use of reformulated gasoline in the nine metropolitan areas having the highest levels of ozone pollution plus non-attainment areas in a state that elects to participate in the reformulated gasoline program. The areas in which reformulated gasoline is required to be sold represented approximately 30% of total U.S. gasoline demand as of February 1994.

  Future demand for MTBE and methanol will depend, in part, on the degree to which the Clean Air Act Amendments are implemented and enforced, potential additional legislation, the effect of health concerns regarding the use of MTBE as a fuel additive, the willingness of regulatory agencies to grant waivers for specific cities or regions, and the extent to which regions not required to sell reformulated gasoline opt-in to the program. Certain of the areas that had initially opted-in to the reformulated gasoline program have already requested approval from the United States Environmental Protection Agency (the "EPA") to opt-out of the program, alleging either conflicts with other pollution control requirements or that they are no longer non-attainment areas. Representatives of such areas are in discussions with the EPA with respect to these matters. Additionally, future demand for MTBE will be impacted by the availability and use of alternative oxygenates, principally ETBE, which is manufactured from ethanol, a renewable resource. The EPA has mandated that, effective January 1, 1995, 15%, and effective January 1, 1996, 30%, of reformulated gasoline use an oxygenate from a renewable resource. The EPA anticipates that oxygenates derived from ethanol feedstocks will be the most utilized renewable oxygenates. This mandate, however, was reversed by a federal appeals court on April 28, 1995, which ruled that the EPA lacked authority to promulgate a renewable oxygenate requirement. On June 12, 1995, the EPA appealed the ruling.

  Currently, MTBE is the oxygenate most used in the U.S. refining industry. However, there are alternative oxygenates, principally ethanol, ETBE, an ethanol derivative, and tertiary amyl methyl ether, a methanol derivative. Although there is a petroleum industry preference for MTBE, there can be no assurance that MTBE will not be replaced by alternative oxygenates as a result of price, regulatory changes or other factors.

COMPETITION

  The market for the fertilizer, crop protection products and seed distributed by the Company is highly competitive. In 1994, sales attributable to the Company's farm service centers accounted for less than 10% of total crop production products sold in the U.S. Within the specific market areas served by its farm service centers, however, the Company's share of the market was substantially higher in most instances. The Company's competitors include cooperatives, divisions of diversified agribusiness companies, regional distributors and independent dealers, some of which have substantially greater financial and other resources than the Company.

  Nitrogen fertilizer is a global commodity, and customers, including end-users, dealers and other fertilizer producers and distributors, base their purchasing decisions principally on the delivered price and availability of the product. The Company competes with a number of U.S. producers, and producers in other countries, including state-owned and government-subsidized entities. Some of the Company's principal competitors may have greater total resources and may be less dependent on earnings from nitrogen fertilizer sales than the Company. Some foreign competitors may have access to lower cost or government-subsidized natural gas supplies.

  The methanol industry, like the fertilizer industry, is highly competitive, and such competition is based largely on price, reliability and deliverability. The relative cost and availability of natural gas and the efficiency of production facilities are important competitive factors. Significant determinants of a plant's competitive position are the natural gas acquisition and transportation contracts that a plant negotiates with its major suppliers. Domestic competitors for methanol include a number of large integrated petrochemical producers, many of which are better capitalized than the Company. In addition, the production and trade of methanol has become increasingly global, and a number of foreign competitors produce methanol primarily for the export market. See "--Factors Affecting Demand for Methanol and MTBE" and "Business-- Competition."

DAMAGE TO FACILITIES; NATURAL HAZARDS

  The operations of the Company may be subject to significant interruption if one or more of its facilities were to experience a major accident or were damaged by severe weather or other natural disaster. However, the Company currently maintains, and expects that it will, to the extent economically feasible, continue to maintain, insurance (including business interruption insurance) in an amount which the Company believes is sufficient to allow the Company to withstand major damage to any of its facilities.

  The Company's nitrogen fertilizer plant in Iowa (the "Port Neal Facility") was the site of a major explosion on December 13, 1994. The Company has decided to repair the facility and expects it to be fully operational in mid-1996. At the time of the explosion, the Port Neal Facility accounted for approximately 15% of the Company's annual ammonia production capacity. The Company will recover insurance proceeds for substantially all of its property damage, third party liability claims and business interruption losses. The Company has reserved $7.0 million to cover insurance deductibles and uninsured costs related to the explosion. As a result of an investigation of the explosion by the Iowa Occupational Safety and Health Administration ("IOSHA") the Company received allegations of safety and health violations from IOSHA on May 25, 1995. The allegations of violation were accompanied by a proposed fine of $461,900. The Company intends to contest vigorously the alleged violations and the proposed fine. The Company believes that the IOSHA allegations, including the proposed fine, will not have a material adverse effect on the Company's business or financial condition.

ENVIRONMENTAL REGULATION

  The Company's business activities are subject to stringent U.S. and foreign environmental regulations. The Company is also involved in the manufacture, handling, transportation, storage and disposal of materials that are or may be classified as hazardous or toxic by applicable laws and regulations. If such materials have been or are disposed of at sites that are targeted for investigation and remediation by regulatory authorities, the Company or subsidiaries thereof, as applicable, may be among those responsible under such laws for all or part of the costs of such cleanup. The Company has been designated as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and analogous state laws with respect to a number of sites. Under such laws, certain classes of persons, including generators of hazardous substances, are subject to claims for response costs, regardless of fault or the legality of original disposal. Such persons may be held jointly and severally liable for such claims. In addition, there can be no assurance that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable so as to have a material adverse affect on the Company's business or financial condition. See "Business-- Environmental and Other Regulatory Matters."

  The Company endeavors to comply (and has incurred substantial costs in connection with such compliance) in all material respects with applicable environmental, safety and health regulations. The Company does not expect its continued operation in compliance with such regulations to have a material adverse effect on its earnings or competitive position.

ABSENCE OF PUBLIC MARKET

  The Exchange Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                                  THE COMPANY

  The Company is a leader in each of its three business segments: (i) the distribution of crop production inputs and services, (ii) the manufacture of nitrogen products and (iii) the manufacture of methanol. The Company owns and operates the largest independent farm service center network in North America and is the second largest supplier of crop production inputs in the United States. The Company is also the third largest producer of anhydrous ammonia and one of the two largest producers of nitrogen solutions in the United States and Canada. In addition, the Company is one of the largest U.S. manufacturers and marketers of methanol. In October 1994, the Company acquired AMCI, a manufacturer and marketer of both nitrogen products and methanol. In 1994, on a pro forma basis including AMCI's operations for a full year, the Company generated revenues and operating income of $2.1 billion and $266.2 million, respectively.

  The Company's distribution network for fertilizer, crop protection products and seed has grown over the last several years to include, as of March 31, 1995, approximately 370 farm service centers, 100 fertilizer storage facilities and 780 affiliated dealer locations serving the United States and the eastern region of Canada. This growth generally has been the result of a healthy farm economy, acquisitions, additional facilities and aggressive marketing. The Company's distribution network is supplied by both independent sources and the Company's own production facilities, which presently include one crop protection chemical dry flowable and liquid formulation plant and seven other liquid chemical formulation facilities in addition to its nitrogen production facilities. In 1994, on a pro forma basis including AMCI's operations for the full year, distribution revenues constituted approximately 63% of the Company's total revenues.

  Nitrogen fertilizer is a basic crop nutrient which is applied seasonally by farmers to improve crop yield and quality. Nitrogen fertilizer is produced by combining gaseous nitrogen with hydrogen to form anhydrous ammonia, the simplest form of nitrogen fertilizer, which can be further processed or upgraded into other fertilizer products such as urea and nitrogen solutions. The Company presently owns five nitrogen fertilizer facilities with total annual gross production capacity of 2.7 million tons of ammonia. In 1994, approximately 10% of the Company's fertilizer production tonnage was sold through its farm service center locations to retail customers, while the rest was sold to outside customers. The Company believes that it is among the lowest cost providers of nitrogen fertilizer in the markets it serves, benefiting from favorable transportation logistics and other operating synergies, in part as a result of the AMCI acquisition which provided the Company with two fertilizer plants and 1.4 million tons of annual gross production capacity of ammonia. The Company suffered a major explosion in December 1994 at the Port Neal Facility, for which it was insured. The Company expects the facility, representing approximately 15% of its annual ammonia production capacity, to be fully operational in mid-1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results." In 1994, on a pro forma basis including AMCI's operations for the full year, nitrogen products revenues (including intercompany sales) constituted approximately 25% of the Company's total revenues.

  Methanol is used primarily as a feedstock in the production of other chemical products such as formaldehyde, acetic acid, adhesives and plastics. Methanol is also used as a feedstock in the production of MTBE, an oxygenate and octane enhancer used as an additive in reformulated gasoline to provide cleaner burning fuels. The Company's methanol production capacity is currently approximately 320 million gallons per year, representing approximately 15% of the total United States rated capacity. The Beaumont Facility is the largest such facility in the U.S. In 1994, on a pro forma basis including AMCI's operations for the full year, methanol revenues constituted approximately 12% of the Company's total revenues.

  The Company's long-term strategy for growth is to: (i) acquire and upgrade production and distribution facilities, (ii) increase distribution volumes by expanding sales from Company-operated locations and its affiliated dealer network, (iii) change its product mix to include more profitable value-added products and (iv) continue to build customer loyalty by providing value-added services. As part of this strategy, in April 1993, the Company acquired a fertilizer manufacturing facility and 32 farm service centers in Canada; in

December 1993, the Company acquired 12 farm service centers in Florida; in September 1994, the Company acquired a minority interest in a 100 location distributor of crop input and protection products in the mid-Atlantic region; and in October 1994, the Company acquired AMCI.

  The Company's principal executive offices are located at Terra Centre, 600 Fourth Street, P. O. Box 6000, Sioux City, Iowa 51102-6000 and its telephone number is (712) 277-1340.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the Exchange Offer. The net proceeds from the sale of the Notes, after deducting expenses of the Offering, including any commissions paid to the Initial Purchasers and any expenses in connection with the Exchange Offer, are estimated to be approximately $194.0 million. The net proceeds from the Offering are available
to finance purchases of SPUs through December 31, 1995. As of      , 1995, the
Company had purchased SPUs for an aggregate purchase price of $     . See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Open Market Purchase Program of TNCLP SPUs." On or prior to December 31, 1995, the Company will apply the net proceeds of the Offering less the amount used to purchase SPUs to reduce term loans under the Credit Agreement. Until so applied, amounts may be used from time to time to repay temporarily revolving loans under the Credit Agreement. For a description of the Credit Agreement, see "Description of Other Indebtedness--Credit Agreement."

                                 CAPITALIZATION

  Set forth below is the capitalization of the Company as of March 31, 1995 and as adjusted to reflect: (i) the issuance and sale by the Company of the Notes and the issuance of the Exchange Notes pursuant to the Exchange Offer and (ii) the application of the net proceeds of the Offering to the prepayment of outstanding term loans under the Credit Agreement. The Company may, however, use such net proceeds to fund purchases of Senior Preference Units through December 31, 1995. To the extent such net proceeds are applied to fund open market purchases of SPUs, the amount of such term loan repayments will be decreased proportionately. Minority interest and SPU distributions to unaffiliated third parties would also decrease as a result of any open market purchases of SPUs. The unaudited information set forth below should be read in conjunction with the consolidated financial statements of the Company and the related notes and other financial information included elsewhere and incorporated by reference herein.

                                                         AS OF MARCH 31, 1995
                                                         ---------------------
                                                                        AS
                                                           ACTUAL    ADJUSTED
                                                         ---------- ----------
                                                              (DOLLARS IN
                                                              THOUSANDS)
      Long-term debt (including current maturities):
        Credit Agreement term loans..................... $  345,000 $  151,000
        Exchange Notes and Notes, if any................        --     200,000
        10 3/4% Notes...................................    158,755    158,755
        Other long-term debt............................     56,767     56,767
                                                         ---------- ----------
          Total long-term debt..........................    560,522    566,522
      Minority interest.................................    182,183    182,183
      Stockholders' equity(1)...........................    450,088    447,388
                                                         ---------- ----------
          Total capitalization(2)....................... $1,192,793 $1,196,093
                                                         ========== ==========

- --------
(1) Adjusted to reflect write-off of pro-rata portion of deferred financing fees for prepayment of Credit Agreement term loans.
(2) Excludes short-term borrowings under revolving credit agreements of $28.3 million and cash and short-term investments of $133.1 million.

                                 EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Notes were originally sold by the Company on June 22, 1995 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the closing under the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed, for the benefit of the holders of the Notes, at the Company's cost, among other things, (i) to use its best efforts to cause a registration statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto and of which this Prospectus is a part) to be declared effective under the Securities Act within 90 days after the date of the original issue of the Notes and (ii) to use its best efforts to cause the Exchange Offer to be consummated not later than 120 days after the date of the original issue of the Notes. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company agreed to offer the Exchange Notes in exchange for Notes.

  The Company will keep the Exchange Offer open until the Expiration Date. For each Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the tendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Note in exchange therefor or, if no interest has been paid on such Note, from the date of the original issue of the Note.

  Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters,
(ii) will not be able to tender Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Notes who wishes to exchange Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it will be acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company agreed that it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration Date.

  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, if for any other reason the Exchange Offer is not consummated within 120 days after the original issue of the Notes, upon the request of the Initial Purchasers under certain circumstances or if a holder of Notes is not permitted to participate in the Exchange Offer or would not receive fully tradable Exchange Notes if it were to participate in the Exchange Offer, subject to certain conditions, the Company will, at its cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as praticable and (c) use its best efforts to keep effective the Shelf Registration Statement for a period of three years after its effective date (or for a period of one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers or, for such shorter period, when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company and which is filed as an exhibit to this Exchange Offer Registration Statement. See "Available Information."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000. The Company has fixed the close of business on
           , 1995 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace), except that as of the date hereof the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions included in the terms of the Notes relating to an increase in the interest rate in certain circumstances relating to the timing of the Exchange Offer. The holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

  Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Maryland or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned to the tendering holder thereof, at the Company's expense, as promptly as practicable after the Expiration Date.

  Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1995, unless the Company in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  Interest on each Exchange Note will accrue from the last date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Notes, from the date of original issuance of such Note. No interest will be paid on the Notes accepted for exchange, and holders of Notes whose Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Notes accrued up to the date of the issuance of the Exchange Notes. Holders of Notes whose Notes are not exchanged will receive the accrued interest payable thereon on December 15, 1995, on such date in accordance with the Indenture.

  Interest on the Exchange Notes is payable semi-annually on each June 15 and December 15, commencing on December 15, 1995.

PROCEDURES FOR TENDERING

  Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the

Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each holder will make to the Company the representations set forth above in the fourth paragraph under "Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an other "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an "Eligible Institution"), unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the

Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such delivered Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) state that such Depositor is withdrawing its election to have the Notes exchanged and specify the name in which any such Notes are to be registered, if different from that of the Depositor and (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

    (a) the Exchange Offer or the making of any exchange by a holder of Notes violates applicable law or any applicable interpretation by the Staff of the Commission; or

    (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

    (c) any law, statute, rule or regulation is adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair materially the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes theretofore tendered in the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

  First Trust National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail,               Facsimile Transmission:
     Overnight Courier or Hand:                      (612) 244-1145
  First Trust National Association            Attention: Theresa Shackett,
        180 East Fifth Street                      Specialized Finance

      St. Paul, Minnesota 55101
    Attention: Theresa Shackett,                  Confirm by Telephone:
         Specialized Finance                         (612) 244-1196

  For general information contact the Exchange Agent's Bondholder Relations Department at (612) 244-0444.

  Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain outstanding and continue to accrue interest and will also remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sale to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (v) to an institutional "accredited investor" within the meaning of subparagraphs

(a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 under the Securities Act that is acquiring the Notes for its own account or for the account of such an institutional "accredited investor" for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and in accordance with the Indenture. Holders of Notes not tendered in the Exchange Offer will not retain any rights under the Registration Rights Agreement, except in limited circumstances.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company with the meaning of Rule 405 under the Securities
Act), who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with a person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

                            SELECTED FINANCIAL DATA

  The following table presents (i) selected consolidated historical financial data for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 derived from the Company's audited consolidated financial statements, (ii) selected consolidated historical financial data as of and for the three months ended March 31, 1994 and 1995 derived from the Company's unaudited consolidated financial statements for such period, and (iii) unaudited pro forma consolidated data for each of the periods indicated. The historical data includes the Company's Canadian acquisition effective as of March 31, 1993, the Company's Florida acquisition since January 1, 1994 and AMCI from October 20, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General." The pro forma data was prepared to illustrate and give effect to the acquisition of AMCI and related transactions, including
(i) the issuance of 9.7 million common shares of the Company for aggregate net proceeds of $113.7 million, (ii) the assumption of the 10 3/4% Notes, and (iii) the incurrence of $310.0 million of debt under the Credit Agreement as if such transactions had occurred as of January 1, 1994. In addition, the unaudited pro forma interest expense and related ratios presented under the caption "Other Data and Selected Ratios" give effect to the Offering and the application of the net proceeds therefrom as of January 1, 1994. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been consummated on the dates indicated or the results that may occur or be obtained in the future. In addition, quarterly results may not be indicative of results for the full year. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes thereto and other financial information included elsewhere and incorporated by reference herein.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                              YEAR ENDED DECEMBER 31,                             THREE MONTHS ENDED MARCH 31,
                          ---------------------------------------------------------------------  --------------------------------
                                                                                     PRO FORMA              PRO FORMA
                                                                                     FOR AMCI               FOR AMCI
                                                                                    ACQUISITION            ACQUISITION
                            1990       1991        1992        1993        1994        1994        1994       1994        1995
                          --------  ----------  ----------  ----------  ----------  -----------  --------  ----------- ----------
                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT
 DATA:
Total revenues......      $962,202  $1,022,597  $1,082,191  $1,238,001  $1,665,947  $2,084,827   $259,504   $356,088   $  443,340
Cost of sales.......       806,772     849,684     904,246   1,021,187   1,330,202   1,543,212    221,974    280,444      291,772
Depreciation and
 amortization.......        14,997      14,399      14,994      15,470      27,218      60,567      4,456     15,006       15,559
Selling, general and
 administrative
 expenses...........       138,315     132,845     137,232     161,791     193,975     215,624     40,306     45,537       52,995
Equity in (earnings)
 loss of
 unconsolidated
 affiliates.........           --          --          --       (2,275)       (743)       (743)       554        554        1,197
                          --------  ----------  ----------  ----------  ----------  ----------   --------   --------   ----------
Income (loss) from
 operations.........         2,118      25,669      25,719      41,828     115,295     266,167     (7,786)    14,547       81,817
Net interest
 expense............       (17,056)    (12,563)     (7,533)     (9,683)    (16,541)    (49,367)    (2,079)   (12,700)     (11,341)
Minority interest...           --          --          --          --       (8,809)    (34,916)       --      (5,726)     (16,593)
                          --------  ----------  ----------  ----------  ----------  ----------   --------   --------   ----------
Income (loss) from
 continuing
 operations before
 income taxes.......       (14,938)     13,106      18,186      32,145      89,945     181,884     (9,865)    (3,879)      53,883
Income tax provision
 (benefit)..........           816      (1,073)     (7,757)     (9,300)    (33,700)    (71,517)     3,580      1,410      (20,930)
                          --------  ----------  ----------  ----------  ----------  ----------   --------   --------   ----------
Income (loss) from
 continuing
 operations.........      $(14,122) $   12,033  $   10,429  $   22,845  $   56,245  $  110,367   $ (6,285)  $ (2,469)  $   32,953
                          ========  ==========  ==========  ==========  ==========  ==========   ========   ========   ==========
Per Common Share:
 Income (loss) from
  continuing
  operations.........     $  (0.21) $     0.18  $     0.15  $     0.33  $     0.77  $     1.37   $  (0.09)  $  (0.03)  $     0.41
 Dividends...........     $   0.12         --          --   $     0.02  $     0.08  $     0.08   $   0.02   $   0.02   $     0.02

SUMMARY OPERATING
 DATA:
Net fertilizer production
 (thousands of tons)
 Ammonia............         393.6       399.3       404.2       686.1       780.6     1,217.1      205.4     323.42        262.0
 Urea...............         145.3       138.7       126.7       222.6       297.9       623.4       55.3      171.0        154.1
 UAN................         765.1       810.0       759.8       987.3     1,295.2     2,757.3      243.6      760.9        662.5
Methanol Production
(millions of gallons).         --          --          --          --         81.2       310.3        --        69.2         64.9
Revenues by business
 segment (1)
 Distribution.......      $841,742  $  899,250  $  958,725  $1,019,438  $1,318,416  $1,318,416   $206,478   $206,478   $  234,454
 Nitrogen Products..       120,751     126,664     125,659     228,910     296,557     539,152     54,156    114,670      147,188
 Methanol...........           --          --          --          --       70,274     246,404        --      36,096       65,874
OTHER DATA AND
 SELECTED RATIOS:
Capital
 Expenditures.......      $ 10,689  $   12,728  $   17,620  $   21,620  $   31,213  $   40,509   $ 10,463   $ 11,443   $   14,007
EBITDA (2)..........        17,115      40,068      40,713      55,023     141,770     325,991     (2,776)    30,107       98,573
EBITDA less SPU
 distributions......        17,115      40,068      40,713      55,023     136,730     305,831     (2,776)    25,067       93,533
Pro forma net
 interest expense
 (3)................           --          --          --          --          --       55,753        --      14,296       12,487
EBITDA/Net interest
 expense............          1.00x       3.19x       5.40x       5.68x       8.57x       6.60x       --        2.37x        8.69x
EBITDA/Pro forma net
 interest expense (3)          --          --          --          --          --         5.85        --        2.11         7.89
EBITDA less SPU
 distributions/Pro
 forma net interest
 expense (3)........           --          --          --          --          --         5.49        --        1.75         7.49
Long-term
 debt/EBITDA (4)....         10.77        2.87        3.28        2.21        3.94        1.71        --         --           --
Long-term
 debt/EBITDA less
 SPU distributions
 (4)................         10.77        2.87        3.28        2.21        4.08        1.83        --         --           --
Ratio of earnings to
 fixed charges (5)..           --         1.63        2.06        2.35        3.45        3.47        --         --          4.06
BALANCE SHEET DATA
 (AT END OF PERIOD):
Net working capital.      $135,374  $  156,587  $  215,817  $  231,287  $  273,941         --    $150,618        --    $  315,963
Net property, plant
 and equipment......       327,219     112,195      91,969     110,670     552,843         --     116,583        --       569,348
Total assets........       805,279     517,162     580,192     634,482   1,687,970         --     817,504        --     1,964,427
Minority interest...           --          --          --          --      170,630         --         --         --       182,183
Long-term debt
 (including current
 maturities)........       184,324     114,805     133,679     121,384     558,256         --      48,307        --       560,522
Total stockholders'
 equity.............       321,961     190,296     221,476     242,980     418,429         --     243,610        --       450,088

- -------
(1) Includes intercompany sales and excludes revenues not included in any of the three business segments.
(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA") represents income (loss) from continuing operations before income taxes, plus minority interest, plus net interest expense, less equity in earnings, or plus equity in losses, of unconsolidated affiliates, plus depreciation and amortization. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity, but rather to provide additional information related to the Company's ability to service debt.
(3) Pro forma net interest expense is calculated assuming the net proceeds of the Offering of the Notes were applied to repay term loans under the Credit Agreement as of January 1, 1994. To the extent such net proceeds are applied to make open market purchases of SPUs, the amount of such term loan repayments will be decreased commenserately. Minority interest and SPU distributions to unaffiliated third parties would also decrease as a result of any open market purchases of SPUs.
(4) Long-term debt includes current maturities.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). Earnings available for fixed charges were insufficient to cover fixed charges by $14.9 million for the year ended December 31, 1990, and $9.2 million and $3.3 million for the historical and pro forma three-month periods ended March 31, 1994, respectively. As a result, the financial ratios for such periods are not meaningful and, therefore, not included.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition and results of operations of the Company. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere and incorporated by reference herein.

  The Company has expanded its operations over the last two years by increasing its manufacturing capability, expanding its distribution business and increasing the volume of more profitable value-added products.

  On October 20, 1994, the Company acquired the stock of AMCI for $400.0 million in cash plus working capital adjustments approximating $100 million. Through the AMCI acquisition, the Company acquired TNC, which owns interests in TNCLP and TNLP. TNLP owns ammonia production and upgrading facilities located in Verdigris, Oklahoma (the "Verdigris Facility") and Blytheville, Arkansas (the "Blytheville Facility"). In the AMCI acquisition, the Company also acquired the Beaumont Facility.

  On September 15, 1994, the Company acquired an approximate one-third interest in Royster-Clark, Inc. ("Royster-Clark") for $12.2 million in cash. Royster-Clark is a 100 location distributor of crop input and protection products in the mid-Atlantic region.

  On December 31, 1993, the Company's Florida operations ("Terra Asgrow Florida") purchased the assets and business of Asgrow Florida, Inc. ("Asgrow"), a distributor of crop input and protection products, for $39 million. Terra Asgrow Florida operates 16 distribution centers and is a supplier to the vegetable and ornamental plant markets, primarily in Florida.

  Effective as of March 31, 1993, for $19.9 million in cash plus an operating lease, the Company acquired the rights to an ammonia production and upgrading facility near Sarnia, Ontario (the "Canadian Facility") and ownership interests in 32 farm service centers in Ontario, New Brunswick and Nova Scotia. Thirty of the farm service centers are 50% owned and two are 100% owned.

  With the acquisition of AMCI, the Company has classified its operations into three business segments: Distribution, Nitrogen Products and Methanol. The Distribution segment includes sales of products purchased from manufacturers, including the Company, and resold by the Company. Distribution revenues are derived primarily from grower and dealer customers through sales of chemicals, fertilizer, seed and related services. The Nitrogen Products segment represents only those operations directly related to wholesale sales of nitrogen products from the Company's five ammonia manufacturing and upgrading facilities (including two owned by TNLP). The Methanol segment represents only wholesale sales of methanol from the Company's two methanol manufacturing facilities.

FACTORS AFFECTING OPERATING RESULTS

  Factors that may affect the Company's future operating results include: the relative balance of world-wide supply and demand for nitrogen fertilizers and methanol, the number of planted acres, the types of crops planted, the effects general weather patterns have on the timing and duration of field work for crop planting and harvesting, the supply of crop inputs, the availability and cost of natural gas, the effect of environmental legislation on demand for the Company's products, the availability of financing sources to fund seasonal working capital needs, and the potential for interruption to operations due to accident or natural disaster.

  Prices for nitrogen products are influenced by the world supply and demand balance for ammonia and nitrogen-based products. Demand is affected by population growth and increasing living standards that determine food consumption. Supply is affected by worldwide capacity and the availability of nitrogen product exports from major producing regions such as the former Soviet Union, the Middle East and South America.

  Methanol is used as a raw material in the production of formaldehyde, MTBE, acetic acid and numerous other chemical derivatives. The price of methanol has been greatly influenced by the demand for MTBE, an oxygen and octane enhancer used in reformulated gasoline. Beginning in 1992, federally-mandated standards (the Clean Air Act Amendments) require the use of oxygenated gasoline in over 30 metropolitan areas during the portion of the year, generally the winter months, when maximum allowable carbon monoxide levels are likely to be exceeded. Effective January 1, 1995, the second phase of the Clean Air Act Amendments require the year-round use of reformulated gasoline in the nine metropolitan areas having the highest levels of ozone pollution plus any non-attainment areas in a state that elects to participate in the reformulated gasoline program. Future demand for MTBE and methanol will depend on the degree to which the Clean Air Act Amendments are implemented and enforced, potential additional legislation, the effect of health concerns regarding the use of MTBE as a fuel additive, the willingness of regulatory agencies to grant waivers, and the extent to which other regions voluntarily opt-in to the reformulated gasoline program. Additionally, future demand will be impacted by the availability and use of alternative oxygenates, principally ETBE which is manufactured from ethanol, a renewable resource. The EPA anticipates that oxygenates derived from ethanol feedstocks will be the most utilized renewable oxygenates. The EPA mandated that, effective January 1, 1995, 15%, and effective January 1, 1996, 30%, of reformulated gasoline use an oxygenate from a renewable resource. This mandate, however, was reversed by a federal appeals court on April 28, 1995, which ruled that the EPA lacked the authority to promulgate a renewable oxygenate requirement. On June 12, 1995 the EPA appealed the ruling. Although there is a petroleum industry preference for MTBE, there can be no assurance that MTBE will not be replaced by alternative oxygenates as a result of price, regulatory changes, or other factors.

  As with any commodity chemical, the price of methanol is volatile. During 1994, increased world demand for methanol combined with a large number of plant shutdowns and maintenance turnarounds in the industry and the phase-in of U.S. federally-mandated standards for oxygenated gasoline resulted in a tight market and dramatically increased prices over 1993 levels. Demand for methanol also increased due to increased demand for wood building products in the construction industry. Since January 1995, however, methanol prices have decreased markedly due to lower demand for MTBE production and increased methanol imports that resulted from the 1994 price increases. See also "Risk Factors--Factors Affecting Demand For Methanol and MTBE."

  With the acquisition of AMCI, the Company raised its annual production capacity for methanol from 40 million to 320 million gallons. BMLP is a party to a methanol hedging agreement (the "Methanol Hedging Agreement") entered into in October 1994, at which time the Company received $4 million in cash. Approximately 45% of the Company's methanol production capacity is subject to the Methanol Hedging Agreement, which will affect margins on this portion of the Company's methanol production through December 31, 1997 should average methanol prices exceed average natural gas prices by certain amounts. See "Business--Methanol--Methanol Contracts" and Note 12 to the Company's consolidated financial statements included elsewhere and incorporated by reference herein.

  The number of acres planted and types of crops planted are influenced by government programs designed to manage carryover stocks and commodity prices of certain crops. Due to the higher quantities of crop inputs per acre for corn and cotton, compared with other major crops, changes in corn and cotton acreages have a more significant effect on the demand for the Company's products and services than changes in other crops. 1994 was a record year for corn in both the number of planted acres and crop yields. Based upon industry sources, the Company expects planted corn acreage to decrease from 79.2 million acres in 1994 to no more than 77 million acres in 1995 and planted cotton acreage to increase from 14.1 million acres in 1994 to 16.2 million acres in 1995.

  Weather can have a significant effect on operations. Weather conditions that delay or intermittently disrupt field work during the planting and growing season may result in fewer crop inputs being applied than normal and/or shift plantings to crops with shorter growing seasons. Similar conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to pay for inputs purchased from the Company. During 1994, favorable conditions prevailed during most of the spring and fall and allowed for unimpeded application of fertilizer and other crop inputs.

  Reliable sources for supply of crop inputs at competitive prices are critical to the distribution portion of the Company's business. The Company's sources for fertilizer, agricultural chemicals and seed are typically manufacturers without the capability to distribute products to the North American grower. The Company has entered into annual purchase agreements intended to provide an adequate supply of products for its grower and dealer customers through 1995.

  The principal raw material used to produce manufactured nitrogen products and methanol is natural gas. Natural gas costs comprise almost 50% of the total costs and expenses associated with nitrogen production and in excess of 50% of the total costs and expenses associated with methanol production. The Company's natural gas procurement policy is to fix or cap the price of approximately 40% to 80% of its natural gas requirements for a 12-month period through various supply contracts, financial derivatives and other forward pricing techniques. Depending on market conditions, the Company may also fix or cap the price for natural gas for longer periods of time. In the first quarter of 1995, due to the decline in natural gas prices, the Company extended its forward pricing positions for natural gas. The Company believes that there is sufficient supply to allow stable costs for the foreseeable future and has entered into firm contracts to minimize the risk of interruption or curtailment of natural gas supplies during the heating season. As of March 31, 1995, the Company had fixed prices for approximately 65% of its natural gas requirements for the remainder of 1995, 42% for 1996 and 22% for 1997. At March 31, 1995, liquidation of these financial derivatives based on market prices would have resulted in a loss of $10.0 million. As of March 31, 1995, realized losses of $3.1 million relating to future periods had been deferred.

  The Company's distribution business segment is highly seasonal with the majority of sales occurring during the second quarter in conjunction with spring planting activity. Due to the seasonality of the business and the relatively brief periods during which products can be used by customers, the Company builds inventories during the first quarter of the year in order to ensure timely product availability during the peak sales season. The Company's ability to purchase product at off-season prices and carry inventory until periods of peak demand generally contributes to higher margins. For its current level of sales, the Company requires lines of credit to fund inventory increases as well as to support customer credit terms. The Company believes that its credit facilities are adequate for expected 1995 sales levels.

  The Company's operations may be subject to significant interruption if one or more of its facilities were to experience a major accident or were damaged by severe weather or other natural disaster. The Company currently maintains insurance (including business interruption insurance) and expects that it will continue to do so in an amount which it believes is sufficient to allow the Company to withstand major damage to any of its facilities.

  The Port Neal Facility was the site of a major explosion on December 13, 1994. The Company has decided to repair the facility and expects it to be fully operational in mid-1996. At the time of the explosion, the Port Neal Facility accounted for approximately 15% of the Company's annual ammonia production capacity. The Company will recover insurance proceeds for substantially all its property damage, third party liability claims and business interruption losses. The Company has reserved $7.0 million to cover insurance deductibles and uninsured costs related to the explosion. As a result of an investigation of the explosion by IOSHA the Company received allegations of safety and health violations from IOSHA on May 25, 1995. The allegations of violation were accompanied by a proposed fine of $461,900. The Company intends to contest vigorously the alleged violations and the proposed fine. The Company believes that the IOSHA allegations, including the proposed fine, will not have a material adverse effect on the Company's business or financial condition.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company uses derivative financial instruments to manage risk in the areas of (a) foreign currency fluctuations, (b) changes in natural gas supply prices,
(c) changes in interest rates and (d) the effect of methanol prices relative to natural gas prices. See Note 12 to the Company's consolidated financial statements included elsewhere and incorporated by reference herein for information on the use of derivative financial instruments.

RESULTS OF CONTINUING OPERATIONS

 First Quarter 1995 Compared with First Quarter 1994

  Consolidated Results. The Company reported income from continuing operations of $33.0 million on revenues of $443.3 million for the first quarter of 1995, compared with a loss from continuing operations before extraordinary items of $6.3 million on revenues of $259.5 million in the first quarter of 1994. 1995 results include the operations of AMCI, which was acquired by the Company in October 1994. The AMCI acquisition added approximately $144.0 million to revenues and $25.0 million to operating income during the first quarter 1995. Excluding the impact of the AMCI acquisition, revenues increased $40.0 million, or 15%, over the comparable period in 1994 and operating income increased $14.2 million primarily as a result of improved selling prices for nitrogen products caused by tight supplies.

  Total revenues and operating income (loss) by business segment and income
(loss) from continuing operations before income taxes for the three month periods ended March 31, 1994 and 1995 were as set forth below. Pro forma results for the 1994 period including AMCI are included in "Selected Financial Data."

                                                               1994      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
      Revenues:
        Distribution........................................ $206,478  $238,454
        Nitrogen Products...................................   54,156   147,188
        Methanol............................................      --     65,874
        Other--net..........................................   (1,130)   (8,176)
                                                             --------  --------
                                                             $259,504  $443,340
                                                             ========  ========
      Operating income (loss):
        Distribution........................................ $(12,899) $(14,635)
        Nitrogen Products...................................    6,988    57,384
        Methanol............................................      --     39,608
        Other expense--net..................................   (1,875)     (540)
                                                             --------  --------
                                                               (7,786)   81,817
        Interest expense--net...............................   (2,079)  (11,341)
        Minority interest...................................      --    (16,593)
                                                             --------  --------
          Income (loss) from continuing operations before
           income taxes..................................... $ (9,865) $ 53,883
                                                             ========  ========

  Distribution. Distribution revenues were $238.5 million during the first quarter of 1995, an increase of $32 million, or 15%, over 1994 results for the comparable period. Approximately $10 million of the growth relates to a 7.6% increase in chemical sales resulting principally from sales to new dealer affiliates and expansion into new locations. Growth in the Company's own brand of Riverside(R) chemical products accounted for $5 million of the increase. Distributed fertilizer, seed and other sales and services increased $22.0 million primarily as a result of expansion of the Company's distribution network.

  The operating loss for the Distribution business was $14.6 million in the first quarter of 1995 compared with an operating loss of $12.9 million in the first quarter of 1994. Higher volumes added $5.9 million to operating income which was more than offset by a $7.6 million increase in selling and general and administrative expenses. The increased expenses included an increase in compensation costs of $2.8 million due to additional personnel resulting from expansion activities and normal wage increases. In addition, equipment leasing, facilities costs, and operating and maintenance expenses increased $2.5 million. The Distribution segment's operations are seasonal, coincident with crop plantings, which generally results in an operating loss for the first calendar quarter.

  Nitrogen Products. Nitrogen Products revenues increased 172% to $147.2 million in the first quarter of 1995 from $54.2 million in the first quarter of 1994. The acquisition of the Blytheville Facility and the Verdigris Facility as part of the AMCI acquisition increased the Company's annual production capacity from 1.3 million tons to 2.7 million tons of ammonia (including the Port Neal Facility). The AMCI acquisition contributed $89.8 million to first quarter revenue growth. Excluding the impact of the AMCI acquisition, revenues increased $3.2 million or 5.9%. Due to the conversion of approximately 30% of the capacity of the Company's Woodward, Oklahoma plant (the "Woodward Facility") from ammonia production to methanol production, Nitrogen Products revenues for the first quarter of 1995 were reduced by $1.7 million. In addition, revenues for the first quarter of 1995 were reduced approximately $10 million due to the loss of production at the Port Neal Facility as a result of the December 1994 explosion. See "--Factors Affecting Operating Results."

  Operating income for the Nitrogen Products business was $57.4 million in the first quarter of 1995 compared with $7 million in the 1994 first quarter. The acquisition of AMCI contributed $37.3 million to the increase in operating income. Excluding the AMCI acquisition, operating income increased $13.1 million due to price increases of $12.4 million and lower natural gas costs of $4.2 million, offset by higher manufacturing costs for salaries and wages and maintenance expenses.

  Methanol. As described above, in April 1994, approximately 30% of the production capacity of the Woodward Facility was converted from the production of ammonia to the production of methanol. Additionally, through the acquisition of AMCI in October 1994, the Company acquired the Beaumont Facility. Currently, the annual methanol production capacity of the Woodward Facility is 40 million gallons and of the Beaumont Facility is 280 million gallons. The Company had no methanol operations in the first quarter of 1994.

  Methanol revenues were $65.9 million and operating income for the Methanol business was $39.6 million in the first quarter of 1995. Methanol revenues in the first quarter of 1995 attributable to the conversion of the Woodward Facility were $11.6 million. The market price for methanol increased significantly in the second half of 1994 as a result of sharply higher production of MTBE. During the first quarter of 1995, methanol prices have decreased substantially from the unprecedented high levels reached in late 1994. Average realized prices (including the effect of the Methanol Hedging Agreement) were $0.98 in the first quarter of 1995 as compared to $1.14 in the fourth quarter of 1994. As of March 31, 1995, $31.3 million was reserved as payable under the Methanol Hedging Agreement based on average prices of methanol and natural gas for the period from October 20, 1994 through March 31, 1995. The actual amount payable for the period ending December 31, 1995 (payable in 1996) will depend on average prices for the full period of October 20, 1994 through December 31, 1995. See "Business--Methanol--Methanol Contracts" and Note 12 to the Company's consolidated financial statements included elsewhere and incorporated by reference herein.

  The Company sold 67.2 million gallons of methanol during the 1995 first quarter, of which 57.8 million gallons were produced at the Beaumont Facility. During the second quarter of 1995, a scheduled maintenance turnaround was performed at the Beaumont Facility. The costs incurred to perform the turnaround are estimated to be $5.0 million and will be deferred and amortized based on the Company's accounting policies.

  Other Operating Expense--Net. Other operating expense was $0.5 million in the 1995 first quarter compared with $1.9 million in the comparable 1994 period. Other operating expense includes expenses not directly related to individual business segments, including certain insurance coverages, corporate finance fees and other costs. The decrease in 1995 is primarily the result of lower costs for general administrative functions, including reduced incentive compensation expense.

  Interest Expense--Net. Interest expense, net of interest income, totaled $11.3 million in the first quarter of 1995, compared with $2.1 million in the first quarter of 1994. The increase is principally the result of the assumption of the 10 3/4% Notes and the incurrence of $270 million of additional debt in connection with the acquisition of AMCI.

  Income Taxes. First quarter 1995 income tax expense was recorded at an effective rate of 38.8% as compared with 36.3% in the first quarter of 1994. The increased rate is the result of goodwill amortization which is not deductible for income tax purposes.

 1994 Compared With 1993

  Consolidated Results. The Company reported income from continuing operations of $56.2 million on revenues of $1.67 billion in 1994 compared with income from continuing operations of $22.8 million on revenues of $1.24 billion in 1993. 1994 results include a full year of the operations of Asgrow acquired by Terra on December 31, 1993, and operations of AMCI subsequent to its acquisition on October 20, 1994. These operations added approximately $190 million to revenue and $21 million to income from continuing operations in 1994. Excluding the impact of these acquisitions, revenues increased 19% over 1993 and income from continuing operations increased 46%.

  Total revenues and operating income by business segment and income from continuing operations before income taxes for the years ended December 31, 1993 and 1994 are set forth below. Results of operations for AMCI are included only from the date of the Company's acquisition of AMCI (October 20, 1994). Pro forma results of operations including AMCI for a full year in 1994 are included in "Selected Financial Data."

                                                             1993        1994
                                                          ----------  ----------
                                                             (IN THOUSANDS)
      Revenues:
        Distribution..................................... $1,019,438  $1,318,416
        Nitrogen Products................................    228,910     296,557
        Methanol.........................................        --       70,274
        Other--net.......................................    (10,347)    (19,300)
                                                          ----------  ----------
                                                          $1,238,001  $1,665,947
                                                          ==========  ==========
      Operating income:
        Distribution..................................... $   16,903  $   33,784
        Nitrogen Products................................     28,654      48,369
        Methanol.........................................        --       42,679
        Other expense--net...............................     (3,729)     (9,537)
                                                          ----------  ----------
                                                              41,828     115,295
        Interest expense--net............................     (9,683)    (16,541)
        Minority interest................................        --       (8,809)
                                                          ----------  ----------
          Income from continuing
           operations before income taxes................ $   32,145  $   89,945
                                                          ==========  ==========

  Distribution. Distribution revenues were $1.32 billion in 1994, an increase of $298 million, or 29%, over 1993 results of $1.02 billion. Approximately $198 million of the growth relates to a 30% increase in chemical sales resulting principally from the operations of Asgrow acquired by Terra on December 31, 1993, which added approximately $80 million, expansion into new locations and higher planted acreage. Growth in the Company's own brand of Riverside(R) products accounted for $22 million of the increase. Distributed fertilizer sales increased $55 million and seed and other sales and services increased $45 million as a result of higher planted acreage in 1994 and favorable weather conditions. 1993 revenues were generally reduced by the flooding and wet weather conditions in the central United States which reduced planted acres and input application rates.

  Operating income for the Distribution business was $33.8 million in 1994 compared with $16.9 million in 1993. Gross margin percentages within the Distribution business remained relatively constant. Overall gross profit increased approximately $46.5 million. Selling and general and administrative expenses increased $24.4 million. This includes an increase in compensation costs of $17.4 million due to additional personnel resulting from expansion activities and normal wage increases. In addition, equipment leasing and facilities costs increased $4.2 million.

  Nitrogen Products. Nitrogen Products revenues increased 29.6% to $296.6 million in 1994 from $228.9 million in 1993. The AMCI acquisition in October 1994 accounted for $60.4 million of revenue growth. Excluding the impact of the AMCI acquisition, revenues increased $7.3 million or 3.2%. 1994 revenues were reduced by approximately $10 million due to the conversion of 30% of the capacity of the Woodward Facility from ammonia production to methanol production.

  Operating income for the Nitrogen Products business was $48.4 million in 1994 compared with $28.7 million in 1993. The acquisition of AMCI contributed $18.9 million to the increase in operating income. Excluding the AMCI acquisition and before the $7.0 million non-recurring charge related to the Port Neal Facility explosion, operating income increased $7.8 million due to price increases of $15.3 million, partially offset by higher natural gas costs and the conversion of ammonia production capacity to methanol production. Operating results were also affected by the explosion at the Port Neal Facility which occurred on December 13, 1994.

  Methanol. In 1994, Methanol revenues were $70.3 million and operating income for the Methanol business was $42.7 million in 1994. Methanol revenues in 1994 attributable to the conversion of the Woodward Facility were $20.7 million. Gross profit on methanol was $44.8 million and selling and general and administrative expenses were $2.1 million. The Company had no methanol operations in 1993.

  The market price for methanol increased significantly in the second half of 1994 as a result of sharply higher production of MTBE. As of December 31, 1994, $15.9 million was recorded as payable under the Methanol Hedging Agreement. (See "Business--Methanol--Methanol Contracts" and Note 12 to the Company's consolidated financial statements included elsewhere and incorporated by reference herein).

  Other Operating Expense--Net. Other operating expense was $9.5 million in 1994 compared with $3.7 million in 1993. The increase over 1993 is primarily the result of a non-recurring 1993 gain of $4.2 million on the settlement of a dispute with a vendor.

  Interest Expense--Net. Interest expense, net of interest income, totaled $16.5 million in 1994 compared with $9.7 million in 1993. The increase is principally the result of higher interest expense due to the assumption of the 10 3/4% Notes and the incurrence of $270 million of additional debt, both in connection with the acquisition of AMCI.

  Income Taxes. The income tax provision increased in 1994 due to higher pretax book income and the utilization during 1993 of previously unrecognized capital loss carryforwards.

  Extraordinary Loss. 1994 net income included an extraordinary loss of $3.1 million for the early retirement of debt.

  Accounting Changes. 1994 net income includes a net gain of $3.4 million to recognize the cumulative effect of a change in the method of accounting for plant turnaround costs and adoption of Statement of Financial Accounting Standards ("SFAS") 112, "Employers Accounting for Post-Employment Benefits."

 1993 Compared With 1992

  Consolidated Results. The Company reported income from continuing operations of $22.8 million on revenues of $1.24 billion in 1993, compared with income from continuing operations of $10.4 million on revenues of $1.08 billion in 1992. The 1993 results include nine months of operation of the Canadian Facility and farm service centers acquired in Canada effective as of March 1993, which added $98.3 million to revenues and $8.9 million to income from continuing operations.

  Total revenues and operating income by segment and income from continuing operations before income taxes for the years ended December 31, 1992 and 1993 by segment were as set forth in the table below. The Company had no methanol operations in 1992 or 1993.

                                                            1992        1993
                                                         ----------  ----------
                                                            (IN THOUSANDS)
      Revenues:
        Distribution.................................... $  958,725  $1,019,438
        Nitrogen Products...............................    125,659     228,910
        Other--net......................................     (2,193)    (10,347)
                                                         ----------  ----------
                                                         $1,082,191  $1,238,001
                                                         ==========  ==========
      Operating income:
        Distribution.................................... $   16,568  $   16,903
        Nitrogen Products...............................     14,841      28,654
        Other expense--net..............................     (5,690)     (3,729)
                                                         ----------  ----------
                                                             25,719      41,828
        Interest expense--net...........................     (7,533)     (9,683)
                                                         ----------  ----------
          Income from continuing operations before
           income taxes................................. $   18,186  $   32,145
                                                         ==========  ==========

  Distribution. Distribution revenues were $1.02 billion in 1993, an increase of $60.7 million or 6.3% from 1992 Distribution revenues of $959 million. Approximately $17.7 million of the sales increase reflected a 3% increase in chemical sales, while the acquisition of the Canadian Facility added $20.1 million of the sales increase, or 2.1%. Distributed fertilizer sales increased $18.3 million and seed revenues approximated 1992 levels. Revenue increases in 1993 were less than expected due to weather conditions, especially the flooding and wet conditions in the central United States, which reduced planted acres and input application rates.

  Operating income for the Distribution business was $16.9 million in 1993, compared with $16.6 million in 1992. The acquisition of the Canadian Facility added $4.0 million to Distribution operating income. U.S. operating income also included a $12.1 million increase in gross profits which was more than offset by $15.8 million of higher direct selling expenses. The increase in gross profits includes $5.4 million from higher sales volumes of chemicals as well as margin improvements resulting primarily from the Company's increased distribution of its Riverside(R) proprietary brand products. Gross profits increased $4.3 million due to higher sales volumes for distributed fertilizer; gross profits related to sales of other products and services increased $2.4 million. Increases in 1993 direct selling expenses from 1992 were primarily due to an $8.1 million increase in compensation costs, which related principally to normal wage increases and additional personnel, and increased equipment leasing, operating and maintenance expenses of $3.7 million related to the increased number of locations and excessively wet field conditions. Advertising and promotional expenditures increased $1.3 million from 1992.

  Nitrogen Products. Nitrogen Products revenues increased 82% to $228.9 million in 1993 from $125.7 million in 1992. The acquisition of the Canadian Facility added $78.2 million of manufactured nitrogen sales. Excluding such acquisition, Nitrogen Products revenues increased 20% to $150.7 million, with sales volumes adding 15% to revenues and higher selling prices for nitrogen fertilizer and feed products increasing revenues by 5%. The additional sales volume and higher selling prices were principally the result of increased demand for nitrogen solution fertilizers which were heavily used in the shortened planting season.

  Operating income for the Nitrogen Products business in 1993 was $28.7 million, compared with $14.8 million in 1992. The Canadian Facility contributed $9.5 million to the increase in 1993 operating income. Additional higher U.S. sales volumes contributed $4.0 million to earnings for 1993. Expanded ammonia production and 1992 maintenance turnarounds on both domestic plants improved 1993 gas conversion efficiency which added $2.0 million to operating income while excess 1992 turnaround costs of $3.0 million were not repeated. Higher selling prices for domestic production increased earnings by $6.6 million but were more than offset in 1993 by $11.3 million of cost increases caused mainly by natural gas price increases.

  Other Operating Expense--Net. Other operating expense was $3.7 million in 1993, compared with $5.7 million in 1992. The $2.0 million reduction was primarily the result of reversing $4.2 million of product liability reserves expensed in 1989, reflecting the settlement of litigation with E.I. du Pont de Nemours and Company ("DuPont") over the fungicide, Benlate, and a $2.4 million increase in corporate and unallocated expenses, including $1.4 million related to losses on dispositions of short-term investments prior to maturity and $0.8 million in compensation expense tied to increases in the market price of the Company's stock.

  Interest Expense--Net. Interest expense, net of interest income, totaled $9.7 million in 1993, compared with $7.5 million in 1992. Interest expense increased due to the November 1992 issuance of $30.0 million of unsecured notes.

  Income Taxes. For 1993, the income tax provision rate was lower than statutory rates due to the utilization of previously unrecognized capital loss carryforwards. For federal income tax reporting purposes, the Company has remaining net operating loss carryforwards of $55 million and tax credits of $1.7 million to offset taxable income and regular tax liabilities, respectively.

  Accounting Changes. 1992 net income included a credit of $22.3 million to recognize the combined effect of changes in accounting for income taxes and retiree medical benefits. The credit resulted principally from the recognition of income tax benefits from net operating loss ("NOL") and tax credit carryforward positions.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary uses for cash are to fund its working capital needs, make payments on its indebtedness and other obligations, pay quarterly dividends to the Company's stockholders and make quarterly distributions on TNCLP's Senior Preference Units, and make capital expenditures. The Company's principal sources of funds are cash flow from operations and borrowings under the Credit Agreement. The Company believes that cash from operations and available financing sources will be sufficient to meet anticipated cash requirements for seasonal operating needs, capital expenditures and expansion strategies. Cash generated from operations during 1995 is expected to be adequate to meet normal business requirements and pay down debt. Cash balances as of March 31, 1995 and December 31, 1994 were $133.1 million and $158.4 million, respectively, of which $9.6 million was used to collateralize letters of credit supporting recorded liabilities.

  Quarterly dividends on the Company's common shares of $0.02 per share were paid during 1994 and the first quarter of 1995, representing cash outlays of $5.8 million and $1.6 million, respectively. The holders of TNCLP's Senior Preference Units are entitled to receive a minimum quarterly distribution of $0.605 per unit, or $4.6 million, plus arrearages before any distribution to the Company with respect to its Junior Preference Units or Common Units. In the first quarter of 1995, distributions to holders of the SPUs were $0.66 per SPU or $5.0 million in the aggregate. In addition, a distribution has been declared payable May 30, 1995 of $1.14 per SPU or approximately $8.7 million in the aggregate. As of March 31, 1995, there were no distributions on SPUs in arrears.

  During 1994, the Company utilized cash from operations, proceeds from a stock issuance and cash available under the Credit Agreement to purchase AMCI, retire existing debt, fund capital expenditures, invest in additional farm service centers and provide for seasonal working capital requirements. AMCI was acquired for $400 million plus working capital adjustments of approximately $100 million. As part of the AMCI acquisition, the Company assumed $175 million aggregate principal amount of the 10 3/4% Notes. The Company received net proceeds of $113.0 million from the issuance of 9.7 million of the Company's common shares, which was used to fund in part the AMCI acquisition. The Credit Agreement was used to finance the remainder of the AMCI acquisition, retire $75 million of debt, replace certain revolving credit agreements and redeem $16.2 million of the 10 3/4% Notes. Cash used for acquisitions in the first quarter of 1995 included a $6.1 million payment made as the final working capital adjustment in connection with the AMCI acquisition.

  As of March 31, 1995 and December 31, 1994, borrowings under the Credit Agreement totaled $369.0 million and $359.0 million, respectively. Interest charged under the Credit Agreement is based on LIBOR. The Company has acquired an interest rate collar that has the effect of capping interest costs at 8.5% to 9% on a cumulative basis through December 31, 1997 for $190.0 million of outstanding indebtedness. The amount of principal subject to the interest rate collar declines over such period. Principally as a result of financing the AMCI acquisition, the Company's debt, including current maturities, as a percentage of total capital, including minority interest, was 48% and 50% as of March 31, 1995 and December 31, 1994, respectively, as compared with 35% as of December 31, 1993. See "Capitalization" and "Description of Other Indebtedness."

  In addition to amounts related to the AMCI acquisition, the Company funded from available cash $4.2 million to acquire new locations for its distribution network in the first quarter of 1995 and $16.3 million of farm service center acquisitions (including the interest in Royster-Clark) in 1994. In 1993, the Company acquired interests in 32 farm service centers and the rights to the Canadian Facility through an operating lease and payment of $19.9 million cash. Additionally, the Company purchased the assets and business of Asgrow on December 31, 1993 with $39 million paid from available cash.

  Purchases of property, plant and equipment totaled $31.2 million in 1994 compared with $21.6 million in 1993. The capital expenditures in 1994 included $16.4 million for expansions and routine equipment replacements within the Distribution business and $14.8 million for improvements at manufacturing facilities. The capital expenditures in 1993 included $14.7 million for expansions and routine replacements within the Distribution business and $6.9 million for improvements at manufacturing facilities. The improvements at manufacturing facilities included $8.6 million in 1994 and $6.9 million in 1993 for the conversion of a portion of the capacity of the Woodward Facility from ammonia production to methanol production.

  The Company expects 1995 capital expenditures to be approximately $40 million, consisting of the acquisition of service centers, routine replacement of equipment and efficiency improvements at manufacturing facilities. In addition, the Company expects capital expenditures in 1995 of approximately $20 million for expansion and design improvements at the Port Neal Facility. Furthermore, as a result of an ongoing plant upgrade project, the Canadian Facility's liquid urea and granulation capacities are expected to increase. The project is expected to be completed in the 1995 fourth quarter and will enable the replacement of 65,000 tons of annual ammonia sales with higher margin urea and UAN sales. The project cost is estimated to be approximately $20 million and is expected to be funded principally through lease financing.

  Asset sales in 1993 generated $24.4 million, including $18.5 million from the sale of the Company's construction materials business and $5.9 million from the sale of the remaining leasing business, both of which were discontinued businesses.

  Accounts receivable increased from year end 1993 to year end 1994 by $34.3 million due, in part, to $53.8 million in receivables added through acquisitions. Excluding the impact of acquisitions, accounts receivable declined due to the sale of $50.0 million of a designated pool of outstanding receivables which more than offset the effect of increased fourth quarter sales. Accounts receivables were $213.9 million as of March 31, 1995 as compared to $157.0 million as of December 31, 1994. The increase was due to seasonal first quarter sales of the Company's nitrogen fertilizer and chemical products as well as higher nitrogen fertilizer prices. Inventories increased $88.0 million in 1994 as compared to 1993, including $28.6 million related to acquisitions. The remaining increase is the result of off-season purchasing to obtain discounts and to meet anticipated product demand. Accounts payable also increased as a result of such purchases. Inventories were $538.1 million at March 31, 1995 as compared to $333.0 million at December 31, 1994. The inventory increase was attributable to the seasonal inventory build-up in anticipation of the spring planting season and the higher cost of nitrogen products purchased from manufacturers other than the Company. The ratio of current assets to current liabilities declined from 2.0 to 1 at December 31, 1993 to 1.6 to 1 at December 31, 1994, primarily as the result of 1994 acquisition activity. The ratio of current assets to current liabilities was
1.5 to 1 at March 31, 1995.

  The Company's 8.5% Convertible Subordinated Debentures (the "Debentures") were convertible into common shares of the Company any time prior to maturity at a conversion price of $8.083 per share. The Debentures were subject to redemption, upon not less than 20 days notice by mail, at any time, as a whole or in part, at the election of the Company. During March 1994, the Company redeemed $72.1 million of the Debentures at the redemption price of 103.4% of par value. During the 20-day notice period, holders of $5.9 million chose to convert their debentures into common stock of the Company. The Company issued 730,768 of its common shares and paid cash for fractional shares. No Debentures remain outstanding.

  In July 1993, the Company's Board of Directors authorized a share repurchase program for up to two million of the Company's common shares. No shares were repurchased in 1994 or in the first quarter of 1995. During 1993, 106,900 shares were repurchased for $0.5 million.

OPEN MARKET PURCHASE PROGRAM FOR TNCLP SPUS

  On March 27, 1995, the Company proposed to the Board of Directors of TNC a transaction in which the Company would acquire by merger all of the outstanding Senior Preference Units of TNCLP for $30.00 per Senior Preference Unit (less the amount of any distributions declared per SPU in excess of $0.66 per SPU for the quarter ended March 31, 1995). The Company and an independent committee of the Board of Directors of TNC designated to represent the holders of the SPUs were unable to reach an agreement on price and, on May 11, 1995, the Company withdrew its offer. For a description of certain projections provided to the TNC independent committee and its representatives in connection with such proposal, see the Company's Current Report on Form 8-K dated May 11, 1995 incorporated by reference herein.

  On May 11, 1995, the Board of Directors of the Company approved an open market purchase program pursuant to which the Company may purchase up to five million SPUs from time to time at prices and in quantities as determined by the Company's management. As of March 31, 1995, there were 7,636,364 SPUs outstanding. Prior to the commencement of the open market purchase program, the
Company and its subsidiaries did not own any SPUs. As of              1995, the
Company has purchased SPUs for an aggregate purchase price of $       . The net
proceeds of the Offering are available to finance purchases of SPUs through December 31, 1995. In addition, the Company may use up to $40 million under the revolving credit facility pursuant to the Credit Agreement to finance SPU purchases through December 31, 1995. See "Use of Proceeds" and "Description of Other Indebtedness."

                                    BUSINESS

GENERAL

  The Company is a leader in each of its three business segments: (i) the distribution of crop production inputs and services, (ii) the manufacture of nitrogen products and (iii) the manufacture of methanol. The Company owns and operates the largest independent farm service center network in North America and is the second largest supplier of crop production inputs in the United States. The Company is also the third largest producer of anhydrous ammonia and one of the two largest producers of nitrogen solutions in the United States and Canada. In addition, the Company is one of the largest U.S. manufacturers and marketers of methanol.

  The Company's distribution network serves the United States and eastern region of Canada and has grown over the last several years to include, as of March 31, 1995, approximately:

    . 370 farm service centers;

    . 100 fertilizer storage facilities, most of which are leased and approximately half of which are operated by TNLP; and

    . 780 affiliated dealer locations.

  The Company's production facilities are comprised of:

    . five nitrogen fertilizer plants, which are located in Oklahoma (the
      Woodward Facility and the Verdigris Facility), Iowa (the Port Neal Facility), Ontario, Canada (the Canadian Facility) and Arkansas (the Blytheville Facility) (the Verdigris Facility and the Blytheville Facility are owned by TNLP);

    . a methanol production plant, which is located in Texas (the Beaumont
      Facility) (the Woodward Facility also includes some methanol production capacity);

    . a crop protection chemical formulation plant, which is located in Arkansas (the "Blytheville Formulation Facility"); and

    . seven additional liquid chemical formulation facilities.

  The Port Neal Facility was the site of a major explosion on December 13, 1994 and is expected to be fully operational again in mid-1996. At the time of the explosion, the Port Neal Facility accounted for approximately 15% of the Company's annual ammonia fertilizer production capacity. The Company will recover insurance proceeds for substantially all of its property damage, third-party liability claims and business interruption losses. The Company has reserved $7 million to cover insurance deductibles and uninsured costs related to the explosion.

DISTRIBUTION

  The Company's farm service center network is a distribution and marketing system for a comprehensive line of fertilizers, crop protection products, seeds and services. The Company's customers are primarily farmers and dealers located in the midwestern and southern regions of the United States, and the eastern region of Canada.

 Products

  The Company markets a comprehensive line of crop protection products (herbicides, insecticides, fungicides, adjuvants, plant growth regulators, defoliants, desiccants and other agricultural chemicals), fertilizer (nitrogen, phosphates, potash and micronutrients) and seed.

  Although most crop protection products marketed by the Company are manufactured by unaffiliated suppliers, the Company also markets its own Riverside(R) brand products. Riverside(R) products represented approximately 15% of the Company's total crop protection product sales in 1994. As of March 31, 1995, the Riverside(R) line includes approximately 150 products, of which 30 were added in the past twelve months, and consists of herbicides, insecticides, fungicides, adjuvants, seed treatments, plant growth regulators, defoliants and desiccants. The majority of Riverside(R) products are formulated or packaged in facilities owned by the Company. The Riverside(R) line includes several formulations produced exclusively by the Company, but does not include proprietary agricultural chemicals. Riverside(R) products generally provide higher margins for the Company than products manufactured by unaffiliated suppliers. The sale of such products, however, involves additional indirect costs, including the cost of maintaining and disposing of excess inventory and potentially greater liability for product defects. The Company possesses and processes the registrations required by the EPA for Riverside(R) pesticide products.

  The Company markets several major seed brands and, in its United States marketing area, is the largest independent seed distributor. The Company focuses particular marketing efforts on its proprietary brand of corn hybrids, soybean and cotton seed varieties, which provide higher margins. These products represented approximately 15% of total seed sales in 1994. The Company also has an exclusive retail storefront marketing and distribution agreement for DEKALB brand seed in the Midwest, which accounted for approximately 10% of total 1994 seed sales.

 Services

  In addition to selling products required to grow crops, the Company's farm service centers offer a wide variety of services to grower customers. These services include soil and plant tissue analysis, crop production program recommendations, custom blending of fertilizers, field application services, field inspections for pest control and crop program performance follow-up. The farm service centers utilize the Company's Ag Analytical Services laboratory in Elida, Ohio to analyze nutrient levels in soil and plant tissue samples. The results of these tests are used by the Company's proprietary CropMaster(R) program to provide specific, localized soil fertility recommendations for specific crops on a field-by-field basis. Crop input recommendations are provided through computer terminals at most farm service center locations, which are linked to a mainframe computer located at the Company's headquarters in Sioux City, Iowa. Recommendations can be made for substantially all crops grown in the Company's markets. The program also provides "least cost" nutrient blending formula recommendations, makes seed variety recommendations based on hybrid characteristics and other factors important to the individual grower, and maintains crop input records for grower customers.

  In connection with product sales to dealers, the Company provides warehousing and delivery services. For selected dealer customers, the Company offers a service package called MarketMaster(TM). The package includes environmental and safety audits, business management and agronomic training courses, access to the Company's Ag Analytical Services laboratory, use of the CropMaster(R) program and other services. There were 517 MarketMaster(TM) dealer sites at March 31, 1995.

 Marketing and Distribution

  The Company markets its products primarily to agricultural customers, including both dealers and growers. For 1994, approximately 65% of the Company's distribution revenues were attributable to retail sales through farm service center locations and approximately 35% were attributable to wholesale sales to dealers.

  The Company also markets its products through its Professional Products(R) group to non-farm customers, including turf growers, nurseries, golf courses, parks, athletic facilities and utility companies. The Company offers these customers herbicides, insecticides, fungicides, fertilizer, adjuvants, plant growth regulators, seed and agronomic services. The Professional Products(R) personnel generally work through the Company's farm service centers, using established delivery systems and product lines.

  The Company's distribution operations are organized into Northern and Southern Divisions, which include 13 separate geographical regions. Field personnel receive regular training through Terra University(R), a series of courses designed to develop skills in agronomy, management, sales, environmental and personal safety, and field application. The field salespeople are supported by the Ag Analytical Services laboratory, a staff of Technical Service Representatives and a research station where the efficacy of various crop protection products and the performance of numerous seed varieties are tested.

 Properties

  The Company's farm service centers are located on a combination of owned and leased properties and a majority of the buildings and other improvements thereon are owned in fee. The leases have varying expiration dates through the year 2007.

 Product Formulations

  The Company's Blytheville Formulation Facility formulates dry flowable ("DF") crop protection products and liquid crop protection chemicals in separate production lines at the same location. DF formulations are dry, water-dispersible granules that are mixed with water before application. Because of their dry form, granules have several benefits compared with liquid formulations including: easier package disposal, easier cleanup of accidental spills, absence of toxic solvents, no fumes, less weight, less space required for storage, and no product loss from freezing temperatures or settling. Because of these benefits, the Company expects more agricultural chemicals will be offered to growers in DF form in the future. The Blytheville Formulation Facility is one of the 13 known DF plants in the U.S. and formulates eight DF products and six liquid products. Approximately 50% of the plant's volume in 1994 was attributable to the Company's own Riverside(R) brand product line. The Company has developed several DF formulations which are not available from any other producer or formulator. The Company has also developed DF formulations for a number of companies that contract all or portions of their production at the Blytheville Formulation Facility.

NITROGEN PRODUCTS

  Nitrogen is one of three primary nutrients essential for plant growth. Nitrogen fertilizer products must be reapplied each year in areas of extensive agricultural usage because of absorption by crops and its tendency to escape from the soil. There are currently no substitutes for nitrogen fertilizer in the cultivation of high-yield crops.

  The Company is a major producer and distributor of nitrogen products, principally fertilizers. The Company's principal nitrogen products are ammonia, urea and UAN. A significant portion of the Company's ammonia production is upgraded into other nitrogen fertilizer products such as urea and UAN.

 Products

  Although, to some extent, the various nitrogen fertilizer products are interchangeable, each has its own distinct characteristics which produce agronomic preferences among end users. Farmers decide which type of nitrogen fertilizer to apply based on the crop planted, soil and weather conditions, regional farming practices, relative nitrogen fertilizer prices and the cost and availability of appropriate storage, handling and application equipment.

  Ammonia. Anhydrous ammonia is the simplest form of nitrogen fertilizer and is the feedstock for the production of most other nitrogen fertilizer, including urea and UAN. It is produced by reacting natural gas with steam and air at high temperatures and pressures in the presence of catalysts. It has a nitrogen content of 82% by weight and is generally the least expensive form of fertilizer per unit of nitrogen.

  Urea. Solid urea is produced for both the feed and fertilizer market by converting ammonia into liquid urea, which can be turned into a solid which is either prilled or granulated. Urea has a nitrogen content of 46% by weight, the highest level for any solid nitrogen product. Granular urea is generally sold as fertilizer and prilled urea is generally sold as a feed supplement. The Company produces both granular and prilled urea.

  UAN Solution. The Company produces UAN at all five of its fertilizer manufacturing facilities. The Verdigris Facility in Oklahoma is the largest UAN production facility in the United States. UAN is produced by combining liquid urea and ammonium nitrate in water. The nitrogen content of UAN is typically 28% to 32% by weight. UAN is a liquid fertilizer and, unlike ammonia, is generally odorless and does not need to be refrigerated or pressurized for transportation or storage.

  UAN may be applied separately or may be mixed with various crop protection products, permitting the application of several materials simultaneously, and thus reducing energy and labor costs. In addition, UAN may be applied from ordinary tanks and trucks and can be sprayed or injected into the soil, or applied through irrigation systems, throughout the growing season. UAN is relatively expensive to transport and store because of its high water content. Due to its stable nature, UAN may be used for no-till row crops where fertilizer is spread upon the surface but may be subject to volatilization losses. The use of conservation tilling, which reduces erosion, is increasing in the United States, and the Company believes this trend, if continued, should have a positive impact on UAN demand.

  The Company's sales mix of nitrogen products (including TNLP on a pro forma basis) for the years ended December 31, 1992, 1993 and 1994 were approximately as follows (based on tons sold):

                                                                  1992 1993 1994
                                                                  ---- ---- ----
      Ammonia.................................................... 21%  23%  25%
      Urea....................................................... 15%  16%  16%
      UAN........................................................ 64%  61%  59%

 Plants

  All of the Company's Facilities, are integrated facilities for the production of ammonia, liquid urea and UAN and other nitrogen fertilizer solutions. In addition, the Canadian Facility produces solid urea. The total annual gross ammonia production capacity of the Company's nitrogen fertilizer facilities is currently 2.7 million tons, including the Port Neal Facility which was damaged by an explosion in December 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Each of the Company's five fertilizer manufacturing facilities is designed to operate continuously, except for planned biennial shutdowns for maintenance and installation of efficiency improvements. Capacity utilization (gross tons produced divided by capacity tons at expected operating rates and on stream factors) of Terra International's manufacturing facilities for the years ended December 31, 1994, 1993 and 1992, in the aggregate, was approximately 93%, 102% and 99%, respectively. Capacity utilization of TNLP's manufacturing facilities for the years ended December 31, 1994, 1993 and 1992, in the aggregate, was approximately 96%, 101% and 107%, respectively.

  The Canadian Facility's liquid urea and granulation capacities are expected to increase as a result of an ongoing plant upgrade project. The project is expected to be completed in the 1995 fourth quarter and will enable the replacement of 65,000 tons of annual ammonia sales with urea and UAN sales. The project cost is estimated to be approximately $20 million and is expected to be funded through lease financing.

 Marketing and Distribution

  The Company's principal customers for its manufactured nitrogen products are large independent dealers, national retail chains, cooperatives and industrial customers. Industrial customers accounted for approximately 13% of the Company's total 1994 sales of its manufactured nitrogen products. In 1994, approximately 10% of the Company's fertilizer production was sold through its farm service center locations to retail customers, while the rest was sold to outside customers. In 1994, no customer accounted for greater than 10% of total manufactured nitrogen fertilizer sales.

  The Company has production facilities and significant storage capacity in major fertilizer consuming regions which allow it to be a major supplier of nitrogen fertilizers.

METHANOL

  The Company substantially increased its participation in the methanol production industry in October 1994 with the acquisition of the Beaumont Facility as part of the acquisition of AMCI. The Company has approximately 320 million gallons of annual methanol production capacity, representing approximately 15% of the total United States rated capacity in production at the end of 1994.

 Product

  Methanol is a liquid petrochemical made primarily from natural gas. It is used primarily as a feedstock in the production of other chemical products such as formaldehyde, acetic acid and chemicals used in the building products industry. Methanol is also used as a feedstock in the production of MTBE, an oxygenate and octane enhancer used as an additive in reformulated gasoline. Reformulated gasoline has lower volatility and is less aromatic than gasoline. The methanol manufacturing process involves heating the natural gas feedstock, mixing it with steam and passing it over a nickel-based catalyst, which breaks it down into carbon monoxide, carbon dioxide and hydrogen. This reformed gas is then cooled, compressed and passed over a copper-zinc based catalyst to produce crude methanol. Crude methanol consists of approximately 80% methanol and 20% water. In order to convert it to high-purity chemical grade methanol suitable for sale, the crude methanol is distilled to remove the water and other impurities.

 Plants

  During the first half of 1994, the Company completed the capital improvements necessary to produce methanol instead of ammonia for a portion of the Woodward Facility's capacity. The unique design of the Woodward Facility enabled this conversion to be accomplished for $16.0 million of capital spending, which the Company believes is approximately half the capital cost required to convert other ammonia plants to methanol production. The Company currently has approximately 40 million gallons of annual methanol capacity at the Woodward Facility.

  The Beaumont Facility is the largest methanol production plant in the United States, with approximately 280 million gallons of annual methanol capacity. The plant and processing equipment at the Beaumont facility are owned by BMLP, and the land is leased from E.I. du Pont de Nemours and Company ("DuPont") for a nominal annual rental under a lease agreement which expires in 2090. Because the Beaumont Facility is entirely contained in a complex owned and operated by DuPont (the "Beaumont Complex"), BMLP depends on DuPont for access to the Beaumont Facility. BMLP also relies on DuPont for access and certain essential services relating to the wharf located at the Beaumont Complex through which most of the finished methanol product is shipped to customers and the pipelines used to transport it and to obtain natural gas, as well as for certain utilities and waste water treatment facilities and other essential services.

 Marketing and Distribution

  Effective February 2, 1995, BMLP terminated a marketing services agreement pursuant to which the marketing of methanol from the Beaumont Facility had been conducted for over a year on an exclusive basis by Trammochem, a division of Transammonia, Inc. The services provided by Trammochem included analysis of market conditions for methanol, marketing and sales on a contract basis and sales on a spot basis, arrangement of transportation of methanol to customers and customer relations activities. BMLP retained responsibility for the invoicing and collection of payments from customers and for loading transportation equipment in accordance with customer requirements. BMLP paid Trammochem a fee based on the Beaumont Facility's earnings and sales. Employees of the Company have assumed all functions previously provided by Trammochem. The Company does not believe that its aggregate marketing costs for methanol will be materially different from those under the Trammochem agreement.

  Methanol customers are primarily large chemical or MTBE producers located in the United States; however, some sales have been made to customers in Central and South America.

 Methanol Contracts

  BMLP has a number of long-term methanol sales contracts, the most significant of which is with DuPont (the "DuPont Contract"). In 1994, BMLP sold approximately 60% of its production under such contracts. For 1995, BMLP has contracted to sell approximately 75% of its production at prices indexed to published sources. Most of the these sales contracts (other than the DuPont Contract) cover fixed volumes and have terms of up to three years.

  Under the DuPont Contract, DuPont has agreed to purchase 108 million gallons of methanol each year until 2001 (representing 39% of the Beaumont Facility capacity). The DuPont Contract will continue in effect after the initial term unless terminated by either party on two year's notice. Commencing in 1998, BMLP and DuPont will each have the unilateral right (exercisable one time only for the remaining term of the contract on not less than two years prior written notice) to reduce permanently the contract quantity to be delivered by BMLP to DuPont in any year by up to 54 million gallons. The price for the methanol delivered under the DuPont Contract is generally indexed to a published source.

  Under the Methanol Hedging Agreement, BMLP received a $4 million lump sum payment in exchange for agreeing to make payments based on the market prices of methanol and natural gas for the periods October 20, 1994 to December 31, 1995, calendar year 1996 and calendar year 1997. Payments are generally due five business days after the end of the applicable period. BMLP will be required to make payments under the Methanol Hedging Agreement if methanol prices remain high relative to natural gas prices as compared with historical price levels. Through the Beaumont Facility and the Company's other methanol production capabilities, the Company will benefit from such market price differences at any time at which it is required to make payments under the Methanol Hedging Agreement. As a result of making such payments, however, BMLP will not benefit fully from increases in the price of methanol during the term of the Methanol Hedging Agreement. As of March 31, 1995, $31.3 million was reserved as payable under the Methanol Hedging Agreement based on average prices of methanol and natural gas for the period from October 20, 1994 through March 31, 1995. The actual amount payable for the period October 20, 1994 through December 31, 1995 (payable in 1996) will depend on average prices for the full period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results." See also Note 12 to the Company's consolidated financial statements included elsewhere and incorporated by reference herein.

CREDIT

  A substantial portion of the Company's sales to its grower and dealer customers is made on credit terms customary in the industry. During the third quarter of 1992, the Company established a grower financing program to provide secured, interest bearing financing to qualified grower customers for their operating and crop input requirements on extended payment terms. The Company provided approximately $25 million in 1993 and $65 million in 1994 in credit lines to grower customers under this program. Although the Company does not believe it has sufficient experience with the program to provide a meaningful evaluation of the associated credit risk, to date it has not experienced any significant bad debts in its grower finance program.

RAW MATERIALS

  The principal raw material used to produce nitrogen fertilizer and methanol is natural gas. The Company estimates that natural gas costs comprised nearly 50% of the total costs and expenses associated with the Company's manufactured fertilizer operations in 1994. The Company estimates that natural gas represents over 50% of the costs and expenses associated with its methanol operations. A significant increase in the price of natural gas that could not be recovered through an increase in nitrogen fertilizer or methanol prices could have a material adverse effect on the Company's profitability and cash flow. The Company's natural gas procurement policy is to fix or cap the price of approximately 40% to 80% of its natural gas requirements for a 12-month period through various supply contracts, financial derivatives and other forward pricing techniques. Depending on market conditions, the Company may also fix or cap the price for natural gas for longer periods of time. In the first quarter of 1995, due to the decline in natural gas prices, the Company extended its forward pricing positions for natural gas. The settlement dates are scheduled to coincide with gas purchases during such future periods. The Company believes that there is sufficient supply to allow stable costs for the foreseeable future and has entered into firm contracts to minimize the risk of interruption or curtailment of natural gas supplies during the heating season. As of March 31, 1995, the Company had fixed prices for approximately 65% of its natural gas requirements for the remainder of 1995, 42% for 1996 and 22% for 1997. Liquidation of these financial derivatives based on March 31, 1995 market prices would have resulted in a loss of $10.0 million.

  Reliable sources for supply of crop inputs at competitive prices are critical to the distribution portion of the Company's business. The Company's sources for fertilizer, agricultural chemicals and seed are typically manufacturers of the products without an internal capability to distribute products to the North American grower.

TRANSPORTATION

  The Company uses several modes of transportation to receive and distribute products to customers and its own locations, including railroad cars, common carrier trucks, barges, common carrier pipelines and Company-owned or leased vehicles. The Company utilizes approximately 100 liquid, dry and anhydrous ammonia fertilizer terminal storage facilities (some of which are in the same locations and some of which are operated by TNLP) in numerous states and in Ontario, Canada. The Company also has varying amounts of warehouse space at each of its farm service centers and has one methanol storage facility in Beaumont, Texas.

  Through Terra Express, Inc. and Terra Express of Oklahoma, Inc., wholly owned truck transportation subsidiaries of Terra International (together, "Terra Express"), the Company provides transportation services to its own facilities and customers as a contract carrier. Terra Express uses approximately 90 owner-operators and 15 Company drivers to deliver fertilizer, crop protection products, seed, feed ingredients and other products to its own facilities and customers. At its manufacturing facilities, Blytheville Formulation Facility and liquid fertilizer storage locations, the Company utilizes railcars as the major method of transportation. All of the Company's approximately 2,000 railcars are leased.

  Purchased natural gas is transported to the Port Neal Facility via an interstate pipeline operating as an open access natural gas transporter. Under a Federal Energy Regulatory Commission order, the Company maintains facilities for direct access to its interstate pipeline shipper; however, the Company has retained its alternative connection to a local utility service to preserve some flexibility. The Company transports purchased natural gas for the Woodward Facility and the Verdigris Facility through an intrastate pipeline that is not an open access carrier; however, the Company is able to transport gas supplies from any in-state source connected to the widespread pipeline system, and has limited access to supplies outside the state. The Canadian Facility utilizes local gas storage service provided by a local utility, and purchased gas is transported from western Canada through the TransCanada Pipeline under various delivery contracts. The Company transports purchased natural gas for the Blytheville Facility through a natural gas pipeline company under an agreement that extends through September 1998.

  For the Beaumont Facility, the Company transports products primarily by marine transport via the Neches River to the Intercoastal Canal and the Gulf of Mexico and via pipeline to selected customers. Access to the wharf and the pipeline used at the Beaumont Facility is provided through agreements with DuPont.

RESEARCH AND DEVELOPMENT

  The Company operates a 70-acre Agronomy Research Station near its Port Neal Facility for program development and product testing, and routinely conducts product evaluation and testing with growers and universities. The Company also develops DF and other chemical formulations for its Riverside(R) product line and for basic chemical products at its Blytheville Formulation Facility.

COMPETITION

  The market for the fertilizer, crop protection products and seed distributed by the Company is highly competitive. In 1994, sales attributable to the Company's farm service centers accounted for less than 10% of total crop production products sold in the U.S. Within the specific market areas served by its farm service centers, however, the Company's share of the market was substantially higher in most instances. The Company's competitors include cooperatives, divisions of diversified agribusiness companies, regional distributors and independent dealers, some of which have substantially greater financial and other resources than the Company. The Company competes in its Distribution business primarily on the basis of providing a comprehensive line of products and by providing what the Company believes to be superior services to growers and dealers as well as on the basis of price.

  Nitrogen fertilizer is a global commodity and customers, including end-users, dealers and other fertilizer producers, base their purchasing decisions principally on the delivered price and availability of the product. The Company competes with a number of U.S. producers, and producers in other countries, including state-owned and government-subsidized entities. Some of the Company's principal competitors may have greater total resources and may be less dependent on earnings from nitrogen fertilizer sales than the Company. Some foreign competitors may have access to lower cost or governmental-subsidized natural gas supplies. The Company believes that it competes with other manufacturers of nitrogen fertilizer on the basis of delivery terms and availability of products as well as on price.

  The methanol industry, like the fertilizer industry, is highly competitive and such competition is based largely on price, reliability and deliverability. The relative cost and availability of natural gas and the efficiency of production facilities are important competitive factors. Significant determinants of a plant's competitive position are the natural gas acquisition and transportation contracts that a plant negotiates with its major suppliers. Domestic competitors for methanol include a number of large integrated petrochemical producers, many of which are better capitalized than the Company. In addition, the production and trade of methanol has become increasingly global, and a number of foreign competitors produce methanol primarily for the export market.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

  The Company's operations are subject to various federal, state and local environmental, safety and health laws and regulations, including laws relating to air quality, hazardous and solid wastes and water quality. The operations of Terra Canada are subject to various federal and provincial regulations regarding such matters, including the Canadian Environmental Protection Act administered by Environment Canada, and the Ontario Environmental Protection Act administered by the Ontario Ministry of the Environment. The Company is also involved in the manufacture, handling, transportation, storage and disposal of materials that are or may be classified as hazardous or toxic by federal, state, provincial or other regulatory agencies. Precautions are taken to reduce the likelihood of accidents involving these materials. If such materials have been or are disposed of at sites that are targeted for investigation and remediation by federal or state regulatory authorities, the Company may be responsible under CERCLA or analogous state laws for all or part of the costs of such investigation and remediation.

  Terra International has been designated as a PRP under CERCLA and its state analogues with respect to various sites. Under such laws, all PRP's may be held jointly and severally liable for the costs of investigation and remediation of an environmentally damaged site regardless of fault or legality of original disposal. After consideration of such factors as the number and levels of financial responsibility of other PRP's, the existence of contractual indemnities, the availability of defenses and the speculative nature of the costs involved, the Company's management believes that its liability with respect to these matters will not be material.

  Certain state regulatory agencies have enacted requirements to provide secondary containment for bulk agricultural chemical storage facilities present at the Company's farm service centers and terminals. It is expected that other states will adopt similar requirements pursuant to federal mandate. The Company has commenced construction of these facilities at its farm service centers and terminals, and estimates that the future cost of complying with these regulations in 1995 and beyond will be approximately $6.5 million.

  With respect to the Verdigris Facility and Blytheville Facility, Freeport-McMoRan Resource Partners, Limited Partnership ("FMRP") (a former owner and operator of such facilities) retains liability for certain environmental matters. With respect to the Beaumont Facility, DuPont retains responsibility for certain environmental costs and liabilities stemming from conditions or operations to the extent such conditions or operations existed or occurred prior to the 1991 disposition by DuPont. The Company does not believe that such environmental costs and liabilities whether or not retained by FMRP or DuPont, will have a material effect on the Company's financial condition or results of operations.

  Insulation and other construction or building materials at certain Company plants contain asbestos. Over 400 suits have been filed by contractors' employees against DuPont based on exposure to asbestos-containing material at the complex in which the Beaumont Facility is located. At least nine of these are directly related to the Beaumont Facility. An estimate of potential liability associated with these suits is not available. DuPont retains responsibility for all claims based on exposure to hazardous materials, including asbestos, occurring prior to the 1991 disposition by DuPont. Although no suit relating to asbestos exposure has been filed against the Company to date, the possibility exists that liability could be incurred in the future for claims based on exposure to asbestos-containing material after such acquisition.

  The Company may be required to install additional air and water quality control equipment, such as low nitrous oxide burners, scrubbers, ammonia sensors and continuous emission monitors, at certain of its facilities in order to maintain compliance with Clean Air Act and Clean Water Act requirements. These equipment requirements are also typically applicable to competitors as well. The Company estimates that the cost of complying with these requirements will total approximately $11 million to $13 million through 1997.

  The Company endeavors to comply (and has incurred substantial costs in connection with such compliance) in all material respects with applicable environmental, safety and health regulations. The Company does not expect its continued compliance with such regulations to have a material adverse effect on its earnings or competitive position.

EMPLOYEES

  The Company had approximately 3,200 full-time employees at December 31, 1994, none of whom were covered by a collective bargaining agreement. In addition, the Company, which annually hires temporary employees on a seasonal basis, hired approximately 1,500 temporary employees during its spring selling season in 1994.

LITIGATION

  Various legal proceedings are pending against the Company and its subsidiaries. Management of the Company considers that the aggregate liability resulting from these proceedings will not be material to the Company.

                                   MANAGEMENT

  Set forth below is certain information with respect to the directors and executive officers of the Company as of March 31, 1995.

      NAME          AGE                        POSITION
      ----          ---                        --------
      Reuben F.      65 Chairman and Director
       Richards
      Burton M.      53 President, Chief Executive Officer and Director
       Joyce
      Michael L.     41 Senior Vice President, Distribution
       Bennett
      John S.        54 Vice President, Human Resources
       Burchfield
      Francis G.     43 Vice President and Chief Financial Officer
       Meyer
      Paula C.       49 Vice President, Corporate and Investor Relations
       Norton
      W. Mark Ro-    47 Executive Vice President (and President of TNC)
       senbury
      Robert E.      43 Vice President, Controller
       Thompson
      George H.      46 Vice President, General Counsel and Corporate Secretary
       Valentine
      Edward G.      62 Director
       Beimfohr
      Carol L.       51 Director
       Brookins
      Edward M.      65 Director
       Carson
      David E.       52 Director
       Fisher
      Basil T. A.    68 Director
       Hone
      Anthony W.     46 Director
       Lea
      John R. Nor-   65 Director
       ton III
      Henry R.       45 Director
       Slack

  Reuben F. Richards has been a director of the Company since 1982. Mr. Richards has served as Chairman since December 1982 and was Chief Executive Officer from December 1982 to May 1991 and President from July 1983 to May 1991. He has been a director of Engelhard Corporation since prior to 1990 and served as Chairman of the Board thereof from May 1985 to December 1994. He has served as Chairman of the Board of Minorco (U.S.A.) Inc. since May 1990 and Chief Executive Officer and President thereof since February 1994.

  Burton M. Joyce has been a director of the Company since 1986. Mr. Joyce has served as President and Chief Executive Officer since May 1991 and served as Executive Vice President and Chief Operating Officer from February 1988 to May 1991.

  Michael L. Bennett has served as Senior Vice President, Distribution of the Company since February 1995. Mr. Bennett has served as Senior Vice President, Distribution of Terra International since October 1994 and served as Vice President, Northern Division from January 1992 to October 1994 and Vice President, Wholesale Fertilizer Division from January 1990 to January 1992.

  John S. Burchfield has served as Vice President, Human Resources of the Company since March 1992. Mr. Burchfield served as Vice President, Human Resources of AON Corporation from January 1989 to November 1991 and Vice President, Human Resources for Denny's International, National Education Corp. and American Hospital Supply Corp. prior thereto.

  Francis G. Meyer has served as Vice President and Chief Financial Officer of the Company since November 1993. Mr. Meyer served as Controller from August 1991 to November 1993. He served as Vice President, Controller of Terra International from June 1986 to August 1991.

  Paula C. Norton has served as Vice President, Corporate and Investor Relations of the Company since February 1995. Ms. Norton served as Director, Corporate Relations from January 1993 to February 1995. She served as Director, Corporate Communication of Universal Foods Corp. prior thereto.

  W. Mark Rosenbury has served as President of TNC since November 1994 and Executive Vice President of the Company since November 1993. Mr. Rosenbury served as Chief Operating Officer of the Company from November 1993 to November 1994. He served as Vice President and Chief Financial Officer from August 1991 to November 1993 and Vice President and Corporate Controller from January 1987 to August 1991.

  Robert E. Thompson has served as Vice President, Controller of the Company since February 1995. Mr. Thompson joined the Company in November 1994. He served as Vice President, Finance and Controller of Ameritech Custom Business Services from April 1993 to June 1994, Controller of Ameritech Services, Inc. from October 1990 to April 1993 and Controller of Ameritech Applied Technologies prior thereto.

  George H. Valentine has served as Vice President, General Counsel and Corporate Secretary of the Company since November 1993. Mr. Valentine served as Assistant General Counsel of Household International, Inc. from February 1986 to November 1993.

  Edward G. Beimfohr has been a director of the Company since 1994. Mr. Beimfohr has been partner in the law firm of Lane & Mittendorf since prior to 1990.

  Carol L. Brookins has been a director of the Company since 1993. Ms. Brookins founded World Perspectives, Incorporated and has served as Chairman and Chief Executive Officer thereof since 1980.

  Edward M. Carson has been a director of the Company since 1983. Mr. Carson has served as Chairman of the Board and Chief Executive Officer of First Interstate Bancorp since June 1990 and served as President thereof from January 1985 to May 1990.

  David E. Fisher has been a director of the Company since 1993. Mr. Fisher has served as Finance Director of Minorco since January 1990.

  Basil T. A. Hone has been a director of the Company since 1986. Mr. Hone was serving as Vice President, Metal Division of Union Carbide Corporation at his retirement in 1984.

  Anthony W. Lea has been a director of the Company since 1994. Mr. Lea has served as Executive Director and a member of the Executive Committee of Minorco since prior to 1990 and served as Joint Managing Director thereof from January 1990 to December 1992.

  John R. Norton III has been a director of the Company since 1993. Mr. Norton has served as Chairman and Chief Executive Officer of J.R. Norton Company since 1972. Between May 1985 and February 1986, Mr. Norton served as a U.S. Deputy Secretary of Agriculture and was not an officer of J. R. Norton Company during that period.

  Henry R. Slack has been a director of the Company since 1983. Mr. Slack has served as Chief Executive of Minorco since December 1992 and President thereof since September 1985.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued under an Indenture, dated as of June 22, 1995 (the "Indenture"), between Terra Industries Inc. (the "Company") and First Trust National Association, as trustee (the "Trustee"), which also governs the Notes. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. On the effective date of this Exchange Offer Registration Statement, the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms shall be incorporated herein by reference, and those terms made a part of the Indenture by the Trust Indenture Act are also incorporated herein by reference. For purposes of the following description, the Exchange Notes and Notes are at times collectively referred to as the "Notes." A copy of the form of Indenture will be made available to holders of Notes upon request, and is filed as an exhibit to this Exchange Offer Registration Statement. See "Available Information."

  The Exchange Notes will be unsecured senior obligations of the Company and will mature on June 15, 2005. The Exchange Notes will be limited to $200 million in aggregate principal amount. Interest on the Exchange Notes is payable semiannually (to Holders of record at the close of business on June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year, commencing December 15, 1995. (Sections 2.01, 2.04 and 2.06). Each Exchange Note will bear interest at the rate per annum shown on the front cover of this Prospectus from the last date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Notes, from the date of original issuance of the Notes. No interest will be paid on the Notes accepted for exchange, and holders of Notes whose Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Notes accrued up to the date of the issuance of the Exchange Notes.

  The Exchange Notes and any Notes that remain outstanding after consummation of the Exchange Offer will be treated as a single class of securities under the Indenture.

RANKING

  The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all senior indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. In addition, the business operations of the Company are conducted substantially through its subsidiaries and, accordingly, the Notes will be effectively subordinated to all existing and future obligations of such subsidiaries. As of March 31, 1995, on a pro forma basis, after giving effect to the Offering and the application of the estimated net proceeds therefrom to repay bank indebtedness of the Company's subsidiaries, the Company would have had $158.8 million in aggregate principal amount of indebtedness outstanding which ranked pari passu in right of payment with the Notes and no indebtedness outstanding which ranked subordinate in right of payment to the Notes and the aggregate principal amount of indebtedness of the Company's subsidiaries would have been approximately $236.1 million (excluding intercompany indebtedness), approximately $192.9 million of which was secured. As of March 31, 1995, the Company's subsidiaries also had trade payables of $301.0 million. The Company's businesses are seasonal and historically the borrowings and other liabilities of the Company and its subsidiaries are greatest in late spring and fall. Amounts payable to holders of SPUs are also effectively senior to the Notes. See "Risk Factors--Holding Company Structure."

OPTIONAL REDEMPTION

  General. The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after June 15, 2000, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the 12-month period beginning June 15 of the years indicated:

                                            REDEMPTION
             YEAR                             PRICE
             ----                           ----------
             2000..........................  105.250%
             2001..........................  102.625%
             2002 and thereafter...........  100.000%

plus accrued and unpaid interest, if any, to the Redemption Date.

  Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided, however, that no Note of $1,000 in original principal amount or less shall be redeemed in part. If any
Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. (Sections 3.03, 3.04 and 3.08)

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. (Section 1.01)

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person became a Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

  "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (a) the net income (or loss) of such Person (other than net income (or loss) attributable to a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period; (b) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to the foregoing clause (a)), the net income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all the property and assets of such Person are acquired by such other Person or any of its Subsidiaries; (c) the net income (or loss) of any Subsidiary of any Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; (d) any gains or losses (on an after-tax basis) attributable to Asset Sales; (e) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary (other than the Partnerships) of such Person owned by Persons other than such Person or any of its Subsidiaries; (f) all extraordinary gains and extraordinary losses; and (g) all noncash charges reducing net income of such Person that relate to stock options or stock appreciation rights and all cash payments reducing net income of such Person that relate to stock options or stock appreciation rights; provided, however, that, solely for the purpose of calculating the Interest Coverage Ratio (and in such case, except to the extent includable pursuant to the foregoing clause
(a)), "Adjusted Consolidated Net Income" of such Person shall include the amount of all cash dividends or other cash distributions received by such Person or any Subsidiary of such Person from an Unrestricted Subsidiary.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (a) an investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged or consolidated with the Company or any of its Subsidiaries; or (b) an acquisition by the Company or any of its Subsidiaries of the assets of any Person other than the Company or any of its Subsidiaries that constitutes substantially all of a division or line of business of such Person.

  "Asset Disposition" means the sale or other disposition by the Company or any of its Subsidiaries (other than to the Company or another Subsidiary of the Company) of (a) all or substantially all the Capital Stock of any Subsidiary of the Company or (b) all or substantially all the assets that constitute a division or line of business of the Company or any of its Subsidiaries.

  "Asset Sale" means, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries of (a) all or any of the Capital Stock of any Subsidiary of such Person; (b) all or substantially all the assets of an operating unit or business of such Person or any of its Subsidiaries; or (c) any other assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the assets of the Company; provided, however, that, for purposes of determining the restrictions under the "Limitation on Asset Sales" covenant described below, sales, transfers or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of "Asset Sale."

  "Attributable Indebtedness" means, when used in connection with a sale-leaseback transaction referred to in the "Limitation on Sale-Leaseback Transactions" covenant described below, at any date of determination, the product of (a) the net proceeds from such sale-leaseback transaction, and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation, and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

  "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the product of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by (ii) the amount of such principal payment, by (b) the sum of all such principal payments.

  "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized or obligated by law to be closed.

  "Canadian Credit Agreement" means the Revolving Term Credit Facility dated as of April 2, 1993, as amended, between Terra Canada and The Bank of Nova Scotia (or any successors thereto), together with all the other documents related thereto (including, without limitation, any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount thereof in accordance with the limitations in the Indenture and any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company) all or any portion of the Indebtedness under such agreements or any successor agreements.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's capital stock or equity interests in a partnership, joint venture, limited liability company or other equity that is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) the discounted present value of the rental obligations of such Person as lessee of which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

  "Change of Control" means such time as (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Minorco or any of its Affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of the Company; or (b) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the board of directors of the Company then still in office who either were members of the board of directors of the Company at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Company then in office.

  "Closing Date" means the date on which the Notes are originally issued under the Indenture.

  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, or common equity interests in a partnership, including, without limitation, all series and classes of such common stock, all the Common Units and the general partnership interests in the Partnerships.

  "Common Unit" means a Common Unit as defined in the TNCLP Limited Partnership Agreement.

  "Consolidated EBITDA" means, with respect to any Person for any period, the sum of the amounts for such period of (a) Adjusted Consolidated Net Income, (b) Consolidated Interest Expense, (c) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (d) depreciation expense, (e) amortization expense, (f) minority interest and (g) all other noncash items reducing Adjusted Consolidated Net Income, less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided, however, that, if a Person has any Subsidiary (other than the Partnerships) that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced (to the extent not otherwise excluded by the definition of Adjusted Consolidated Net Income) by an amount equal to (i) the Adjusted Consolidated Net Income of such Subsidiary multiplied by (ii) the quotient of (A) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by (B) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period; and provided further, however, that Consolidated EBITDA of such Person shall be reduced by amounts paid as distributions on limited partnership interests of either Partnership owned by Persons other than the Company or any of its Subsidiaries.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation (excluding, without limitation, amounts deferred by trade creditors until the occurrence of certain events) calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed by such Person) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated Subsidiaries during such period; excluding, however, (a) any amount of such interest of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (c) of the proviso in the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (c) of the proviso in the definition thereof) and (b) any premiums, fees and expenses (and any amortization thereof) payable in connection with the recapitalization of the Company consummated in 1994, the Company's proposal to acquire all of the outstanding Senior Preference Units which was terminated in May 1995 and the Company's open market purchase program for up to five million Senior Preference Units approved in May 1995, all as determined on a consolidated basis in conformity with GAAP.

  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (a) all current liabilities of the Company and its consolidated Subsidiaries (excluding intercompany items) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available quarterly or year-end consolidated balance sheet of the Company and its consolidated Subsidiaries, prepared in conformity with GAAP.

  "Consolidated Net Worth" means, at any date of determination, shareholders' equity as set forth on the most recently available quarterly or year-end consolidated balance sheet of the Company and its consolidated Subsidiaries, less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any Subsidiary of the Company, each item to be determined in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Credit Agreements" means the Terra Credit Agreement and the Canadian Credit Agreement.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

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

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants described below and with other provisions of the Indenture shall be made without giving effect to (a) the amortization of any expenses incurred in connection with the recapitalization of the Company consummated in 1994, the Company's proposal to acquire all of the outstanding Senior Preference Units which was terminated in May 1995 and the Company's open market purchase program for up to five million Senior Preference Units approved in May 1995; and (b) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Holder" or "Securityholder" means the registered holder of any Note.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or in kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money;
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of letters of credit, banker's acceptances, or other similar instruments (including reimbursement obligations with respect thereto); (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables; (e) all obligations of such Person as lessee under Capitalized Leases; (f) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided, however, that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness;
(g) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; (h) all obligations in respect of borrowed money under the Credit Agreements and any Guarantees thereof; (i) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements; and (j) any Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability determined by such Person's board of directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such

Indebtedness at such time as determined in conformity with GAAP; and provided further, however, that Indebtedness shall not include (x) any liability for Federal, state, local or other taxes, (y) obligations of the Company or any of its Restricted Subsidiaries pursuant to Receivables Programs, or (z) obligations of the Company or any of its Restricted Subsidiaries pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of inventory at a time in the future.

  "Interest Coverage Ratio" means, with respect to any Person on any Transaction Date, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial statements in respect thereof are available immediately prior to such Transaction Date to (y) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation (which shall be made without duplication), (a) pro forma effect shall be given to (i) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (x) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) on the last day of such period), (ii) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date (with Indebtedness Incurred under a revolving credit or similar arrangement calculated as described in clause (c) below), and (iii) any Indebtedness to be Incurred on the Transaction Date (excluding Indebtedness to be Incurred under a revolving credit or similar arrangement in connection with an acquisition to the extent that Indebtedness under a revolving credit or similar arrangement was theretofore repaid with the proceeds of an offering of Capital Stock (other than Redeemable Stock) in which it was contemplated that the amount of such repayment would later be Incurred in connection with such acquisition), in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (b) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the average borrowing rate in effect during such four-fiscal-quarter period (taking into account any Interest Rate Agreement applicable to such Indebtedness) had been the applicable rate for the entire period; (c) Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit or similar facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, as adjusted to eliminate the effects of any temporary repayment of such Indebtedness from proceeds of an offering of Capital Stock (other than Redeemable Stock) later applied to an acquisition as described in clause
(a)(iii) above; (d) there shall be excluded on a pro forma basis from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (b)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date; (e) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period; (f) with respect to any such four-fiscal-quarter period commencing prior to the Closing Date, the Closing Date shall be deemed to have taken place on the first day of such period; and (g) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary of the Company or has been merged with or into the Company or any Subsidiary of the Company during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have been Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of the Company as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided, however, that, to the extent that clause (e) or (g) of this sentence requires that pro forma effect be given to an Asset Acquisition or an Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired for which financial statements are available.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, any other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (a) the designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed an "Investment" by the Company in such newly designated Unrestricted Subsidiary in an amount (the "Investment Amount") equal to the fair market value of the assets of such Subsidiary that are required to be reflected on such Subsidiary's balance sheet in accordance with GAAP, less the total liabilities of such Subsidiary that are required to be reflected on such Subsidiary's balance sheet in accordance with GAAP, in each case on a consolidated basis, at the time that such Subsidiary is designated an Unrestricted Subsidiary, (b) the designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed a reduction of Investments by the Company in Unrestricted Subsidiaries in an amount equal to the Investment Amount with respect to such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (c) any property, other than cash or services, transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, with such value to be determined by the Board of Directors in good faith (whose determination shall be conclusive and evidenced by a Board Resolution) in any case in which the value of the properties transferred individually or in a series of related transactions exceeds $10 million.

  "Junior Preference Unit" means a Junior Preference Units as defined in the TNCLP Limited Partnership Agreement.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

  "Limited Partnership Agreement" means either the TNCLP Limited Partnership Agreement or the TNLP Limited Partnership Agreement.

  "Minorco" means Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole; (c) payments made to repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale; and (d) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

  "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) that is not a Capitalized Lease.

  "Partnership" means either TNCLP or TNLP.

  "Permitted Distribution" means (a) the declaration and payment of any dividend or distribution by either Partnership on any of the Capital Stock of either thereof pursuant to the terms of either Limited Partnership Agreement; or (b) the purchase, redemption, retirement or other acquisition for value of outstanding Senior Preference Units, Junior Preference Units or Common Units (or any successor equity interest of either Partnership or any successor limited partnership, including any such equity interest received upon conversion or exchange of any Senior Preference Unit, Junior Preference Unit or Common Unit).

  "Permitted Investment" means (a) the making of an Investment by the Company or any Restricted Subsidiary (other than the general partner of the Partnerships) in a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Company, so long as such Investment is for a valid business purpose and not for the primary purpose of making distributions on the Senior Preference Units from the proceeds of such Investment to any Person other than the Company or any of its Restricted Subsidiaries (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); (b) the making of an Investment by the general partner of either Partnership in either thereof; or (c) the making of an Investment by one Partnership in the other Partnership.

  "Permitted Liens" means (a) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (b) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (d) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, governmental contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (e) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries; (f) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Closing Date; provided, however, that (i) such Lien is created solely for the purpose of securing Indebtedness Incurred (A) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (B) to refinance any Indebtedness previously so secured, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (g) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or any of its Subsidiaries; (h) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or any of its Subsidiaries relating to such property or assets; (i) any interest or title of a lessor in the property subject to any Capitalized Lease or Operating Lease; provided, however, that any sale-leaseback transaction related thereto complies with the "Limitation on Sale-Leaseback Transactions" covenant described below; (j) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (k) Liens on property of, or on Capital Stock or Indebtedness of, any entity existing at the time such entity becomes, or becomes a part of, any Restricted Subsidiary; (l) Liens in favor of the Company or any Restricted Subsidiary; (m) Liens securing any real property or other assets of the Company or any Subsidiary of the Company in favor of the United States of America or any State, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or of any equipment or other property designed primarily for the purpose of air or water pollution control; provided, however, that any such Lien on such facilities, equipment or other property shall not apply to any other assets of the Company or such Subsidiary of the Company; (n) Liens arising from the rendering of a final judgment or order against the Company or any Subsidiary of the Company that does not give rise to an Event of Default; (o) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Credit Agreements, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities; (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Subsidiaries prior to the Closing Date; and (s) Liens on or sales of receivables and other Liens reasonably related to a Receivables Program.

  "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Plan" means any employee benefit plan, pension plan, management equity plan, stock option plan or similar plan or arrangement of the Company or any Subsidiary of the Company, or any successor plan thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of such Person's preferred or preference stock, or preference equity interests in a partnership, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock, all the Senior Preference Units and all the Junior Preference Units.

  "Principal Property" means any real property (including related fixtures), plant or equipment owned or leased by the Company or any Restricted Subsidiary, other than real property, plant or equipment that, in the good faith determination of the Board of Directors (whose determination shall be conclusive and evidenced by a Board Resolution), is not of material importance to the respective businesses conducted by the Company or any Restricted Subsidiary as of the date of such determination; provided, however, that, unless otherwise specified by the Board of Directors, any real property (including related fixtures), plant or equipment with a fair market value of less than $5 million shall not be a "Principal Property."

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

  "Receivables Program" means, with respect to any Person, obligations of such Person or its Subsidiaries pursuant to accounts or notes receivable securitization programs and any extension, renewal, modification or replacement of such programs, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such programs or any successor agreement or agreements.

  "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (a) required to be redeemed prior to the Stated Maturity of the Notes, (b) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (c) convertible into or exchangeable for Capital Stock referred to in clause (a) or (b) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Senior Preference Units" means a Senior Preference Unit as defined in the TNCLP Limited Partnership Agreement.

  "Significant Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company; or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, in each case as reflected on the most recently available quarterly or year end consolidated financial statements of the Company for such fiscal year.

  "Stated Maturity" means, (a) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (b) with respect to any scheduled installment of principal or interest on any debt security, the date specified in such security as the fixed date on which such installment of principal or interest is due and payable.

  "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by such Person and one or more other Subsidiaries of such Person, and any partnership, association, joint venture, limited liability company or other entity in which the Company or one or more other Subsidiaries of the Company, or such Person and one or more other Subsidiaries of such Person, owns a general partnership interest or more than 50% of the equity interests; provided, however, that, except as the term "Subsidiary" is used in the definitions of "Significant Subsidiary" and "Unrestricted Subsidiary," an Unrestricted Subsidiary shall not be deemed to be a direct or indirect Subsidiary of the Company for purposes of the Indenture.

  "Terra Canada" means Terra International (Canada) Inc., an Ontario corporation, and its successors.

  "Terra Capital" means Terra Capital, Inc., a Delaware corporation, and its successors.

  "Terra Credit Agreement" means the Amended and Restated Credit Agreement dated as of May 12, 1995, among Terra Capital, TNLP, certain guarantors, the issuing banks and the lenders and the agent named therein (or any successors thereto), together with all the other documents related thereto (including, without limitation, any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount thereof in accordance with the limitations of the Indenture and any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements.

  "TNC" means Terra Nitrogen Corporation, a Delaware corporation, and its successors.

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

  "TNCLP" means Terra Nitrogen Company, L.P., a Delaware limited partnership, and its successors.

  "TNCLP Limited Partnership Agreement" means the Agreement of Limited Partnership of Terra Nitrogen Company, L.P. (formerly Agricultural Minerals Company, L.P.), dated as of December 4, 1991, among TNC (formerly Agricultural Minerals Corporation), the Company and any other persons who become partners in TNCLP as provided therein, as such agreement may be amended, supplemented, or otherwise modified from time to time as permitted by the Indenture.

  "TNLP" means Terra Nitrogen, Limited Partnership, a Delaware limited partnership, and its successors.

  "TNLP Limited Partnership Agreement" means the Agreement of Limited Partnership of Terra Nitrogen, Limited Partnership, dated as of December 4, 1991, among TNC (formerly Agricultural Minerals Corporation), the Company and TNCLP (formerly Agricultural Minerals Company, L.P.) as such agreement may be amended, supplemented or otherwise modified from time to time as permitted by the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and shall specifically include amounts owed to but deferred by trade creditors until the occurrence of certain events.

  "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" means (a) any Subsidiary of the Company that, at the time of determination, shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (b) any Subsidiary of an Unrestricted Subsidiary; provided that, in case of clauses (a) and (b), neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantees of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary, except to the extent that the Company and its Restricted Subsidiaries would otherwise, in each case, be permitted to make a Restricted Payment pursuant to, or an Investment in such Subsidiary permitted by, the "Limitation on Restricted Payments" covenant. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (i) the Subsidiary to be so designated has total assets of $1,000 or less at the time of designation or (ii) if such Subsidiary has assets greater than $1,000 at the time of designation, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Event of Default, or event that after notice or passage of time or both would become an Event of Default, shall have occurred and be continuing. All such designations by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other governing body of such Person, or any general partnership interest in any partnership.

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

  "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person if all the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

COVENANTS

 Limitation on Indebtedness

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company would be greater than 2:1x.

  Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur each and all of the following: (a)(i) Indebtedness outstanding at any time under any term loan portion of the Credit Agreements; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time under this clause (a)(i) shall not exceed $300 million, (ii) Indebtedness outstanding at any time under any revolving credit facility under the Credit Agreements or under any other revolving credit or similar arrangements; provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time under this clause (a)(ii) shall not exceed the greater of (x) $250 million and (y) the sum of 75% of the Company's and its Restricted Subsidiaries' accounts and notes receivables and 40% of the Company's and its Restricted Subsidiaries' inventory (based on the average accounts and notes receivables (excluding, without duplication, accounts and notes receivables subject to a Receivables Program) and inventory over the last twelve months preceding the date of incurrence), and (iii) additional Indebtedness outstanding at any time in an aggregate principal amount not to exceed $50 million; (b) Indebtedness of the Company to any of its Restricted Subsidiaries, or of a Restricted Subsidiary to the Company or to any other Restricted Subsidiary; (c) Indebtedness the net proceeds of which are used to refinance outstanding Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clause (a), (d) or (e) and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance the Notes or other Indebtedness of the Company that is subordinated in right of payment to the Notes shall only be permitted under this clause (c) if (i) in case the Notes are refinanced in part, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made pari passu with, or subordinate in right of payment to, the Notes, (ii) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and (iii) in case the Notes are refinanced in part or the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Notes and the Average Life of such Indebtedness is six months greater than the remaining time before the Stated Maturity of the Notes; and provided further, however, that in no event may Indebtedness of the Company that is pari passu with, or subordinated in right of payment to, the Notes be refinanced by means of Indebtedness of any Restricted Subsidiary of the Company pursuant to this clause (c); (d) Indebtedness directly or indirectly Incurred to finance capital expenditures of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $10 million in any fiscal year of the Company, and any refinancing of any such Indebtedness; provided, however, that the amount of the Indebtedness that may be Incurred in any fiscal year of the Company pursuant to this clause (d) shall be increased by the amount of Indebtedness that could have been Incurred in the prior fiscal year (including by reason of this proviso) of the Company pursuant to

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

this clause (d) but was not so Incurred; (e) Indebtedness of the Company outstanding at any time in an aggregate amount not to exceed $20 million; provided, however, that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (i) is expressly made subordinate in right of payment to the Notes, and (ii) provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company (including, without limitation, at the option of the holder thereof, other than an option given to such holder pursuant to an "asset sale" or "change of control" provision that is no more favorable (except with respect to any premium payable) to the holders of such Indebtedness than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants described below and such Indebtedness specifically provides that the Company will not repurchase or redeem such Indebtedness pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company under the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants) at any time prior to the Stated Maturity of the Notes; (f) Indebtedness Incurred by the Company in connection with the purchase, redemption, acquisition, cancelation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities, or the satisfaction of put, call, liquidity or other similar rights with respect to any such securities, held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their permitted transferees) or by any Plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such Plan or any other agreement under which such shares of stock or related rights were issued or otherwise exist; provided, however, that (i) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Notes, (ii) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company at any time prior to the Stated Maturity of the Notes, and (iii) the scheduled maturity of all principal of such Indebtedness is after the Stated Maturity of the Notes; and provided further, however, that any such Indebtedness may provide for payment or prepayment of principal and interest which when aggregated with all principal and interest payable or prepayable on all other such Indebtedness (plus all cash payments permitted to be made under clause (c) of the second paragraph of the "Limitation on Restricted Payments" covenant) does not exceed $10 million in any fiscal year; (g) Indebtedness (i) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of business, (ii) under Currency Agreements and Interest Rate Agreements; provided, however, that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, and (iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary of the Company pursuant to such agreements, in any case Incurred in connection with the acquisition or disposition of any business, assets or Subsidiary of the Company, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of the Company for the purpose of financing such acquisition; (h) Indebtedness under Guarantees Incurred by the Company or any of its Restricted Subsidiaries in respect of obligations of Unrestricted Subsidiaries outstanding at any time in an aggregate amount not to exceed $5 million; (i) Indebtedness of the Company or any of its Restricted Subsidiaries the net proceeds of which are used to pay Federal, state or local taxes arising as a result of any recharacterization of either Partnership as an association taxable as a corporation; (j) Acquired Indebtedness; provided, however, that, at the time of the Incurrence thereof, after giving pro forma effect to such Incurrence, the Company could Incur at least $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant and refinancings of any thereof; provided, however, that such refinancing Indebtedness may not be Incurred by any Person other than the Company or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness; and (k) Indebtedness outstanding or as to which commitments are in place on the date of the Indenture other than Indebtedness described in clause (a)(i) or (ii) above.

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

  Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, (a) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies; (b) the Company shall not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Notes at least to the extent it is subordinated to such other Indebtedness; and (c) upon any refinancing of any Indebtedness permitted to be Incurred under clause (c) or clause (j) of the second paragraph of this "Limitation on Indebtedness" covenant, the amount of Indebtedness permitted to be Incurred pursuant to such clause shall be increased by the amount of premiums, fees and expenses incurred in connection with such refinancing and by the amount of accrued interest on such Indebtedness at the time of such refinancing.

  For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, the following amounts shall not be included: (a) Guarantees of, contingent obligations (including obligations of a general partner for liabilities of a partnership) with respect to, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount; and (b) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph of the "Limitation on Liens" covenant. For purposes of determining compliance with this "Limitation of Indebtedness" covenant, (a) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; (b) Indebtedness permitted under this "Limitation on Indebtedness" covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this "Limitation on Indebtedness" covenant permitting such Indebtedness; and (c) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. (Section 4.03)

 Limitation on Restricted Payments

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (a) declare or pay any dividend or make any distribution on its Capital Stock (other than (i) on the Capital Stock of Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Company, and (ii) dividends or distributions payable solely in shares of its, or any Restricted Subsidiary's, Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (b) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company, any Restricted Subsidiary or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (c) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, (d) make any Investment in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Company, other than a Permitted Investment, or
(e) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (a) through (e) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (i) an Event of Default or event that, after notice or passage of time or both, would become an Event of Default, shall have occurred and be continuing, (ii) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or (iii) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Closing Date shall exceed the sum of
(A) 50% of the aggregate

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

amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of the Company (determined by excluding income resulting from the transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 1995 and ending on the last day of the last fiscal quarter preceding the Transaction Date, plus (B) the aggregate net proceeds (including the fair market value of noncash proceeds as determined in good faith by the Board of Directors) received by the Company or any of its Restricted Subsidiaries from any issuance and sale permitted by the Indenture of its Capital Stock (not including Redeemable Stock) to a Person that is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of the Company or any of its Restricted Subsidiaries subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company or any of its Restricted Subsidiaries (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus (C) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries (other than Unrestricted Subsidiaries so designated pursuant to clause (g) of the second paragraph of this "Limitation on Restricted Payments" covenant and other than Investments made in Unrestricted Subsidiaries pursuant to such clause (g)) resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, plus (D) $25 million.

  The foregoing provision shall not take into account, and shall not be violated by reason of: (a) the payment of any dividend within 120 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing provision; (b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of Indebtedness Incurred under the first paragraph of the "Limitation on Indebtedness" covenant or clause (c) or (e) of the second paragraph of the "Limitation on Indebtedness" covenant;
(c) the repurchase, redemption, acquisition, cancelation or other retirement for value of shares of Capital Stock of the Company, any Restricted Subsidiary or any Unrestricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities, or the satisfaction of put, call, liquidity or other similar rights with respect to any such securities, held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their permitted transferees) or by any Plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such Plan or any other agreement under which such shares of stock or related rights were issued or otherwise exist; provided, however, that the aggregate cash payment made for all such repurchases, redemptions, acquisitions, cancellations, retirements or other satisfactions of or with respect to such shares, options or other rights after the Closing Date (plus payments or prepayments of principal and interest permitted on Indebtedness Incurred under clause (f) of the second paragraph of the "Limitation on Indebtedness" covenant) does not exceed $10 million in any fiscal year and that any consideration in excess of such $10 million is in the form of Indebtedness that would be permitted to be Incurred under clause (f) of the second paragraph of the "Limitation on Indebtedness" covenant; (d) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock); (e) the repurchase, redemption, retirement or other acquisition of Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the net proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock); (f) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company; (g) the making of (i) up to $10 million of Investments in Unrestricted Subsidiaries plus the amount of any reduction in such

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Investments in such Unrestricted Subsidiaries made pursuant to this clause (g)
resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary pursuant to this clause (g), (ii) Investments in the Company, Unrestricted Subsidiaries or Restricted Subsidiaries with the proceeds of any sale of Capital Stock of the Company or (in the case of Investments in the Company or any Restricted Subsidiaries) of any Restricted Subsidiary permitted by the Indenture, and (iii) Investments in Unrestricted Subsidiaries in the form of loans or advances from the Company or any Restricted Subsidiary representing capitalized labor costs for services performed by the Company or any Restricted Subsidiary to such Unrestricted Subsidiaries in the ordinary course of business; (h) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders' rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided, however, that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this "Limitation on Restricted Payments" covenant (all as determined in good faith by the Board of Directors); (i) any Permitted Distribution; (j) payments by the Company or any Restricted Subsidiary in respect of Indebtedness of the Company or any Restricted Subsidiary owed to the Company or another Restricted Subsidiary; (k) the application of proceeds as provided in the "Limitation on Asset Sales" covenant; or (l) the application of proceeds as provided in clause (c) of the "Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" covenant; and provided, however, that, in the case of clauses (b), (c) (except with respect to the Incurrence of Indebtedness complying with the first proviso of clause (f) of the second paragraph of the "Limitation on Indebtedness" covenant), (d), (e), (f) (other than with respect to either Partnership), or (g) (other than Investments in Unrestricted Subsidiaries any of the Capital Stock of which is held by either Partnership, the general partner of either thereof or any Unrestricted Subsidiary of either Partnership), no Event of Default, or event that after notice or passage of time or both would become an Event of Default, shall have occurred and be continuing or shall occur as a consequence thereof. (Section 4.04)

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;
(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary; (c) make loans or advances to the Company or any other Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provision shall not restrict or prohibit any encumbrances or restrictions existing: (a) in the Credit Agreements or in any other agreements in effect on the Closing Date, including extensions, refinancings, renewals or replacements thereof; provided; however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (b) under any Receivables Program or any other agreement providing for the Incurrence of Indebtedness; provided, however, that the encumbrances and restrictions in any such agreement are no less favorable in any material respect to the Holders than those encumbrances and restrictions contained in the agreement referred to in clause (a) above that is least favorable to the Holders as of the Closing Date; (c) under or by reason of applicable law; (d) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary that existed at the time of such acquisition and were not created in connection with or in contemplation of such acquisition, so long as

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

such encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (e) in the case of clause (d) of the first paragraph of the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or asset, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (iii) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of property or assets of the Company or any Restricted Subsidiary; (f) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (g) in either Limited Partnership Agreement. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (x) entering into any agreement permitting the Incurrence of Liens otherwise permitted in the "Limitation on Liens" covenant or (y) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. (Section 4.05)

 Limitation on the Issuance of Capital Stock of Restricted Subsidiaries

  Under the terms of the Indenture, the Company will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (a) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company; (b) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; (c) if the Net Cash Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to the "Limitation on Asset Sales" covenant; (d) in the case of TNLP, to TNCLP; or
(e) in the case of either Partnership, as otherwise permitted by either Limited Partnership Agreement, so long as any such issuance or sale is for a valid business purpose and not for the primary purpose of making distributions on the Senior Preference Units from the Net Cash Proceeds of such issuance or sale to any Person other than the Company or any of its Restricted Subsidiaries (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution). (Section 4.06)

 Limitation on Transactions with Shareholders and Affiliates

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate of such a holder.

  The foregoing limitation does not limit, and shall not apply to, (a) any transaction or series of related transactions (i) approved by a majority of the disinterested members of the Board of Directors or (ii) for which the Company or Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (b) any transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (c) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(d) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (e) any payments or other transactions pursuant to any tax sharing agreement between the Company or any Restricted Subsidiary and any other

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Person with which the Company or such Restricted Subsidiary is required or permitted to file a consolidated tax return or with which the Company or such Restricted Subsidiary is or could be part of a consolidated group for tax purposes; (f) any transaction between the Company or any Restricted Subsidiary and any holder of any Senior Preference Units (or any Affiliate thereof) that would be restricted by this "Limitation on Transactions with Shareholders and Affiliates" covenant as a result of such holder's ownership of Senior Preference Units, Junior Preference Units or Common Units; or (g) the provision of management, financial and operational services by the Company and its Subsidiaries to Affiliates of the Company in which the Company or its Subsidiaries have Investments and the payment of compensation for such services; provided, however, that the Board of Directors has determined that the provision of such services is in the best interests of the Company and its Subsidiaries. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant the aggregate amount of which does not exceed $3 million in value need not be approved in the manner provided for in clause (a) of this paragraph. (Section 4.07)

 Limitation on Liens

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the "Limitation on Sale-Leaseback Transactions" covenant, does not exceed 10% of Consolidated Net Tangible Assets.

  The foregoing limitation does not apply to, and any computation of Indebtedness secured under such limitation shall exclude, (a) Liens securing obligations under the Credit Agreements up to the amount of Indebtedness permitted to be Incurred under clause (a) of the second paragraph of the "Limitation on Indebtedness" covenant; (b) other Liens existing on the Closing Date; (c) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof); (d) Receivables Programs; (e) Liens securing Indebtedness (other than subordinated Indebtedness) Incurred under clause (g) of the second paragraph of the "Limitation on Indebtedness" covenant; (f) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses (a) through (e) above; provided, however, that the amount of Indebtedness secured by such Lien is not increased thereby (except to the extent that Indebtedness under clause (a) above is increased to the maximum amount permitted to be outstanding under clause (a) of the second paragraph of the "Limitation on Indebtedness" covenant); and provided further, however, that the extension, renewal or refinancing of Indebtedness of the Company may not be secured by Liens on assets of any Restricted Subsidiary other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary; (g) Liens with respect to Acquired Indebtedness and refinancings thereof permitted under clause (j) of the second paragraph of the "Limitation on Indebtedness" covenant; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets of the Subsidiary acquired; or (h) Permitted Liens. (Section 4.08)

 Limitation on Sale-Leaseback Transactions

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured by Liens on Principal Properties (excluding secured Indebtedness that is excluded as described in the "Limitation on Liens" covenant) does not exceed 10% of Consolidated Net Tangible Assets.

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

  The foregoing restriction does not apply to, and any computation of Attributable Indebtedness under such limitation shall exclude, any sale-leaseback transaction if: (a) the lease is for a period, including renewal rights, of not in excess of three years; (b) the sale or transfer of the Principal Property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of construction thereof; (c) the lease secures or relates to industrial revenue or pollution control bonds; (d) the transaction is between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; or (e) the Company or such Restricted Subsidiary, within 12 months (24 months in the case of sales of plants or facilities) after the sale of any Principal Property is completed, applies an amount not less than the net proceeds received from such sale to the retirement of unsubordinated Indebtedness, to Indebtedness of a Restricted Subsidiary, or to the purchase of other property that will constitute a Principal Property or improvements thereto, or, in the case of either Partnership, to such investment, reinvestment or other use as shall be permitted or required by either Limited Partnership Agreement. (Section 4.09)

 Limitation on Asset Sales

  Under the terms of the Indenture, in the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary) exceed 10% of Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared), then the Company will, or will cause such Restricted Subsidiary to, (a) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared) (i) apply an amount equal to such excess Net Cash Proceeds, or the amount not applied pursuant to clause (ii) or
(iii), to repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries; (ii) invest an equal amount, or the amount not applied pursuant to clause (i) or (iii) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets that are of a nature or type or are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Subsidiaries existing on the date thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); or
(iii) in the case of either Partnership, apply an equal amount, or the amount not applied pursuant to clause (i) or (ii), to such investment, reinvestment or other use as shall be permitted or required by either Limited Partnership Agreement, and (b) apply such excess Net Cash Proceeds (to the extent not applied pursuant to clause (a)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause
(i), (ii) or (iii) of the next preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

  The Company will commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (a) that the Excess Proceeds offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis; (b) the purchase

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

price and that date of purchase (which shall be a Business Day no earlier than 30 days nor later than 40 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (c) that any Note not tendered will continue to accrue interest pursuant to its terms; (d) that, unless there shall be a default in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on the Excess Proceeds Payment Date; (e) that Holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note or comparable form completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (g) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

  On the Excess Proceeds Payment Date, the Company will (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant of the Excess Proceeds Offer; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee will promptly (i) authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the certificated Note surrendered and (ii) make arrangements with DTC to reflect on DTC's records Notes in book-entry form equal in principal amount to any unpurchased portion of the Global Note; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above. The Company may modify any of the foregoing provisions of this "Limitation on Asset Sales" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 4.10)

 Repurchase of Notes upon Change of Control

  Upon the occurrence of a Change of Control, each Holder shall have the right to require the repurchase of its Notes by the Company in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the "Change of Control Payment").

  Within 45 days following any Change of Control, the Company shall mail a notice to the Trustee and each Holder stating: (a) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (b) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (c) that any Note not tendered will continue to accrue interest pursuant to its terms; (d) that, unless there shall be a default in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change

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of Control Payment Date; (e) that Holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note or comparable form completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (g) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

  On the Change of Control Payment Date, the Company will: (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee will (i) promptly authenticate and mail to such Holders a new certificated Note equal in principal amount to any unpurchased portion of the Note surrendered and (ii) make arrangements with DTC to reflect on DTC's records Notes in book-entry form equal in principal amount to any unpurchased portion of the Global Note; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon Change of Control" covenant, the Trustee shall act as Paying Agent. The failure of the Company to make or consummate a Change of Control Offer or pay the Change of Control Payment when due will give the Trustee and the Holders of the Notes the rights described under "--Events of Default."

  None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of the Company. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Notes that the Company is required to redeem or sufficient funds to fulfill other obligations arising from such Change of Control, including any required redemption of the 10 3/4% Notes. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance, however, that the Company would be able to obtain such financing.

  Under the present terms of the Terra Credit Agreement, the Company would be required to obtain a consent from the lenders thereunder to incur any Indebtedness to repurchase Notes pursuant to a Change of Control Offer. In addition, the Company's ability to repurchase Notes may be limited by other then-existing borrowing agreements. There can be no assurance that the Company will be able to obtain a consent or a waiver of any such limitation. A Change of Control may result in an event of default under the Terra Credit Agreement and permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable. The rights of the Holders to receive the Change of Control Payment for the Notes or any other amount due on the Notes is effectively subordinated to the holders of Indebtedness of the Company's subsidiaries. See "Ranking."

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that a Change of Control occurs under this "Repurchase of Notes upon Change of Control" covenant and the Company is required to repurchase Notes as described above. The Company may modify any of the foregoing provisions

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of this "Repurchase of Notes upon Change of Control" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 4.11)

 Amendments to Limited Partnership Agreements

  Under the terms of the Indenture, the Company will not permit the general partner of either Partnership to make or propose any amendment, supplement or other modification to either Limited Partnership Agreement that would have a material adverse effect on the interests of the Holders, except as shall be required by either Limited Partnership Agreement. (Section 4.16)

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the Indenture:
(a) the Company defaults in the payment of the principal of, or premium, if any, on, any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) the Company defaults in the payment of interest on any Note when the same is due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) there occurs with respect to any issue or issues of Indebtedness of the Company and/or one or more Significant Subsidiaries having an outstanding principal amount of $10 million or more in the aggregate, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder or holders thereof, or representatives of such holder or holders, to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all the property and assets of the Company or any Significant Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (g) the Company or any Significant Subsidiary
(i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all the property and assets of the Company or any Significant Subsidiary or (iii) effects any general assignment for the benefit of creditors; (h) the Company and/or one or more Significant Subsidiaries fails to make (i) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $10 million or more or (ii) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $10 million or more and, in the case of clause (i), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause (ii), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes the amount described in clause (ii) to exceed $10 million; or (i) the nonpayment of any two or more items of Indebtedness that would constitute at the time of such nonpayments, but for the individual amounts of such Indebtedness, an Event of

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Default under clause (d) or clause (h) above, or both, and which items of
Indebtedness aggregate $10 million or more. (Section 6.01)

  If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of the Holders will, declare the entire unpaid principal of, premium, if any, and accrued interest on, the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall become and be immediately due and payable without presentment, demand, protest or further notice or act (all of which are expressly waived by the Company). In the event of a declaration of acceleration because an Event of Default set forth in Clause (d) or (h) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) or
(h) shall be remedied, cured by the Company and/or such Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to the Company, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding shall become and be immediately due and payable automatically, without any declaration, presentment, demand, protest, notice or other act on the part of the Trustee or any Holder (all of which are expressly waived by the Company). The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults or events that, after the passage of time or the giving of notice or both, would be an Event of Default and rescind and annul a declaration of acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 6.02) For information as to the waiver of defaults, see "Modification and Waiver."

  The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction. (Section 6.05) A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (a) the Holder gives the Trustee written notice of a continuing Event of Default; (b) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (c) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. (Section 6.06) However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Holder's Note or to bring suit for the enforcement of any such payment, on or after the respective due dates expressed in the Notes, which rights shall not be impaired or affected without the consent of the Holder. (Section 6.07) The Holders and the Trustee may exercise their rights and remedies under the Indenture and under the Notes against the capital stock of TNC or the assets of TNC and its subsidiaries only in a manner consistent with the fiduciary obligations of TNC and the Company associated with the general partnership interests in the Partnerships (including, without limitation, the interests of the Partnerships and the partners thereof); provided that the foregoing shall not require the Holders or the Trustee to take any action with respect to any other assets of the Company. (Section 6.03)

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company

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

and its subsidiaries and the Company's performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 4.17)

  For additional information concerning the terms and conditions of, and events of default relating to, the Credit Agreements, see "Description of Other Indebtedness."

  Except as described in "Repurchase of Notes upon Change of Control," the Indenture does not contain any provision that would provide protection of the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Under the terms of the Indenture, the Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company with a positive net worth; provided, however, that, in connection with any merger of the Company with a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, no consideration (other than Common Stock in the Surviving Person or the Company) shall be issued or distributed to the shareholders of the Company), or permit any Person to merge with or into the Company, unless: (a) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company on all the Notes and under the Indenture; (b) immediately after giving effect to such transaction, no Event of Default and no event that, after notice or passage of time or both, will become an Event of Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Notes) is at least 1.10:1, or, if less, at least equal to the Interest Coverage Ratio of the Company immediately prior to such transaction; provided, however, that, if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Notes) shall be at least equal to the lesser of (i) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of the Company prior to such transaction and (ii) the ratio set forth in column (C) below:

             (A)                                                      (B)   (C)
             ---                                                      --    --
             1.11:1 to 1.99:1........................................ 90%  1.6:1
             2.00:1 to 2.99:1........................................ 80%  2.1:1
             3.00:1 to 3.99:1........................................ 70%  2.4:1
             4.00:1 or more.......................................... 60%  2.5:1;

and provided further, however, that, if the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Notes) is 3:1 or more, the calculation in the next preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (c); (d) immediately after giving effect to such transaction on a pro forma basis, the Company (or any Person that becomes the successor obligor of the Notes) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (e) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (c) and (d)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for therein relating to such transaction have been complied with; provided, however, that clauses
(c) and (d) above do not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 5.01)

DEFEASANCE

 Defeasance and Discharge

  The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes and the provisions of the Indenture will no longer be in effect with respect to the Notes on the one hundred twenty-third day after the deposit described below (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (a) the Company has irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes; (b) the Company has delivered to the Trustee (i) either an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable Federal income tax law after the date of the Indenture such that a ruling is no longer required, or a ruling directed to the Company or the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law; (c) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after notice or passage of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the one hundred twenty-third day after the date of such deposit, (d) such deposit shall not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which the Company is bound; and (e) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge. (Section 8.02)

 Defeasance of Certain Covenants and Certain Events of Default

  The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (c) and (d) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants" and clause (c) under "Events of Default" (with respect to such covenants and clauses (c) and (d) under "Consolidation, Merger and Sale of Assets") and clauses (d), (e), (h) and (i) under "Events of Defaults" shall be deemed not to be Events of Default upon, among other things, the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (b)(ii),
(c) and (d) of the next preceding paragraph and the delivery by the

Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 8.03)

 Defeasance and Certain Other Events of Default

  In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture, as described in the next preceding paragraph, and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payment.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or premium, if any, or interest on, any Note, (c) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or in the case of a redemption, on or after the Redemption
Date) of any Note, (e) reduce the percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (f) waive a default in the payment of principal of, premium, if any, or interest on, the Notes or (g) reduce the percentage of aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Article
Nine)

COMMISSION REPORTS AND REPORTS TO HOLDERS

  The Indenture provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the Trustee. If the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission, and the Company will provide to the Trustee, annual reports containing the information required to be contained in a Form 10-K under the Exchange Act, quarterly reports containing the information required to be contained in a Form 10-Q under the Exchange Act, and from time to time such other information as is required to be contained in a Form 8-K under the Exchange Act. The Company shall also furnish all such reports to Holders of the Notes or to the Trustee for forwarding to each Holder of Notes. If filing such reports by the Company with the Commission is not permitted under the Exchange Act, the Company will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such reports to any person the Company reasonably believes is a prospective holder of Notes. (Section 4.18)

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on, any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting such Notes, waives and releases all such liability. (Section 10.09)

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 7.01)

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                       DESCRIPTION OF OTHER INDEBTEDNESS

  The following is a brief description of the basic terms of and instruments governing certain indebtedness and other obligations of the Company and its subsidiaries. Capitalized terms used in such instruments but not defined herein have the meaning ascribed to them in such instruments. These summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, the instruments governing such indebtedness and other obligations.

10 3/4% NOTES

  The Company presently has outstanding $158.8 million in aggregate principal amount of the 10 3/4% Notes. The 10 3/4% Notes are issued under an Indenture dated as of October 15, 1993 (the "1993 Indenture") between the Company (as successor by merger to AMCI) and Society National Bank, as trustee, and will mature on September 30, 2003. The Company assumed the obligations under the 10 3/4% Notes and the 1993 Indenture as a result of the acquisition of AMCI by the Company. The 10 3/4% Notes are senior, unsecured obligations of the Company, ranking pari passu in right of payment with all other senior indebtedness of the Company, including the Exchange Notes and the Notes, if any. Because the Company is a holding company, all existing and future liabilities of the Company's subsidiaries, including those under the Credit Agreement, are effectively senior to the 10 3/4% Notes.

  The 10 3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 30, 1998, initially at 105.375% of their principal amount, plus accrued interest, declining to 100% of their principal amount on September 30, 2000. In addition, at any time prior to September 30, 1996, the Company may, at its option, redeem up to $61.25 million aggregate principal amount of 10 3/4% Notes out of the proceeds of one or more underwritten public offerings of equity securities at a redemption price of 110% of their principal amount, plus accrued interest.

  The 1993 Indenture provides that upon a Change of Control (as defined in the 1993 Indenture) each holder may require the repurchase of its 10 3/4% Notes in cash at a purchase price of 101% of the principal amount thereof, plus accrued interest, pursuant to an offer to repurchase which must be mailed within 45 days after the Change of Control. The Company's acquisition of AMCI constituted a Change of Control under the 1993 Indenture. The Company purchased $16.2 million aggregate principal amount of 10 3/4% Notes in the related repurchase offer made pursuant to the 1993 Indenture.

  The 1993 Indenture contains certain covenants, which are substantially similar to those in the Indenture, that limit various actions by the Company and certain of its subsidiaries, including the incurrence of indebtedness, the payment of dividends and other distributions on capital stock, the purchase, redemption or retirement of capital stock or subordinated indebtedness, the making of certain investments, the extent to which the Company and its subsidiaries may agree to consensual restrictions on the ability of subsidiaries to pay dividends and indebtedness owed to the Company and other subsidiaries, the sale of subsidiary stock to third parties, transactions with affiliates and shareholders, the incurrence of liens, the participation in sale-leaseback transactions, sales of assets, mergers and amendments to the limited partnership agreements of TNCLP and TNLP.

CREDIT AGREEMENT

  Following is a description of the Amended and Restated Credit Agreement dated as of May 12, 1995 (as amended from time to time, the "Credit Agreement") among Terra Capital, TNLP, certain guarantors, the issuing banks and the lenders named therein and Citibank, as agent. The Credit Agreement was initially entered into in connection with the Company's acquisition of AMCI. The Credit Agreement is filed as an exhibit to this Exchange Offer Registration Statement. See "Available Information."

 The Facilities

  The Credit Agreement provides for the following credit facilities: a $209.3 million term loan facility maturing in October 1999 ("Terra Facility A"), a $79.5 million term loan facility maturing in October 2001 ("Terra Facility B"), a $175.0 million revolving credit facility maturing in October 1999 ("Terra Working Capital Facility") and a $25.0 million revolving credit facility maturing in October 1999 ("TNLP Working Capital Facility").

  Terra Facilities A and B were used to finance the acquisition of AMCI and to refinance certain outstanding indebtedness of the Company and AMCI and their respective subsidiaries at the time of the AMCI acquisition. The Terra Working Capital Facility is available to provide for the on-going working capital needs of Terra Capital, Terra International and BMLP and, until December 31, 1995, up to $40 million may be used to finance the purchase of SPUs. The TNLP Working Capital Facility is available to provide for the on-going working capital needs of TNLP. The primary obligor with respect to the Credit Agreement is Terra Capital (with the exception of the TNLP Working Capital Facility). See "Summary--Company Structure."

 Interest and Commitment Fees

  Loans under the Credit Agreement bear interest at one, three or six-month LIBOR, plus the Applicable Margin (as defined in the Credit Agreement). The Applicable Margin is 1.5% for all of the Facilities except Terra Facility B until April 1996; thereafter the Applicable Margin will be subject to adjustment up to 2% and down to 1% depending on the Company's consolidated ratio of debt to cash flow. The Applicable Margin for Terra Facility B is 2.5%. Interest rates based on Citibank's Base Rate are also available under the Credit Agreement. Commitment fees of 0.5% per annum (subject to reduction if the ratio of debt to cash flow falls to a certain level) are charged for unused facilities.

 Amortization

  Subject to prepayment as summarized below, the loans under the Facilities are due as follows: Terra Facility A--semiannual payments of approximately $23,254,000 through October 20, 1999; Terra Facility B--semiannual payments of $500,000 through April 1999, and $15,100,000 thereafter through October 20, 2001; Terra Working Capital Facility--October 20, 1999 and TNLP Working Capital Facility--October 20, 1999. Prepayments on Terra Facility A and Terra Facility B will be required in an amount equal to 75% of Terra Capital's consolidated annual Excess Cash Flow (earnings before interest, taxes, depreciation and amortization less the sum of cash interest expense, minority interest payments, capital expenditures, "Specified Payments" (meaning all interest due on the Notes, the Exchange Notes and the 10 3/4% Notes, dividends on the common shares of the Company not exceeding $10 million in 1995, $13 million in 1996, $17 million in 1997, $20 million in 1998 and $23 million thereafter, dividends on equity securities issued to retire loans under the Credit Agreement and ordinary expenses of the Company plus up to $5 million per year for other pre-existing obligations), scheduled payments of principal on indebtedness, cash payments of taxes and certain optional prepayments of term loans under the Credit Agreement, with additional adjustments for changes in non-cash working capital), reducing to 50% after $20 million has been so paid (and, for 1995, subject to reduction based on any amount (excluding borrowed amounts) paid to purchase SPUs); 100% of the net proceeds over $10 million per year of non-ordinary course asset sales, reducing to 75% after the date on which the aggregate principal amount of term loans outstanding under the Credit Agreement has been reduced to $238,750,000 (the "Specified Paydown Date"); 100% of the net proceeds of any equity security or public debt issuances (excluding the Notes and the Exchange Notes) until the Specified Paydown Date; and 100% of the net insurance and condemnation proceeds from casualty events (net of expenses, liens and repair and replacement costs), reducing to 75% after the Specified Paydown Date. The Company does not expect to apply any of the insurance proceeds received as a result of the December 1994 explosion at the Port Neal Facility to the prepayment of the Facilities. On December 31, 1995, the Company is obligated to make a prepayment on Terra Facility A and Terra Facility B in an amount equal to 100% of the net proceeds of the Offering to the extent such proceeds have not been applied to the purchase of SPUs. Optional prepayments of loans under the Credit Agreement may also be made without premium or penalty.

 Collateral

  Loans under the Credit Agreement are currently guaranteed by the Company, Terra Holdings, Terra Capital, TNC, BMLP, BMCH and TMC, and are secured by pledges of the stock of Terra Capital, Terra International, TNC, TMC and BMCH and the limited partner interests in BMLP and security interests in substantially all of the personal property of BMCH, TMC and TNLP; provided that the security interests in TNLP's assets currently secure only the TNLP Working Capital Facility.

 Covenants

  The Credit Agreement contains covenants customary for financings of this type including, without limitation: (a) a limitation on annual capital expenditures of $40 million, subject to a one year carryover of any unused amounts and as adjusted for unused acquisition amounts (provided that the Company may apply an amount equal to the insurance proceeds with respect to the explosion of the Port Neal Facility plus $30 million to the rebuilding of the Port Neal Facility), (b) a prohibition on optional redemptions and repurchases of subordinated indebtedness, (c) limitations on additional debt, liens, asset sales, investments, changes in lines of business and transactions with affiliates and (d) an annual limitation on acquisitions of $15.0 million (increasing to $50.0 million when Terra Facilities A and B have been paid down to $150.0 million or less and the debt to cash flow ratio has reached 2.5 to 1 or better), subject to a 50% carryover for one year of any unused amount.

  The Credit Agreement also includes financial covenants requiring the Company to meet and maintain certain financial tests. These include requirements that the Company maintain, on a consolidated basis: (a) a ratio of earnings before interest, taxes, amortization and depreciation to interest charges of greater than 4.0 to 1, increasing to 4.50 to 1 in 1998 and 5.0 to 1 in 2001, (b) until the Specified Paydown Date, a ratio of debt to cash flow of not more than 3.75 to 1 in 1995 and 3.0 to 1 thereafter, (c) after the Specified Paydown Date, a ratio of debt to capital of not more than 0.65 to 1 until September 30, 1995, decreasing periodically thereafter to 0.50 to 1.00 for periods on and after October 1, 1997, (d) a current ratio of at least 1.25 to 1 through 1997 and
1.50 to 1 thereafter and (e) a minimum net worth of $375.0 million plus increases in capital stock and 50% of net income in fiscal year 1994 and thereafter.

 Events of Default and Other Matters

  The Credit Agreement also contains customary events of default, including, without limitation, those relating to failure to pay amounts due, breach of a representation or warranty, failure to perform covenants, bankruptcy or insolvency, litigation and unsatisfied judgments, certain defaults under other debt agreements, and violations of the Employee Retirement Income Security Act of 1974 (as amended, "ERISA") and environmental laws. There will also be an event of default under the Credit Agreement if, prior to the Specified Paydown Date, Minorco ceases to own a majority of the outstanding voting stock of the Company and, after the Specified Paydown Date, if Minorco ceases to own at least 20% of the outstanding voting stock of the Company or Minorco ceases to be the single largest holder of capital stock of the Company.

  Under an agreement between the Company and Citibank, as agent for the lenders under the Credit Agreement, if dividends and other payments with respect to the capital stock of Terra Capital exceed the sum of Specified Payments plus 50% of the portion of Excess Cash Flow from the previous year that is not required to be used to prepay the facilities, the lenders under the Credit Agreement may choose to terminate their commitments to lend or cause the Company to repurchase their loans.

TERRA CANADA REVOLVING CREDIT FACILITY

  Terra Canada has a $35 million (Canadian) revolving credit facility (as amended, the "Canadian Revolving Facility") with the Bank of Nova Scotia to provide for working capital needs and general corporate purposes. The Canadian Revolving Facility expires November 23, 1995 and is renewable at the discretion of the bank. Indebtedness under the Canadian Revolving Facility is guaranteed by Terra International. Under this guarantee, Terra International is subject to, among other things, certain financial covenants and restrictions on indebtedness. U.S. dollar denominated loans under the Canadian Revolving Facility bear interest at one, two, three or six-month LIBOR plus 0.625%. Alternative interest rates based on the Canadian prime rate and the greater of the annual base rate of the Bank of Canada or a federal funds rate are also available. A facility fee of 0.125% per annum computed on the committed limit of the Canadian Revolving Facility, whether used or unused, is also payable.

  The Canadian Revolving Facility contains covenants customary for financings of this type including, but not limited to, (a) covenants by Terra Canada to maintain a consolidated tangible net worth (shareholders' equity less the value of all intangible assets on a consolidated basis) of $5.5 million (Canadian) and a ratio of consolidated aggregate current assets to current liabilities of not less than 1:1 and (b) limitations on additional liens and indebtedness. The Canadian Revolving Facility contains customary events of default, including, but not limited to, those related to failure to pay amounts due, certain defaults under other debt agreements and bankruptcy or insolvency. An event of default also occurs if Terra International ceases (or if such has been announced or is pending) to own all of the outstanding shares of capital stock of Terra Canada or if the Company ceases (or if such has been announced or is pending) to own, directly or indirectly, all of the issued and outstanding shares of capital stock of Terra International.

OTHER OBLIGATIONS OF THE COMPANY'S SUBSIDIARIES

  The following briefly describes certain other indebtedness and obligations of Terra International and Terra Canada. See also the Company's financial statements and the notes thereto included and incorporated by reference herein.

  Terra International is a party to a receivables purchase agreement dated as of March 31, 1994, which expires March 31, 1996, allowing for the sale of an undivided interest in a designated revolving pool of accounts receivable up to $50 million in proceeds. As of March 31, 1995, $50 million of proceeds had been received.

  Terra International also has outstanding $9.2 million Industrial Development Revenue Bonds dated April 1, 1992 which bear interest at an average of 6.8% and are subject to sinking fund requirements of $165,000 in 1995 and increasing to $1,240,000 for the final payment in 2011. The bonds are secured by a first mortgage on the Company's headquarters building in Sioux City, Iowa.

  Terra International has $35.5 million unsecured notes outstanding as of March 31, 1995 with various institutional investors. Such notes bear interest at rates between 8.48% and 9.625% and mature between 1996 and 2005. Terra International is also a party to various non-cancelable operating leases for agricultural equipment, rail cars and office, production and storage facilities expiring on various dates through 2001. In addition, it is a party to various letters of credit and swap agreements and financial derivatives to manage exposure to interest rates and natural gas prices.

  Terra Canada has a $37 million lease arrangement covering certain assets of the Canadian Facility, which will be increased by approximately $20 million to provide for an expanded urea plant. Current annual lease payments are approximately $4 million (Canadian). The lease expires April 8, 1997, but can be extended for up to an additional five years with the consent of the lessor and is guaranteed by Terra International.

  Terra Canada has various foreign exchange forward and option contracts to manage exposure to currency fluctuations. These agreements are entered as designated hedges of fixed obligations and hedges of net foreign currency transaction exposures. It also has various swap agreements to manage exposure to interest rates.

TNCLP SENIOR PREFERENCE UNITS

  TNC holds a 2% interest as general partner in TNCLP and TNLP on a combined basis. TNCLP's limited partnership interests are divided into (i) Senior Preference Units with a 39.8% limited partner interest and (ii) Junior Preference Units and Common Units with a combined 58.2% limited partner interest. TNC owns all the outstanding Junior Preference Units and Common Units. The Senior Preference Units are entitled to receive a minimum quarterly distribution of $0.605 per unit, plus arrearages, before any amounts are paid to TNC on its Junior Preference Units and Common Units. In addition, as required under the limited partnership agreement, an $18.5 million reserve has been funded from excess available cash to support the payment of future distributions on the Senior Preference Units. This reserve remained fully funded at March 31, 1995. After payment of the minimum quarterly distribution on the Senior Preference Units, assuming the reserve is fully funded, the Junior Preference Units are entitled to receive the minimum quarterly distribution, plus arrearages, and after the Junior Preference Units are paid, the Common Units are entitled to receive the minimum quarterly distribution, plus arrearages other than arrearages outstanding on June 30 of any year on or prior to the Junior Conversion Date (as defined in TNCLP's limited partnership agreement), which shall be eliminated. Available cash remaining after the Common Units have received the minimum quarterly distribution is distributed to all unit holders pro rata, except that the right of the Senior Preference Units to participate in any such additional distribution terminates on the Senior Conversion Date, which is generally defined as the date (but no sooner than December 31, 1996) on which cash distributions of at least $2.64 per Senior Preference Unit have been paid for three consecutive 12-month periods. TNC, as general partner, also receives 2% of all distributions of Available Cash and is entitled, as an incentive, to larger percentage interests to the extent that distributions significantly exceed the minimum quarterly distributions. TNCLP's limited partnership agreement provides that if the Company or its affiliates were to acquire 75% or more of the Senior Preference Units, TNCLP would have the right to call, or to assign to the Company the right to acquire, all Senior Preference Units not held by the Company and its affiliates at a price based on recent market prices. TNCLP's limited partnership agreement also provides that, on or after the Senior Conversion Date but no earlier than March 31, 1997, TNCLP will have the right to redeem all outstanding Senior Preference Units at a price based on recent market prices. In such event, holders of Senior Preference Units would have the right to convert their Senior Preference Units into Common Units (subject to certain listing requirements). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Open Market Purchase Program for TNCLP SPUs."

                              PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 180 days after the Expiration date. In addition, until
          , all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "Exchange Offer--Purpose and Effect of the Exchange Offer."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Exchange Offer Registration Statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company and TNCLP are subject to the information requirements of the Exchange Act and in accordance therewith are required to file periodic reports and other information with the Commission. Reports, proxy statements and other information filed by the Company and TNCLP as well as the Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, reports, proxy statements and other information may be inspected, with respect to the Company and TNCLP, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and, with respect to the Company, at the offices of the Toronto Stock Exchange, Exchange Tower, 2 First Canadian Place, Toronto, Ontario M5X1J2 Canada, upon which the common stock of the Company is listed.

  The Indenture provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the Trustee. If the Company is not subject to the periodic reporting and information requirements of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission, and the Company will provide to the Trustee, annual reports containing the information required to be contained in a Form 10-K under the Exchange Act, quarterly reports containing the information required to be contained in a Form 10-Q under the Exchange Act and from time to time such other information as is required to be contained in a Form 8-K under the Exchange Act. The Company shall also furnish all such reports to Holders of the Exchange Notes or to the Trustee for forwarding to each Holder of Exchange Notes. If filing such reports by the Company with the Commission is not permitted under the Exchange Act, the Company will promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such reports to any person the Company reasonably believes is a prospective holder of Exchange Notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-8520) are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995; and (iii) the Company's Current Reports on Form 8-K dated March 27, 1995 and May 11, 1995, as amended by the Company's Current Report on Form 8-K/A dated May 12, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date on which the Exchange Offer is consummated shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE FROM GEORGE H. VALENTINE, VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, TERRA INDUSTRIES INC., TERRA CENTRE, 600 FOURTH STREET, P.O. BOX 6000, SIOUX CITY, IOWA 51102-6000, TELEPHONE (712) 277-1340. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               TAX CONSIDERATIONS

  The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The exchange of the Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder should be treated as a continuation of the Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                                 LEGAL MATTERS

  Certain legal matters regarding the issuance of the Notes pursuant to the Offering will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules of the Company as of December 31, 1994 and 1993, for each of the three years in the period ended December 31, 1994, included and incorporated by reference in this Prospectus and in the Exchange Offer Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's change in its method of accounting for major maintenance turnarounds and post-employment benefits effective January 1,
1994), and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Terra Industries Inc. Consolidated Financial Statements:
  Independent Auditors' Report............................................ F-2
  Consolidated Statements of Financial Position--March 31, 1995
   (unaudited) and
   December 31, 1994 and 1993............................................. F-3
  Consolidated Statements of Income--Three Months Ended March 31, 1995 and
   1994 (unaudited), Year Ended December 31, 1994, 1993 and 1992.......... F-4
  Consolidated Statements of Changes in Stockholders' Equity--Three Months
   Ended March 31, 1995 and 1994 (unaudited), Year Ended December 31,
   1994, 1993 and 1992.................................................... F-5
  Consolidated Statements of Cash Flows--Three Months Ended March 31, 1995
   and 1994 (unaudited), Year Ended December 31, 1994, 1993 and 1992...... F-6
  Notes to Consolidated Financial Statements.............................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholders of Terra Industries Inc.

  We have audited the accompanying consolidated statements of financial position of Terra Industries Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Terra Industries Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the financial statements, the Corporation changed its method of accounting for major maintenance turnarounds and post-employment benefits effective January 1, 1994.

                                          DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 1, 1995

                             TERRA INDUSTRIES INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
               (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                              DECEMBER 31,
                                              MARCH 31,   ---------------------
                                                1995         1994       1993
                                             -----------  ----------  ---------
                                             (UNAUDITED)
                   ASSETS
                   ------
Cash and short-term investments............. $  133,145   $  158,384  $  65,102
Accounts receivable, less allowance for
 doubtful accounts of $9,739, $8,224 and
 $5,788.....................................    213,881      157,026    122,774
Inventories.................................    538,094      332,952    244,995
Deferred tax asset--current.................     49,641       43,992     26,011
Other current assets........................     53,566       31,069     10,586
                                             ----------   ----------  ---------
    Total current assets....................    988,327      723,423    469,468
                                             ----------   ----------  ---------
Equity and other investments................     12,764       14,181      2,218
Property, plant and equipment, net..........    569,348      552,843    110,670
Deferred tax asset--non-current.............        --           --      24,742
Excess of cost over net assets of acquired
 businesses.................................    320,908      320,559     12,353
Partnership distribution reserve fund.......     18,480       18,480        --
Net assets of discontinued operations.......        --           --       3,488
Other assets................................     54,600       58,484     11,543
                                             ----------   ----------  ---------
    Total assets............................ $1,964,427   $1,687,970  $ 634,482
                                             ==========   ==========  =========
                LIABILITIES
                -----------
Debt due within one year.................... $   76,009   $   67,658  $   9,636
Accounts payable............................    301,039      181,050     99,886
Accrued and other liabilities...............    295,316      200,774    128,659
                                             ----------   ----------  ---------
    Total current liabilities...............    672,364      449,482    238,181
                                             ----------   ----------  ---------
Long-term debt..............................    512,820      511,706    119,061
Deferred income taxes.......................     93,656       84,246        451
Other liabilities...........................     53,316       53,477     33,809
Minority interest...........................    182,183      170,630        --
Commitments and contingencies (Note 11).....        --           --         --
                                             ----------   ----------  ---------
    Total liabilities.......................  1,514,339    1,269,541    391,502
                                             ----------   ----------  ---------
            STOCKHOLDERS' EQUITY
            --------------------
Capital stock
  Common Shares, authorized 133,500 shares;
   outstanding 81,018, 80,965 and 69,455
   shares...................................    133,800      133,770    122,257
Paid-in capital.............................    630,241      630,111    516,128
Cumulative translation adjustment...........     (1,093)      (1,259)      (488)
Accumulated deficit.........................   (312,860)    (344,193)  (394,917)
                                             ----------   ----------  ---------
    Total stockholders' equity..............    450,088      418,429    242,980
                                             ----------   ----------  ---------
    Total liabilities and stockholders'
     equity................................. $1,964,427   $1,687,970  $ 634,482
                                             ==========   ==========  =========

        See accompanying Notes to the Consolidated Financial Statements.

                             TERRA INDUSTRIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                            THREE MONTHS
                           ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                          ------------------  ----------------------------------
                            1995      1994       1994        1993        1992
                          --------  --------  ----------  ----------  ----------
                             (UNAUDITED)
Revenues
  Net sales.............  $434,121  $255,264  $1,633,499  $1,212,510  $1,062,045
  Other income, net.....     9,219     4,240      32,448      25,491      20,146
                          --------  --------  ----------  ----------  ----------
                           443,340   259,504   1,665,947   1,238,001   1,082,191
                          --------  --------  ----------  ----------  ----------
Cost and Expenses
  Cost of sales.........   291,772   221,974   1,330,202   1,021,187     904,246
  Depreciation and
   amortization.........    15,559     4,456      27,218      15,470      14,994
  Selling, general and
   administrative
   expense..............    52,995    40,306     193,975     161,791     137,232
  Equity in loss
   (earnings) of
   unconsolidated
   affiliates...........     1,197       554        (743)     (2,275)        --
                          --------  --------  ----------  ----------  ----------
                           361,523   267,290   1,550,652   1,196,173   1,056,472
                          --------  --------  ----------  ----------  ----------
  Income (loss) from
   operations...........    81,817    (7,786)    115,295      41,828      25,719
  Interest income.......     2,666       856       5,541       3,261       3,084
  Interest expense......   (14,007)   (2,935)    (22,082)    (12,944)    (10,617)
  Minority interest.....   (16,593)      --       (8,809)        --          --
                          --------  --------  ----------  ----------  ----------
  Income (loss) from
   continuing operations
   before income taxes..    53,883    (9,865)     89,945      32,145      18,186
  Income tax provision
   (benefit)............    20,930    (3,580)     33,700       9,300       7,757
                          --------  --------  ----------  ----------  ----------
  Income (loss) from
   continuing
   operations...........    32,953    (6,285)     56,245      22,845      10,429
  Loss from discontinued
   operations:
    (Loss) income from
     operations, net of
     taxes..............       --        --          --          --       (4,025)
    Gain (loss) on
     disposition, net of
     taxes..............       --        --          --          --        2,360
                          --------  --------  ----------  ----------  ----------
  Income (loss) before
   extraordinary items
   and cumulative effect
   of accounting
   changes..............    32,953    (6,285)     56,245      22,845       8,764
  Extraordinary gain
   (loss) on early
   retirement of debt...       --     (2,614)     (3,060)        --          --
  Cumulative effect of
   accounting changes...       --      3,376       3,376         --       22,265
                          --------  --------  ----------  ----------  ----------
Net Income (Loss).......  $ 32,953  $ (5,523) $   56,561  $   22,845  $   31,029
                          ========  ========  ==========  ==========  ==========
Weighted average number
 of shares outstanding..    81,215    69,961      72,870      69,064      69,103
                          ========  ========  ==========  ==========  ==========
Income (Loss) Per Share:
  Continuing operations.  $   0.41  $  (0.09) $     0.77  $     0.33  $     0.15
  Discontinued
   operations...........       --        --          --          --        (0.02)
                          --------  --------  ----------  ----------  ----------
  Income (loss) before
   extraordinary items..      0.41     (0.09)       0.77        0.33        0.13
  Extraordinary gain
   (loss) on early
   retirement of debt...       --      (0.04)      (0.04)        --          --
  Cumulative effect of
   accounting changes...       --       0.05        0.05         --         0.32
                          --------  --------  ----------  ----------  ----------
Net Income (Loss).......  $   0.41  $  (0.08) $     0.78  $     0.33  $     0.45
                          ========  ========  ==========  ==========  ==========

        See accompanying Notes to the Consolidated Financial Statements.

                             TERRA INDUSTRIES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                  CUMULATIVE
                          COMMON    TRUST   PAID-IN   TRANSLATION ACCUMULATED
                          SHARES   SHARES   CAPITAL   ADJUSTMENT    DEFICIT    TOTAL
                         --------  -------  --------  ----------- ----------- --------
December 31, 1991....... $ 74,097  $28,025  $535,579    $   --     $(447,405) $190,296
  Exchange of HBMS
   Special Shares.......    9,791   (5,713)   (4,078)       --           --        --
  Exercise of stock
   options..............       36      --         95        --           --        131
  Stock Incentive Plan..        7      --         13        --           --         20
  Net Income............      --       --        --         --        31,029    31,029
                         --------  -------  --------    -------    ---------  --------
December 31, 1992.......   83,931   22,312   531,609        --      (416,376)  221,476
  Exchange of HBMS
   Special Shares.......   38,213  (22,312)  (15,901)       --           --        --
  Exercise of stock
   options..............      213      --        767        --           --        980
  Stock repurchase......     (107)     --       (360)       --           --       (467)
  Translation
   adjustment...........      --       --        --        (488)         --       (488)
  Stock Incentive Plan..        7      --         13        --           --         20
  Dividends.............      --       --        --         --        (1,386)   (1,386)
  Net Income............      --       --        --         --        22,845    22,845
                         --------  -------  --------    -------    ---------  --------
December 31, 1993.......  122,257      --    516,128       (488)    (394,917)  242,980
  Conversion of
   debentures...........      731      --      5,176        --           --      5,907
  Exercise of stock
   options..............      847      --      3,819        --           --      4,666
  Issuance of Common
   Shares...............    9,700      --    103,300        --           --    113,000
  Translation
   adjustment...........      --       --        --        (771)         --       (771)
  Stock Incentive Plan..      235      --      1,688        --           --      1,923
  Dividends.............      --       --        --         --        (5,837)   (5,837)
  Net Income............      --       --        --         --        56,561    56,561
                         --------  -------  --------    -------    ---------  --------
December 31, 1994.......  133,770      --    630,111     (1,259)    (344,193)  418,429
  Unaudited:
  Stock Incentive Plan..       30      --        130        --           --        160
  Translation
   adjustment...........      --       --        --         166          --        166
  Dividends.............      --       --        --         --        (1,620)   (1,620)
  Net Income............      --       --        --         --        32,953    32,953
                         --------  -------  --------    -------    ---------  --------
  March 31, 1995........ $133,800  $   --   $630,241    $(1,093)   $(312,860) $450,088
                         ========  =======  ========    =======    =========  ========


        See accompanying Notes to the Consolidated Financial Statements.

                             TERRA INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  THREE MONTHS
                                 ENDED MARCH 31,    YEARS ENDED DECEMBER 31,
                                ------------------  ---------------------------
                                  1995      1994      1994     1993      1992
                                --------  --------  --------  -------  --------
                                   (UNAUDITED)
Operating Activities
  Net income (loss)...........  $ 32,953  $ (5,523) $ 56,561  $22,845  $ 31,029
  Adjustments to reconcile net
   income (loss) to net cash
   (used in) provided by
   operating activities:
    Depreciation and
     amortization.............    16,174     4,456    27,218   15,470    14,994
    Income taxes..............     3,761    (2,759)   20,956    5,500     6,313
    Cumulative effect of
     accounting changes.......       --     (3,376)   (3,376)     --    (22,265)
    Minority interest in
     earnings.................    16,593       --      8,809      --        --
    Other non-cash items......    (4,060)    3,765    10,923     (839)    2,826
  Change in current assets and
   liabilities, excluding
   working capital
   purchased/sold:
    Accounts receivable.......   (59,703)  (53,478)   19,615  (24,540)   (1,764)
    Inventories...............  (201,662) (143,609)  (59,303)  (6,718)  (32,136)
    Other current assets......    (4,489)     (955)  (13,056)  (2,893)     (875)
    Accounts payable..........   119,989   151,361    60,478   (9,945)   (2,071)
    Accrued and other
     liabilities..............    83,071    42,870    39,405    2,452        38
  Other.......................    (2,744)     (489)      212   (2,354)      684
                                --------  --------  --------  -------  --------
Net Cash (Used In) Provided by
 Operating Activities.........      (117)   (7,737)  168,442   (1,022)   (3,227)
                                --------  --------  --------  -------  --------
Investing Activities
  Acquisitions, net of cash
   acquired...................   (10,340)  (11,306) (373,722) (58,260)      --
  Purchase of property, plant
   and equipment..............   (14,007)  (10,463)  (31,213) (21,620)  (17,620)
  Proceeds from asset sales...       --        --        --    24,391    23,065
  Discontinued operations.....      (478)     (988)   (2,138)   5,630    (5,504)
  Proceeds from investments...       246       573       690      537       --
                                --------  --------  --------  -------  --------
Net Cash (Used In) Provided By
 Investing Activities.........   (24,579)  (22,184) (406,383) (49,322)      (59)
                                --------  --------  --------  -------  --------
Financing Activities
  Net short-term borrowings...     7,199    69,758    13,795    7,313       --
  Proceeds from issuance of
   long-term debt.............       --        --    326,407      250    30,000
  Principal payments on long-
   term debt..................    (1,403)  (67,171) (101,416) (12,545)   (5,842)
  Debt issuance costs.........       --     (2,533)  (13,581)     --        --
  Stock issuance/repurchase--
   net........................       155     1,131   117,666      513       --
  Distribution to minority
   interests..................    (5,040)      --     (5,040)     --        --
  Dividends...................    (1,620)   (1,392)   (5,837)  (1,386)      --
                                --------  --------  --------  -------  --------
Net Cash (Used In) Provided by
 Financing Activities.........      (709)     (207)  331,994   (5,855)   24,158
                                --------  --------  --------  -------  --------
Foreign exchange effect on
 cash and short-term
 investments..................       166      (454)     (771)    (488)      --
                                --------  --------  --------  -------  --------
(Decrease) Increase in Cash
 and Short-Term Investments...   (25,239)  (30,582)   93,282  (56,687)   20,872
Cash and Short-Term
 Investments at Beginning of
 Period.......................   158,384    65,102    65,102  121,789   100,917
                                --------  --------  --------  -------  --------
Cash and Short-Term
 Investments at End of Period.  $133,145  $ 34,520  $158,384  $65,102  $121,789
                                ========  ========  ========  =======  ========
Interest Paid.................                      $ 16,500  $11,800  $ 10,400
                                                    ========  =======  ========
Taxes Paid....................                      $ 22,600  $ 3,800  $  6,000
                                                    ========  =======  ========

        See accompanying Notes to the Consolidated Financial Statements.

                             TERRA INDUSTRIES INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation:

  The Consolidated Financial Statements include the accounts of Terra Industries Inc. and all majority-owned subsidiaries (the Corporation). Operating results and, where appropriate, other data presented for prior years have been reclassified to reflect discontinued operations described in Note 4-- Discontinued Operations.

 Foreign exchange:

  Results of operations for the Canadian subsidiary are translated using average currency exchange rates during the period while assets and liabilities are translated using current rates. Resulting translation adjustments are recorded as currency translation adjustments in stockholders' equity.

 Cash and short-term investments:

  The Corporation considers short-term investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value.

 Inventories:

  Inventories are stated at the lower of cost or estimated net realizable value. The cost of inventories is determined using the first-in, first-out method.

 Property, plant and equipment:

  Expenditures for plant and equipment additions, replacements and major improvements are capitalized. Related depreciation is charged to expense on a straight-line basis over estimated useful lives. Maintenance and repair costs are expensed as incurred.

 Plant turnaround costs:

  Costs related to the periodic scheduled major maintenance of continuous process production facilities (plant turnarounds) are deferred and charged to product costs on a straight-line basis during the period to the next scheduled turnaround, generally two years.

 Hedging transactions:

  Realized gains and losses from hedging activities are deferred and recognized in the month to which the hedge transactions relate.

 Reclassifications:

  Certain reclassifications have been made to prior years' financial statements to conform with current year presentation.

 Per-share results:

  Earnings-per-share data are based on the weighted average number of Common Shares outstanding. The dilutive effect of the Corporation's outstanding restricted shares, stock options and convertible debentures was not significant.

 Interim Financial Information:

  The unaudited consolidated financial statements as of March 31, 1995 contain all adjustments necessary to summarize fairly the financial position of the Corporation and all majority-owned subsidiaries and the results of the Corporation's operations for the three months ended March 31, 1995 and 1994. All such adjustments are of a normal recurring nature. Because of the seasonal nature of the Corporation's operations and effects of weather-related conditions in several of its marketing areas, earnings of any single reporting period should not be considered as indicative of results for a full year.

                             TERRA INDUSTRIES INC.

2. ACQUISITIONS

  On October 20, 1994, the Corporation acquired Agricultural Minerals and Chemicals Inc. (AMCI) for $400 million plus an estimated working capital adjustment approximating $100 million. AMCI, through its subsidiaries manufactures nitrogen-based fertilizers and industrial use products, and methanol. The subsidiaries controlled by the Corporation as a result of the AMCI acquisition include Terra Nitrogen Corporation (TNC) and Terra Methanol Corporation (TMC). TNC has a 60.2 percent ownership interest in Terra Nitrogen Company, L.P. (TNCLP), formerly Agricultural Minerals Company, L.P., which operates nitrogen products manufacturing facilities in Verdigris, Oklahoma and Blytheville, Arkansas through an investment in an operating partnership, Terra Nitrogen, Limited Partnership (TNLP), formerly Agricultural Minerals, Limited Partnership. TMC is the general partner of Beaumont Methanol Limited Partnership (BMLP) which operates a methanol production facility in Beaumont, Texas. The acquisition has been accounted for using the purchase method of accounting. The excess of purchase price over the fair value of net assets acquired will be amortized on a straight-line basis over 18 years which is estimated to be the average remaining useful life of the manufacturing plants acquired.

  To finance the acquisition of AMCI, the Corporation issued 9.7 million Common Shares for aggregate net proceeds of approximately $113 million, entered into credit arrangements to issue $310 million of long-term debt, and refinanced certain bank debt and credit lines of the Corporation, AMCI and AMCI's subsidiaries aggregating $260 million of which $152 million in borrowings were outstanding. The Corporation used $40 million of the new debt issue to refinance short-term debt. The credit agreement provides for a $175 million revolving line of credit for use by Terra International, Inc. and BMLP and a $50 million revolving line of credit for TNLP. As a result of the acquisition of AMCI, the Corporation also assumed AMCI's obligations including its $175 million in aggregate principal of 10.75% Senior Notes due 2003 (see Note 10-- Long Term Debt).

  On September 15, 1994, the Corporation acquired an approximate one-third interest in Royster-Clark, Inc. for $12.2 million in cash. Royster-Clark is a 100 location distributor of crop input and protection products in the mid-Atlantic region.

  On December 31, 1993, Terra International, Inc. purchased net assets of certain operations of Asgrow Florida Company, Inc. (Terra Asgrow Florida), a distributor of fertilizer, chemicals and seed, for $39.8 million. Terra Asgrow Florida operates 16 distribution centers and is a supplier to the vegetable and ornamental plant markets, mostly in Florida.

  On April 8, 1993, a wholly owned subsidiary of the Corporation, Terra International (Canada) Inc. (Terra Canada) acquired rights to an anhydrous ammonia manufacturing plant and related upgrading facilities (the nitrogen plant) located at Courtright, Ontario effective as of March 31, 1993. In addition, Terra Canada purchased working capital associated with the nitrogen plant and interest in 32 farm service centers operating under the trademark, Agromart(TM). All but two of the Agromarts(TM) are owned by corporations in which Terra Canada has a 50% interest, and the remaining 50% interests are owned by local management and other investors. The remaining two Agromarts(TM) are wholly owned by Terra Canada. The amount paid in connection with the transaction was approximately $73 million (Cdn) of which approximately $47 million (Cdn) was provided through lease financing and the remainder was funded by a working capital line of credit and cash.

  Operating results of the acquired businesses subsequent to the respective dates of each acquisition are included in the Consolidated Statements of Income. The following represents unaudited pro forma summary

                             TERRA INDUSTRIES INC.

results of operations as if the acquisitions of AMCI, Terra Asgrow Florida and Terra Canada had occurred at the beginning of 1993:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                       THREE MONTHS ENDED ---------------------
                                         MARCH 31, 1994      1994       1993
                                       ------------------ ---------- ----------
                                        (IN THOUSANDS, EXCEPT PER-SHARE DATA)
      Revenues........................      $356,088      $2,084,800 $1,716,300
      Income (loss) before extraordi-
       nary items and cumulative ef-
       fect of accounting changes.....      $ (2,469)     $  110,370 $   14,060
      Net income (loss)...............      $ (1,707)     $  110,680 $   11,510
      Income (loss) per share before
       extraordinary items............      $  (0.03)     $     1.37 $     0.18
      Net income (loss) per share.....      $  (0.02)     $     1.37 $     0.15

  The pro forma operating results were adjusted to include lease expense rather than depreciation for the Terra Canada nitrogen plant, increased costs of seed sales, depreciation of the fair value of capital assets acquired based on estimated useful lives at respective acquisition dates, amortization of intangibles, reduction of incentive compensation expense for plans terminated at acquisition, interest expense on the acquisition borrowings, the issuance of common stock and the effect of income taxes.

  The pro forma information listed above does not purport to be indicative of the results that would have been obtained if the operations were combined during the above periods, and is not intended to be a projection of future operating results or trends.

3. ACCOUNTING CHANGES

  Coincident with the 1994 acquisition of AMCI (see Note 2--Acquisitions), the Corporation changed its method of accounting for major maintenance turnarounds at manufacturing facilities and recorded a $4.2 million credit, net of income taxes of $2.7 million, as the cumulative effect at January 1, 1994 of the change in accounting principle. Excluding the cumulative effect, this change increased net income for 1994 by approximately $1.0 million or $0.01 per share. Under the new accounting principle the Corporation defers the cost of turnarounds when incurred and charges the costs to production ratably over the period until the next scheduled turnaround. Previously, estimated costs of turnarounds were charged to product costs over the period preceding each scheduled major maintenance, generally two years. The change was made to charge turnaround costs to production over the period most clearly benefited by the turnaround.

  In 1994, the Corporation adopted Statement of Financial Accounting Standard
(SFAS) 112, "Employers Accounting for Post-Employment Benefits." This change required the Corporation to recognize future liabilities of $0.8 million, net of income taxes of $0.5 million, for benefits to disabled employees. In 1992, the Corporation adopted SFAS 106, "Employers Accounting for Post-Retirement Benefits Other than Pensions." In connection with the adoption of SFAS 106, the Corporation elected to recognize immediately the prior service cost of providing post-retirement medical benefits during the active service of the employee. This resulted in a one-time charge of $5.7 million, net of income taxes of $3.5 million. Net income from continuing operations for 1992 was reduced $0.7 million from that which would have been reported under the Corporation's previous accounting method. The pro forma effect of the change on prior years is not determinable. Prior to the changes in accounting for SFAS 106 and 112, the Corporation recognized expense in the period the benefits were paid. These benefit costs were not significant in prior years.

  In 1992, the Corporation also adopted SFAS 109, "Accounting for Income Taxes." Accounting for income taxes under SFAS 109 requires recognition of deferred tax assets and liabilities for the effect of future

                             TERRA INDUSTRIES INC.

tax consequences of events recognized in the Corporation's financial statements or tax returns. SFAS 109 requires the Corporation to recognize the income tax benefit of operating loss and tax credit carryforwards expected to be realized. A $28.0 million credit was recorded as the cumulative effect at January 1, 1992 of a change in accounting principle. Income tax expense from continuing operations was increased $6.5 million for 1992 pursuant to SFAS 109.

4. DISCONTINUED OPERATIONS

  As of December 31, 1992, the Corporation's Board of Directors approved plans to sell the leasing and construction materials businesses as well as equity interests in a copper alloy producer, an undeveloped beryllium mine property and its gold mining affiliate. As a result of this decision and a gain on the sale of remaining coal properties, discontinued in 1990, the Corporation realized a $2.4 million gain on disposition of discontinued operations in 1992. During 1993, the Corporation sold the leasing and construction materials businesses.

  Financial results of the coal, leasing and other discontinued businesses for 1994 and 1993 have been applied against their respective reserves and 1992 amounts have been included in discontinued operations and are as follows:

                                                                       1992
                                                                   -------------
                                                                   (IN MILLIONS)
      Revenues:
        Leasing...................................................     $ 5.9
        Construction materials....................................      27.8
                                                                       -----
                                                                       $33.7
                                                                       =====
      Income (loss) from operations, net of income taxes:
        Leasing...................................................     $(2.8)
        Construction materials....................................      (0.8)
        Other.....................................................      (0.4)
                                                                       -----
                                                                       $(4.0)
                                                                       =====

5. RELATIONSHIP WITH MAJORITY STOCKHOLDER

  Minorco, through its beneficial ownership of Common Shares, owns approximately 53 percent of the equity of the Corporation. In 1994, Minorco purchased 56% of the Corporation's common share offering at the offering price less underwriter's discount. In 1992, the Corporation discontinued its remaining operations in the gold mining business conducted through its 50 percent interest in Western Gold Exploration and Mining Company, Limited Partnership (WestGold). The remaining 50 percent interest is owned by Minorco. The Corporation subleases office space to Minorco, procures certain insurance coverages for Minorco and related companies and shares the cost of an executive of both organizations. Payments in settlement of these services totaled $4.6 million in 1994, $4.7 million in 1993 and $4.5 million in 1992.

6. INVENTORIES

  Inventories consisted of the following:

                                                                 DECEMBER 31,
                                                   MARCH 31,   -----------------
                                                      1995       1994     1993
                                                   ----------  -------- --------
                                                   (UNAUDITED)
                                                          (IN THOUSANDS)
      Raw materials...............................  $ 44,855   $ 38,988 $ 22,983
      Finished goods..............................   493,239    293,964  222,012
                                                    --------   -------- --------
          Total...................................  $538,094   $332,952 $244,995
                                                    ========   ======== ========

                             TERRA INDUSTRIES INC.

7. PROPERTY, PLANT AND EQUIPMENT, NET

  Property, plant and equipment, net consisted of the following:

                                                             DECEMBER 31,
                                              MARCH 31,   --------------------
                                                 1995       1994       1993
                                              ----------  ---------  ---------
                                              (UNAUDITED)
                                                      (IN THOUSANDS)
      Land and buildings..................... $  89,964   $  89,154  $  66,343
      Plant and equipment....................   631,330     605,900    179,095
      Finance leases.........................     7,471       7,471        --
                                              ---------   ---------  ---------
                                                728,765     702,525    245,438
      Less accumulated depreciation and
       amortization..........................  (159,417)   (149,682)  (134,768)
                                              ---------   ---------  ---------
          Total.............................. $ 569,348   $ 552,843  $ 110,670
                                              =========   =========  =========

8. DEBT DUE WITHIN ONE YEAR

  Debt due within one year consisted of the following:

                                                                DECEMBER 31,
                                                    MARCH 31,  ----------------
                                                      1995      1994     1993
                                                   ----------- -------  -------
                                                   (UNAUDITED)
                                                         (IN THOUSANDS)
      Short-term borrowings.......................   $28,307   $21,108  $ 7,313
      Current maturities of long-term debt........    47,702    46,550    2,323
                                                     -------   -------  -------
          Total...................................   $76,009   $67,658  $ 9,636
                                                     =======   =======  =======
      Weighted average short-term borrowings......             $49,242  $23,163
                                                               =======  =======
      Weighted average interest rate..............                 6.5%     4.5%
                                                               =======  =======

  The Corporation has entered into a credit agreement to provide Bank Term Loans (see Note 10--Long-Term Debt) and $225 million in short-term domestic revolving credit facilities, which are used primarily to provide for domestic seasonal working capital needs. The Corporation also has a $24.9 million ($35 million Cdn) revolving credit facility used to provide for working capital needs for its Canadian operations. There was $14 million outstanding at December 31, 1994 under the domestic facilities and $7.1 million outstanding under the Canadian facility. Interest on borrowings under these lines is charged at current market rates.

  Under the credit agreement, the Corporation has agreed, among other things, to maintain certain financial covenants including minimum net worth and maximum debt leverage as well as minimum current and interest coverage ratios, and to adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayment of subordinated indebtedness, changes in lines of business and transactions with affiliates. The Corporation's domestic revolving credit facilities expire October 20, 1999. A commitment fee is charged on the unused portion of the facilities under the credit agreement, initially 1/2 percent reducing to 3/8 percent when a certain debt to cash flow ratio is achieved. The credit agreement is secured by the stock of certain of the Corporation's principal subsidiaries as well as the personal property of the acquired subsidiaries.

  Under the Canadian facility, the Corporation has agreed, among other things, to maintain certain levels of working capital and net worth, adhere to maximum debt leverage limitations and restrict payments to the Corporation from operating subsidiaries. The Canadian facility expires November 23, 1995 and is renewable every 120 days for a 360-day term. A commitment fee of 1/8 percent is paid on the facility.

                             TERRA INDUSTRIES INC.

9. ACCRUED AND OTHER LIABILITIES

  Accrued and other liabilities consisted of the following:

                                                                 DECEMBER 31,
                                                   MARCH 31,   -----------------
                                                      1995       1994     1993
                                                   ----------  -------- --------
                                                   (UNAUDITED)
                                                          (IN THOUSANDS)
      Customer deposits...........................  $134,579   $ 66,470 $ 50,714
      Payroll and benefit costs...................    26,574     45,630   17,072
      Income taxes................................    27,654      8,727   17,025
      Other.......................................   106,509     79,947   43,848
                                                    --------   -------- --------
          Total...................................  $295,316   $200,774 $128,659
                                                    ========   ======== ========

10. LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                               DECEMBER 31,
                                                 MARCH 31,   ------------------
                                                    1995       1994      1993
                                                 ----------  --------  --------
                                                 (UNAUDITED)
                                                        (IN THOUSANDS)
      Unsecured Senior Notes, 10.75%, due 2003.   $158,755   $158,755  $    --
      Bank term loans, floating rate, due in
       installments through 2001...............    310,000    310,000       --
      Bank term loan, floating rate, due 1999..     35,000     35,000       --
      8.5% Convertible Subordinated Debentures.        --         --     72,057
      Unsecured Senior Notes, 8.48%, due 2005..     30,000     30,000    30,000
      Industrial Development Revenue Bonds
       bearing interest at an average 6.8% with
       increasing payments from 1995 to 2011...      9,210      9,210     9,355
      Unsecured Notes, 8.75% to 9.63%, due 1996
       to 1998.................................      5,500      6,500     8,500
      Other....................................     12,057      8,791     1,472
                                                  --------   --------  --------
                                                   560,522    558,256   121,384
      Less current maturities..................    (47,702)   (46,550)   (2,323)
                                                  --------   --------  --------
          Total................................   $512,820   $511,706  $119,061
                                                  ========   ========  ========

  Scheduled principal payments for each of the five years 1995 through 1999 are $46.5 million, $46.8 million, $44.9 million, $44.9 million and $93.4 million, respectively.

  In conjunction with the October 1994 acquisition of AMCI, the Corporation assumed the obligations under the $175 million unsecured 10.75% Senior Notes due in full September 30, 2003. Under the 10.75% Senior Notes Indenture, the holders have a 30-day option to require the Corporation to purchase their notes at a price of 101% of the principal amount upon a change of control. Following the Corporation's acquisition of AMCI, $16.2 million of notes were redeemed. The 10.75% Senior Notes are redeemable at the option of the Corporation, in whole or part, at any time on or after September 30, 1998, initially at 105.375% of their principal amount, plus accrued interest, declining to 102.688% on or after September 30, 1999, and declining to 100% on or after September 30, 2000. In addition, at any time prior to September 30, 1996, the Corporation may, at its option, redeem up to $61.25 million aggregate principal amount out of the proceeds of one or more public offerings of equity securities at a redemption price of 110% of their principal amount,

                             TERRA INDUSTRIES INC.

plus accrued interest. The 10.75% Senior Notes Indenture contains certain restrictions, including the issuance of additional debt, payment of dividends, issuance of capital stock, certain transactions with affiliates, incurrence of liens, sale of assets, and sale-leaseback transactions.

  The Corporation entered into a credit agreement with financial institutions to provide several Bank Term Loans (Loans) to finance a portion of its acquisition of AMCI and to refinance existing debt of $40 million at the Corporation and $35 million at TNLP. Interest on the Loans is at current market rates, a portion of which has been fixed (see Note 12--Derivative Financial Instruments). Loans are secured by the stock of certain of the Corporation's principal subsidiaries as well as the personal property of subsidiaries acquired from AMCI. The Loans are generally to be repaid over their five- to seven-year terms in semi-annual payments and can be repaid without penalty or premium at any time at the option of the Corporation. The Loans are required to be reduced by mandatory prepayments based on certain cash flow levels as defined in the credit agreement. The credit agreement also contains covenants similar to the domestic revolving credit agreement described in Note 8--Debt Due Within One Year.

  The Corporation's 8.5% Convertible Subordinated Debentures (Debentures) were convertible into Common Shares any time prior to maturity at a conversion price of $8.083 per share. The Debentures were subject to redemption, upon not less than 20 days notice by mail, at any time, as a whole or in part, at the election of the Corporation. During March 1994, the Corporation redeemed $72.1 million of the Debentures at the redemption price of 103.4% of par value. During the 20-day notice period, holders of $5.9 million chose to convert their debentures into Common Stock of the Corporation. The Corporation issued 730,768 Common Shares and paid cash for fractional shares.

  During 1992, the Corporation entered into a long-term note purchase agreement of $30 million in 8.48% Senior Notes requiring semi-annual payments through May 1, 2005. The Corporation has executed interest rate swap agreements to convert one-half of these notes to LIBOR-based floating rate instruments. The interest rate agreements became effective on April 15, 1993 and terminate on April 15, 2003. The debt agreement includes covenants similar to the revolving credit agreement described in Note 8--Debt Due Within One Year and a requirement for rental and interest obligations coverage.

  The Industrial Development Revenue Bonds due in 2011 are secured by a letter of credit guaranteed by the Corporation and, along with other long-term debt due in 2003, by the Corporation's headquarters building located in Sioux City, Iowa.

11. COMMITMENTS AND CONTINGENCIES

  The Corporation and its subsidiaries are committed to various non-cancelable operating leases for agricultural equipment, and office, production, and storage facilities expiring on various dates through 2001. Total minimum rental payments are as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
      1995.......................................................    $ 39,840
      1996.......................................................      32,606
      1997.......................................................      26,909
      1998.......................................................      11,723
      1999 and thereafter........................................      16,531
                                                                     --------
      Total......................................................    $127,609
                                                                     ========

                             TERRA INDUSTRIES INC.

  The Corporation entered a lease financing agreement in connection with the purchase of an ammonia manufacturing plant and related upgrading facilities located near Sarnia, Ontario. The agreement is for a four-year term requiring annual lease payments of approximately $4.0 million (Cdn). Terra Canada has an option to purchase the nitrogen plant during the term of the lease and at expiration for approximately $47 million (Cdn). If, at the end of the lease term, Terra Canada elects not to exercise its purchase option, the Corporation must pay to the lessor approximately $40 million (Cdn), subject to reimbursement based on the proceeds realized upon the sale of the nitrogen plant by the lessor. Additionally, Terra Canada has entered into an agency agreement to act as construction agent to make certain plant improvements not to exceed $31 million (Cdn). Terra Canada has entered into certain agreements in order to convert its obligations with respect to the nitrogen plant set forth above from Canadian dollar and fixed rental obligations to U.S. dollar and variable rental obligations based on interest rate changes tied to LIBOR.

  Total rental expense under all leases, including short-term cancelable operating leases, was approximately $37.3 million, $24.7 million and $19.4 million for the years ended December 31, 1994, 1993 and 1992, respectively.

  On December 13, 1994, the Corporation's Port Neal facility in Iowa was extensively damaged as a result of an explosion. The Corporation and regulatory officials are investigating the cause of the explosion. It is possible that the regulatory agencies may assess fines and penalties against the Corporation as a result of their investigations. As of the date of loss, insurance was in force to cover damage to the Corporation's property, business interruption, and third party liability claims. The Corporation has recognized a $7 million pretax charge against 1994 earnings to cover its aggregate expected unrecoverable costs associated with the incident, including deductibles and other uninsured costs.

  The Corporation is contingently liable for retiree medical benefits of employees of coal mining operations sold on January 12, 1993. Under the purchase agreement, the purchaser agreed to indemnify the Corporation against its obligations under certain employee benefit plans. Due to the Coal Industry Retiree Health Benefit Act of 1992, certain retiree medical benefits of union coal miners have become statutorily mandated, and all companies owning 50 percent or more of any company liable for such benefits as of certain specified dates becomes liable for such benefits if the company directly liable is unable to pay them. As a result, if the purchaser becomes unable to pay its retiree medical obligations assumed pursuant to the sale, the Corporation may have to pay such amount. The Corporation has estimated that the present value of liabilities for which it retains contingent responsibility approximates $12 million at December 31, 1994. In the event the Corporation would be required to assume this liability, mineral reserves associated with the sold coal subsidiary would revert to the Corporation.

  During March 1994, the Corporation entered into an agreement to sell its receivables. Under this agreement, which expires March 31, 1996, the Corporation may sell with limited recourse an undivided interest in a designated pool of its accounts receivable and receive up to $50 million in proceeds. Undivided interests in new receivables may be sold as collections reduce previously sold interests. The Corporation retains collection and administrative responsibility on the participating interests sold. The undivided interests are sold at a discount that is included in selling general and administrative expense in the Consolidated Statements of Income. At December 31, 1994 and March 31, 1995, the proceeds of the uncollected balance of receivables sold totaled $50 million.

  The Corporation is involved in various legal actions and claims, including environmental matters, arising from the normal course of business. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on either the results of operations, financial position or net cash flows of the Corporation.

                             TERRA INDUSTRIES INC.

12. DERIVATIVE FINANCIAL INSTRUMENTS

  The Corporation manages four categories of risk using derivative financial instruments: (a) foreign currency fluctuations (b) changes in natural gas supply prices (c) interest rate fluctuations and (d) the effect of fluctuations in methanol prices relative to natural gas prices.

  Foreign Currency Fluctuations--The Corporation enters into foreign exchange forward and option contracts to manage risk associated with foreign currency exchange rate fluctuations. The contracts are designated as hedges of fixed obligations and hedges of net foreign currency positions. Contract maturities are consistent with the settlement dates of items being hedged. Gains and losses on these contracts are deferred and included as a component of the related transaction. The contracts have no recorded value and would cost $0.8 million to liquidate at December 31, 1994. The contracts had a recorded value of $0.1 million and a fair value of $0.9 million at December 31, 1993. Fair value of foreign exchange contracts is based on quotations received from a quotation service and computations prepared by the Corporation. The following describes the specific areas of risk being managed:

    (a) Canadian dollar lease commitments under the Corporation's Canadian nitrogen plant lease, aggregating $81.1 million (Cdn), which extend through April 1997, have been hedged (converted into U.S. dollar obligations) with forward exchange and basis swap contracts.

    (b) A significant portion of the Corporation's Canadian production is sold in the U.S., or is based on U.S. prices, but many of the production costs are in Canadian dollars. As a result, the Corporation's earnings will decline when the Canadian dollar increases in value compared with the U.S. dollar. Consequently, the Corporation buys Canadian dollars forward, or uses derivatives to fix future exchange rates, for about 50% of its estimated net Canadian dollar requirements over a twelve-month period. Estimated 1995 and 1994 net Canadian dollar cash disbursements were approximately $30 million (Cdn) and $38 million (Cdn), respectively, as of December 31, 1994 and 1993.

  Natural Gas Prices--Natural gas supplies to fill production requirements at the Corporation's production facilities are purchased at market prices. Natural gas market prices, as with other commodities, are volatile and the Corporation fixes prices for a portion of its natural gas requirements through the use of swap agreements, futures contracts and options. These contracts are traded up to eighteen months forward and settlement dates are scheduled to coincide with gas purchases during that future period. A swap agreement is an agreement between the Corporation and a third party to exchange cash based on a designated price, which price is referenced to market natural gas prices or appropriate NYMEX futures contract prices. Option contracts are agreements giving the holder of the contract the right to either own or sell a futures or swap contract at a designated price. The futures contracts require maintenance of cash balances generally 10% to 20% of the contract value while option contracts also require initial premiums payments ranging from 2% to 5% of contract value.

  The following summarizes open natural gas contracts at December 31, 1994 and 1993:

                                             1994                  1993
                                      --------------------  -------------------
                                      CONTRACT  UNREALIZED  CONTRACT UNREALIZED
                                       MMBTU    GAIN (LOSS)  MMBTU   GAIN (LOSS)
                                      --------  ----------  -------- ----------
                                                  (IN THOUSANDS)
      Futures........................   5,080    $ (1,838)   12,020    $(545)
      Swaps..........................  59,855     (18,793)      --       --
      Options........................  11,926        (709)      --       --
                                      -------    --------    ------    -----
                                       76,861    $(21,340)   12,020    $(545)
                                      =======    ========    ======    =====
      Projected required MMBtu....... 126,000                30,000
                                      =======                ======
      Percent hedged.................      61%                   40%
                                      =======                ======

                             TERRA INDUSTRIES INC.

  Gains and losses on settlement of these contracts and agreements are credited or charged to manufacturing cost in the month in which the hedged transaction relates. The risk associated with outstanding natural gas positions is directly related to increases or decreases in natural gas prices in relation to the underlying NYMEX natural gas contract prices. Realized losses on closed contracts of $4.5 million relating to future periods have been deferred.

  During 1994, natural gas related hedging activities resulted in average cost increases compared with spot prices of approximately $15.5 million, or 11%, for total natural gas purchases. During 1993, natural gas related hedging activities resulted in average cost reductions compared with spot prices of approximately $5.8 million, or 6%, for total natural gas purchases, including an estimated $7.0 million effect of favorable purchase contracts for the Courtright plant.

  In the first quarter of 1995, due to the decline in natural gas prices, the Corporation extended its forward pricing positions for natural gas. At March 31, 1995, the Corporation had entered into forward pricing positions covering approximately 65% of its natural gas requirements for the remainder of 1995, 42% of its requirements for 1996 and 22% of its requirements for 1997. At March 31, 1995, liquidation of the Corporation's open positions would have resulted in a loss of $10 million. As of March 31, 1995, realized losses of $3.1 million relating to future periods had been deferred.

  Interest Rate Fluctuations--The Corporation has limited the effect of interest rate fluctuations for a portion of its debt through the use of interest rate collar agreements. The agreements require payments to the Corporation for the amount, if any, that interest costs, on a cumulative basis, exceed 8.5% to 9.0% (LIBOR) and requires payments by the Corporation for the amount that interest costs fall below 5.65% (LIBOR). At December 31, 1994, the Corporation had $366.0 million of debt subject to variable interest at the LIBOR rate. The interest rate collar agreements, with an initial notional amount of $190 million (which declines over a 3-year period), cover 52% of the variable interest rate debt at December 31, 1994.

  The unamortized cost of the collar agreements is $1.1 million at December 31, 1994 and is carried in other assets in the consolidated statement of financial position. No payments are receivable or due under the agreements at December 31, 1994. The unamortized cost approximates market value.

  The Corporation has also entered into interest rate swap agreements to convert $15 million of its fixed-rate, long-term borrowings to variable rates through April 15, 2003. For 1993, the net interest rate effect of the swap arrangements totaled 2.9% effectively reducing the interest rate on its $30 million of 8.48% Senior Notes to 7.0%. For 1994, the net interest rate effect of the swap arrangements totaled 2.2% effectively reducing the interest rate to 7.39%. Additionally, the Corporation has entered into an interest rate swap agreement to convert fixed U.S. dollar lease payments to variable rates based on LIBOR through April 8, 1997. At December 31, 1994, the notional amount of the swap agreement was approximately $36.6 million and would cost $2.2 million to liquidate.

  As a result of debt retirement in previous years, BMLP has an interest rate swap agreement which is no longer associated with outstanding debt. Under the interest rate swap agreement, BMLP makes 6.1% fixed rate payments and receives variable-rate interest rate payments (6.5% at December 31, 1994). At December 31, 1994, the notional amount of the swap agreement was $29 million and the agreement expired March 31, 1995.

  Methanol Prices--BMLP entered into a methanol hedging agreement (the Methanol Hedging Agreement) effective October 1994. Pursuant to the agreement, BMLP received $4 million in cash and agreed to make payments to the extent that average methanol prices exceed the sum of $0.65 per gallon plus 0.113 times the average spot price index, in cents per MMBtu for natural gas during the periods October 20, 1994 to December 31, 1995, calendar year 1996, and calendar year 1997. The quantities subject to the agreement

                             TERRA INDUSTRIES INC.

for each of these periods are 155.5 million, 140 million and 130 million gallons, respectively. BMLP's methanol production facility has a production capacity of 280 million gallons of methanol per year. Payments are due five days after the end of each period.

  The $4 million received pursuant to the Methanol Hedging Agreement is being recognized as income over the term of the agreement. Accruals for payments are recorded as a reduction of revenue. As of December 31, 1994, $15.9 million has been recorded as payable under the Methanol Hedging Agreement based on average prices, for the period October 20, 1994 through December 31, 1994. The actual amount that will be paid is dependent upon average methanol and natural gas prices during each of the periods. The estimated fair value of the agreement representing the amount that BMLP would expect to pay at December 31, 1994 to liquidate the agreement for its remaining term, is approximately $41 million, based on an appraisal.

  As of March 31, 1995, an additional $15.4 million has been recorded as payable under the Methanol Hedging Agreement for the period January 1, 1995 through March 31, 1995. The estimated fair value of the agreement, representing the amount that BMLP would expect to pay at March 31, 1995 to liquidate the agreement for its remaining term, is approximately $5 million based on a management estimate.

13. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

  The following table presents the carrying amounts and estimated fair values of the Corporation's financial instruments at December 31, 1994 and 1993. SFAS 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                   1994               1993
                                             -----------------  -----------------
                                             CARRYING   FAIR    CARRYING   FAIR
                                              AMOUNT    VALUE    AMOUNT    VALUE
                                             --------  -------  --------  -------
                                                       (IN MILLIONS)
      Financial Assets
        Cash and short-term investments..... $ 158.4   $ 158.4  $  65.1   $  65.1
        Receivables.........................   157.0     157.0    122.8     122.8
        Equity and other investments........    14.2      16.6      2.2       4.0
        Other assets........................    16.0      16.2     11.6      12.0
      Financial Liabilities
        Long-term debt......................  (558.3)   (555.4)  (121.4)   (121.5)

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and receivables: The carrying amounts approximate fair value because of the short maturity of those instruments.

  Equity and other investments: Investments in untraded companies are valued on the basis of management's estimates and comparisons with similar companies whose shares are publicly traded when available.

  Other assets: The amounts reported relate to notes receivable obtained from sale of previous operating assets. The fair value is estimated based on current interest rates and repayment terms of the individual notes.

  Long-term debt: The fair value of the Corporation's long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently offered to the Corporation for debt of the same remaining maturities.

                             TERRA INDUSTRIES INC.

  Concentration of Credit Risk--The Corporation is subject to credit risk through trade receivables and short-term investments. Although a substantial portion of its debtors' ability to pay is dependent upon the agribusiness economic sector, credit risk with respect to trade receivables is minimized due to a large customer base and its geographic dispersion. Short-term cash investments are placed with well capitalized, high quality financial institutions and in short duration corporate and government debt securities funds. By policy, the Corporation limits the amount of credit exposure in any one type of investment instrument.

  Financial Instruments--At December 31, 1994, the Corporation had letters of credit outstanding totaling $27.6 million, guaranteeing various insurance and financing activities. Short-term investments of $9.6 million and $13.0 million at December 31, 1994 and 1993, respectively, are restricted to collateralize certain of the letters of credit.

14. STOCKHOLDERS' EQUITY

  The Corporation allocates $1.00 per share upon the issuance of Common Shares to the Common Share capital account.

  In 1994, the Corporation issued 372,000 restricted Common Shares under its 1992 Stock Incentive Plan to certain key employees of the Corporation. During 1994, 229,218 shares issued in 1992 vested with plan participants and 139,282 shares were canceled. At December 31, 1994, all of the 1994 issued unvested shares remain outstanding. Under terms of the issuance, vesting of stock granted is contingent upon the attainment, prior to February 2001, of pre-established market price objectives for the Corporation's shares. In 1991, the Corporation issued 33,300 restricted Common Shares under its 1987 Stock Incentive Plan. The agreement restricts the shares to vesting in equal annual installments over five years. The shares issued are entitled to normal voting rights and earn dividends as declared during the performance periods. Compensation expenses are accrued on ratable bases through the performance periods.

  On July 6, 1993, the outstanding HBMS Special Exchangeable Non-Voting Shares (HBMS Special Shares) were each automatically exchanged for one Common Share of the Corporation. Through the Corporation's Trust Shares, each HBMS Special Share had a vote equivalent to one Common Share of the Corporation. For Common Shares issued upon the exchange of HBMS Special Shares subsequent to August 31, 1986, the Corporation allocated $9.53 per share to the Common Share capital account, representing the average historical capitalization of the HBMS Special Shares.

  The Corporation has authorized 16,500,000 Trust Shares for issuance. All Trust Shares previously outstanding were canceled in July 1993.

                             TERRA INDUSTRIES INC.

  A summary of changes in the Corporation's outstanding capital stock follows:

                                                         COMMON  TRUST   TOTAL
                                                         SHARES  SHARES  SHARES
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
      December 31, 1991................................. 63,908   5,037  68,945
        Exchange of HBMS Special Shares.................  1,027  (1,027)    --
        Exercise of stock options.......................     36     --       36
        Stock Incentive Plan............................    375     --      375
                                                         ------  ------  ------
      December 31, 1992................................. 65,346   4,010  69,356
        Exchange of HBMS Special Shares.................  4,010  (4,010)    --
        Exercise of stock options.......................    213     --      213
        Repurchase of shares............................   (107)    --     (107)
        Stock Incentive Plan............................     (7)    --       (7)
                                                         ------  ------  ------
      December 31, 1993................................. 69,455     --   69,455
        Issuance of common shares.......................  9,700     --    9,700
        Exercise of stock options.......................    847     --      847
        Convertible debt redemption.....................    731     --      731
        Stock Incentive Plan............................    232     --      232
                                                         ------  ------  ------
      December 31, 1994................................. 80,965     --   80,965
                                                         ======  ======  ======

  At December 31, 1994, 2.1 million Common Shares were reserved for issuance upon award of restricted shares and exercise of employee stock options.

15. STOCK OPTIONS

  The Corporation's 1992 Stock Incentive Plan authorized granting key employees options to purchase Common Shares at not less than fair market value on the date of grant and also authorizes the award of performance units and restricted shares. The Corporation's 1983 Stock Option Plan and 1987 Stock Incentive Plan authorized granting key employees similar options to purchase Common Shares. No further options may be granted under the 1983 and 1987 Plan. Awards to a maximum of 2.5 million Common Shares may be granted under the 1992 Plan. Options generally may not be exercised prior to one year or more than ten years from the date of grant. At December 31, 1994, 1,251,982 Common Shares were available for grant under the 1992 Plan. A summary of activity under the 1992, 1987 and 1983 Plans follows:

                                                       SHARES      PRICE RANGE
                                                    UNDER OPTION    PER SHARE
                                                    ------------ ---------------
                                                           (IN THOUSANDS)
      Balance at December 31, 1991.................    2,454     $3.38 to $13.11
        Granted....................................      328                5.00
        Expired/terminated.........................      163      3.38 to  11.15
        Exercised..................................       36      3.38 to   4.13
                                                       -----     ---------------
      Balance at December 31, 1992.................    2,583     $3.38 to $13.11
        Granted....................................       41                5.00
        Expired/terminated.........................      266      4.13 to  13.11
        Exercised..................................      213      3.38 to   6.75
                                                       -----     ---------------
      Balance at December 31, 1993.................    2,145     $3.38 to $11.38
        Granted....................................      289               10.50
        Expired/terminated.........................       54      3.38 to  11.38
        Exercised..................................      847      3.38 to   9.63
                                                       -----     ---------------
      Balance at December 31, 1994.................    1,533     $3.38 to $10.50
                                                       =====     ===============

                             TERRA INDUSTRIES INC.

  The number of options exercisable at December 31 for each of the past three years follows:

                                                                   PRICE RANGE
                                                         OPTIONS    PER SHARE
                                                         ------- ---------------
                                                             (IN THOUSANDS)
      1992..............................................  2,255  $3.38 to $13.11
      1993..............................................  1,777   3.38 to  11.38
      1994..............................................  1,244   3.38 to   9.63

16. RETIREMENT PLANS

  The Corporation and its subsidiaries maintain non-contributory pension plans that cover substantially all salaried and hourly employees. Benefits are based on a final pay formula for the salaried plans and a flat benefit formula for the hourly plans. The plans' assets consist principally of equity securities and corporate and government debt securities. The Corporation and its subsidiaries also have certain non-qualified pension plans covering executives, which are unfunded. The Corporation accrues pension costs based upon annual independent actuarial valuations for each plan and funds these costs in accordance with statutory requirements. The components of net periodic pension expense (credit) were as follows:

                                                       1994     1993     1992
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
      Current service cost........................... $ 3,248  $ 2,627  $ 2,019
      Interest on projected benefit obligation.......   3,971    3,539    2,322
      Actual loss (return) on assets.................     361   (4,629)  (2,290)
      Net amortization and other.....................  (4,764)     853       28
                                                      -------  -------  -------
      Pension expense................................ $ 2,816  $ 2,390  $ 2,079
                                                      =======  =======  =======

  Net periodic pension expense for 1994 includes components of expense for the former AMCI plan for the period from acquisition through December 31, 1994.

  The following table reconciles the plans' funded status to amounts included in the Consolidated Statements of Financial Position at December 31:

                                         1994                         1993
                             ---------------------------- ----------------------------
                                              PLANS WITH                   PLANS WITH
                                PLANS WITH    ACCUMULATED    PLANS WITH    ACCUMULATED
                             ASSETS IN EXCESS BENEFITS IN ASSETS IN EXCESS BENEFITS IN
                              OF ACCUMULATED   EXCESS OF   OF ACCUMULATED   EXCESS OF
                                 BENEFITS     PLAN ASSETS     BENEFITS     PLAN ASSETS
                             ---------------- ----------- ---------------- -----------
                                                  (IN THOUSANDS)
   Actuarial present value
    of:
     Vested benefit
      obligations..........      $(35,301)      $(1,780)      $(32,550)      $(1,532)
     Accumulated benefit
      obligations..........      $(39,084)      $(1,933)      $(36,213)      $(1,680)
     Projected benefit
      obligations..........      $(53,344)      $(2,257)      $(51,173)      $(1,993)
   Plan assets at fair
    value..................        48,312           --          45,626           --
                                 --------       -------       --------       -------
   Funded status...........        (5,032)       (2,257)        (5,547)       (1,993)
   Unrecognized net
    experience loss (gain).          (219)         (333)         4,061           295
   Unrecognized prior
    service cost...........           254           347            636           107
   Unrecognized net
    transition (asset)
    obligation.............        (3,103)          586         (3,469)          645
   Additional minimum
    liability..............           --           (276)           --           (734)
                                 --------       -------       --------       -------
   Pension liability
    included in the
    Consolidated Statements
    of Financial Position..      $ (8,100)      $(1,933)      $ (4,319)      $(1,680)
                                 ========       =======       ========       =======

                             TERRA INDUSTRIES INC.

  Under the terms of the Canadian purchase agreement, the Corporation established a pension plan for transferring employees, whereby the seller transferred assets, which approximated the projected benefit obligation of $9.8 million.

  The assumptions used to determine the actuarial present value of benefit obligations and pension expense during each of the years in the three-year period ended December 31, 1994 were as follows:

                                                                  1994 1993 1992
                                                                  ---- ---- ----
      Weighted average discount rate............................. 8.5% 7.5% 8.5%
      Long-term per annum compensation increase.................. 5.0% 5.0% 6.0%
      Long-term return on plan assets............................ 9.5% 9.5% 9.5%

  The Corporation also sponsors a qualifying savings plan covering most full-time employees. Contributions made by participating employees are matched based on a specified percentage of employee contributions to 6% of the employees' pay base. The cost of the Corporation's matching contribution to the savings plan totaled $1.9 million in 1994, $1.4 million in 1993 and $1.1 million in 1992.

17. POST-RETIREMENT BENEFITS

  The Corporation also provides health care benefits for eligible retired employees of one of its wholly owned subsidiaries. Participants generally become eligible after reaching retirement age with ten years of service. The plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs. The plan is unfunded.

  Employees hired prior to January 1, 1990 are eligible for participation in the plan. Participant contributions and co-payments are subject to escalation.

  The following table indicates the components of the post-retirement medical benefits obligation included in the Corporation's Consolidated Statements of Financial Position at December 31, 1994:

                                                            1994      1993
                                                          --------  --------
                                                           (IN THOUSANDS)
      Accumulated post-retirement medical benefit
       obligation:
        Retirees......................................... $ (2,133) $ (2,054)
        Fully eligible active plan participants..........   (1,615)   (1,946)
        Other active participants........................   (4,430)   (5,305)
                                                          --------  --------
        Funded status....................................   (8,178)   (9,305)
        Unrecognized net gain (loss).....................   (2,071)      149
        Unrecognized prior service benefit...............   (1,912)   (2,040)
                                                          --------  --------
      Accrued post-retirement benefit cost............... $(12,161) $(11,196)
                                                          ========  ========

  Net periodic post-retirement medical benefit cost consisted of the following components:

                                                           1994    1993    1992
                                                          ------  ------  ------
                                                             (IN THOUSANDS)
      Service cost of benefits earned...................  $  534  $  526  $  723
      Interest cost on accumulated post-retirement
       medical benefit obligation.......................     624     614     730
      Net amortization and other........................    (127)   (127)    --
                                                          ------  ------  ------
      Net periodic post-retirement medical benefit cost.  $1,031  $1,013  $1,453
                                                          ======  ======  ======

                             TERRA INDUSTRIES INC.

  The Corporation limits its future obligation for post-retirement medical benefits by capping at 5% the annual rate of increase in the cost of claims it assumes under the plan. The weighted average discount rate used in determining the accumulated post-retirement medical benefit obligation is 8.5% in 1994, 7.5% in 1993 and 8.0% in 1992. The determination of the Corporation's accumulated post-retirement benefit obligation as of December 31, 1993 utilizes the annual limit of 5% for increases in claims costs.

18. OTHER INCOME, NET

  Other income consisted of the following:

                                                         1994    1993    1992
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
      Fertilizer service revenue....................... $17,294 $13,531 $10,354
      Service charge income............................   6,008   3,930   3,963
      Other, net.......................................   9,146   8,030   5,829
                                                        ------- ------- -------
          Total........................................ $32,448 $25,491 $20,146
                                                        ======= ======= =======

19. INCOME TAXES

  Components of the income tax provision (benefit) applicable to continuing operations are as follows:

                                                        1994     1993     1992
                                                       -------  -------  ------
                                                           (IN THOUSANDS)
      Current:
        Federal....................................... $ 9,925  $ 4,884  $  640
        Foreign.......................................   2,416    3,750     --
        State.........................................   4,291    4,709     804
                                                       -------  -------  ------
                                                        16,632   13,343   1,444
                                                       -------  -------  ------
      Deferred:
        Federal.......................................  15,197   (4,126)  6,288
        Foreign.......................................   2,533      451     --
        State.........................................    (662)    (368)     25
                                                       -------  -------  ------
                                                        17,068   (4,043)  6,313
                                                       -------  -------  ------
      Total income tax provision...................... $33,700  $ 9,300  $7,757
                                                       =======  =======  ======

                             TERRA INDUSTRIES INC.

  The income tax provision differs from the federal statutory provision for the following reasons:

                                                     1994     1993     1992
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
      Income from continuing operations before
       taxes:
        U.S........................................ $75,842  $19,046  $18,186
        Canada.....................................  14,103   13,099      --
                                                    -------  -------  -------
                                                    $89,945  $32,145  $18,186
                                                    =======  =======  =======
      Statutory income tax:
        U.S........................................ $26,545  $ 6,666  $ 6,183
        Canada.....................................   5,359    4,978      --
                                                    -------  -------  -------
                                                     31,904   11,644    6,183
      Non-deductible expenses......................     650      698      710
      State and local income taxes.................   2,545    3,061      547
      Benefit of loss carryforwards................    (613)  (4,494)     --
      Change in federal tax rates..................     --    (1,233)     --
      Undistributed equity earnings................    (430)    (865)     --
      Other........................................    (356)     489      317
                                                    -------  -------  -------
      Income tax provision......................... $33,700  $ 9,300  $ 7,757
                                                    =======  =======  =======

  Deferred tax assets totaled $44.0 million and $50.8 million at December 31, 1994 and 1993, respectively, while deferred tax liabilities totaled $84.2 million and $0.5 million at December 31, 1994 and 1993, respectively. Undistributed earnings of the Canadian subsidiary, considered permanently invested, for which deferred income taxes have not been provided, were $18.0 million at December 31, 1994. The tax effect of net operating loss (NOL) and tax credit carryforwards and significant temporary differences between reported and taxable earnings that gave rise to net deferred tax (liabilities) assets were as follows:

                                                               1994      1993
                                                             ---------  -------
                                                              (IN THOUSANDS)
      NOL, capital loss and tax credit carryforwards........ $  41,402  $28,937
      Discontinued business costs...........................     5,792    7,295
      Unfunded employee benefits............................    10,130    8,146
      Accrued liabilities...................................    10,497    8,658
      Inventory valuation...................................     4,899    4,059
      Account receivable allowances.........................     3,091    2,176
      Investments in subsidiaries...........................     6,008      --
      Depreciation..........................................  (120,770)  (6,297)
      Valuation allowance...................................    (2,170)  (2,765)
      Other.................................................       867       93
                                                             ---------  -------
                                                             $(40,254)  $50,302
                                                             =========  =======

  Remaining unutilized NOL carryforwards were approximately $4.8 million and $55 million at December 31, 1994 and 1993, respectively. NOL carryforwards that have not been utilized expire in 2005. Investment tax credits of approximately $1.7 million expire in varying amounts from 1998 through 2000. Alternative minimum taxes (AMT) paid of $36.7 million are available to offset future tax liabilities and have an indefinite life. The Corporation acquired $26.9 million of its AMT credits with the AMCI acquisition. The

                             TERRA INDUSTRIES INC.

Corporation's capital loss carryforwards totaled $6.2 million and $7.9 million at December 31, 1994 and 1993, respectively. Capital loss carryforwards that are not utilized will expire in 1997. The change in the valuation allowance reflects current utilization of capital losses against capital gains. A valuation allowance is provided since the realization of tax benefits of capital loss carryforwards is not assured.

  Components of income tax provision (benefit) included in net income other than from continuing operations are as follows:

                                                       1994     1993     1992
                                                      -------  ------- --------
                                                           (IN THOUSANDS)
      Current:
        Federal...................................... $(1,647) $   --  $    120
        State........................................     (44)     --     5,479
                                                      -------  ------- --------
                                                       (1,691)     --     5,599
                                                      -------  ------- --------
      Deferred:
        Federal......................................   1,816      --   (18,887)
        State........................................     331      --    (2,001)
                                                      -------  ------- --------
                                                        2,147      --   (20,888)
                                                      -------  ------- --------
                                                      $   456  $   --  $(15,289)
                                                      =======  ======= ========

  Current tax benefits in 1994 result from losses on early retirement or refinancing of long-term debt. Deferred income taxes in 1994 are provided for the net cumulative effect of changes in accounting principles.

                             TERRA INDUSTRIES INC.

20. INDUSTRY SEGMENT DATA

  The Corporation operates in three principal industry segments--Distribution, Nitrogen Products and Methanol. The Distribution segment sells crop inputs-- fertilizer, crop protection products, seed and services--through its farm service center network. These inputs include both Terra's own brands and vendor products from virtually all other agricultural chemical and seed suppliers. Terra has the largest company-operated farm service center network in North America. The Nitrogen Products business produces and distributes ammonia, urea, urea ammonium nitrate solution, and urea feed which are used by farmers to provide crops with nitrogen, an essential nutrient for plant growth and as a feed additive for livestock. The Methanol business manufactures and distributes methanol, which is principally used as a raw material in the production of a variety of chemical derivatives and in the production of methyl tertiary butyl ether (MTBE), an oxygenate and an octane enhancer for gasoline. Segment revenues and costs for Distribution, Nitrogen Products and Methanol include inter-segment transactions. Included in Other are eliminations of inter-segment sales and unallocated portions of the business. The following summarizes additional information about the Corporation's industry segments:

                                         NITROGEN
                            DISTRIBUTION PRODUCTS METHANOL  OTHER      TOTAL
                            ------------ -------- -------- --------  ----------
                                              (IN THOUSANDS)
   1994
     Sales.................  $1,318,416  $296,557 $ 70,274 $(19,300) $1,665,947
     Operating earnings....      33,784    48,369   42,679   (9,537)    115,295
     Identifiable assets...     502,921   713,209  347,147  124,693   1,687,970
     Depreciation and
      amortization.........       9,497     9,575    4,263    3,883      27,218
     Capital expenditures..      16,374     6,086    8,732       21      31,213
   1993
     Sales.................  $1,019,438  $228,910 $    --  $(10,347) $1,238,001
     Operating earnings....      16,903    28,654      --    (3,729)     41,828
     Identifiable assets...     379,268    91,887      --   163,327     634,482
     Depreciation and
      amortization.........       6,427     5,139      --     3,904      15,470
     Capital expenditures..       9,818     2,349    6,903    2,550      21,620
   1992
     Sales.................  $  958,725  $125,659 $    --  $ (2,193) $1,082,191
     Operating earnings....      16,568    14,841      --    (5,690)     25,719
     Identifiable assets...     266,190    95,880      --   218,122     580,192
     Depreciation and
      amortization.........       6,495     4,609      --     3,890      14,994
     Capital expenditures..       7,974     9,042      --       604      17,620

21. AGREEMENTS OF LIMITED PARTNERSHIP

  In accordance with the Agreement of Limited Partnership of TNCLP, quarterly distributions to Unitholders and the General Partner are made in an amount equal to 100% of its Available Cash, as defined, unless Available Cash is required to fund a reserve amount. TNCLP must fund and maintain a reserve of $18.5 million to support Minimum Quarterly Distributions on the Senior Preference Units (the Reserve Amount). Such Reserve Amount was fully funded at December 31, 1994 and is invested in Eurodollar deposits at a major financial institution.

  During the period which commenced December 4, 1991, and not ending prior to December 31, 1996 (the Preference Period), Senior Preference, Junior Preference and Common Units participate equally in distributions after each class of units has received its Minimum Quarterly Distribution, subject to the General Partner's right to receive cash distributions.

                             TERRA INDUSTRIES INC.

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  The General Partner receives a combined minimum 2% of total cash distributions, and as an incentive, the General Partner's participation increases if cash distributions exceed specified target levels. During the Preference Period, distributions are subject to the rights of Senior Preference Units to receive the Minimum Quarterly Distribution of $0.605 per unit plus any arrearages, before any other distributions. After such amounts have been paid, the Reserve Amount must be funded before distributions to Junior or Common Unitholders. Distributions to Common Unitholders are subject to the preferential rights of the Junior Preference Units to receive Minimum Quarterly Distributions plus arrearages. Subject to certain conditions, the Junior Preference Units will become Senior Preference Units on December 31, 1995. As a result of this conversion, distributions on the converted Junior Preference Units will be made with, and not after, distributions on the Senior Preference Units and payment of the Minimum Quarterly Distributions on the converted Junior Preference Units will also be supported by the Reserve Amount. In addition, the converted Junior Preference Units will be entitled to receive Minimum Quarterly Distributions before funds are set aside, if necessary, to restore the Reserve Amount to its required level.

  After the Preference Period the Senior Units will still be entitled to the Minimum Quarterly Distribution, but will not participate with the Common Units in any distributions above the Minimum Quarterly Distribution.

  For a 90-day period after the end of the Preference Period, the holders of Senior Preference Units will have the right, subject to fulfillment of certain stock exchange listing requirements, to convert their Senior Preference Units into fully participating Common Units.

  To maintain classification as a partnership for federal income tax purposes, TNC, as General Partner, must maintain a minimum level of net worth without regard to its interest in TNCLP. To meet the requirement, TNC maintains certain cash and short-term investment balances.

                           [Inside back Cover Page.]




              [GRAPHIC OF AGRICULTURAL BUSINESS CYCLE BY QUARTER]


                                 First Quarter
                                 -------------

 . Wholesale sales of fertilizer and chemicals occur to fill storage and build inventory.
 . Crop input planning with growers continues.
 . Dealer program sign-ups continue.
 . Planting in the Southwest begins.
 . Winter vegetable harvesting continues in Florida.

                                Second Quarter
                                --------------

 . Planting in the Corn Belt and mid-South begins.
 . Custom application of fertilizer and chemicals occurs in the Corn Belt and mid-South.
 . Over half of the year's agricultural sales occur.

                                 Third Quarter
                                 -------------

 . Side dressing and winter wheat fertilizer applied.
 . Fields inspected; insecticides and late, post-emergent herbicides applied. . Harvesting begins.
 . Majority of turf and nursery sales occur.
 . Seed ordering begins in Midwest.
 . Fall/winter vegetable planting begins in Florida.


                                Fourth Quarter
                                --------------

 . Harvesting continues.
 . Soil tested; crop input plans developed with growers.
 . Wholesale chemical sales begin.
 . Supplier programs negotiated; sales strategies developed.
 . Dealer program sign-ups begin.
 . Seed sales begin nationwide.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................   14
The Company...............................................................   19
Use of Proceeds...........................................................   20
Capitalization............................................................   21
Exchange Offer............................................................   22
Selected Financial Data...................................................   30
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   43
Management................................................................   52
Description of Exchange Notes.............................................   54
Description of Other Indebtedness.........................................   82
Plan of Distribution......................................................   87
Tax Considerations........................................................   89
Legal Matters.............................................................   89
Experts...................................................................   89
Index to Financial Statements.............................................  F-1

  UNTIL           , 1995 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     LOGO

                             TERRA INDUSTRIES INC.


                             ---------------------

                                  PROSPECTUS

                             ---------------------


                             OFFER TO EXCHANGE ITS
 10 1/2% SENIOR NOTES DUE 2005, SERIES B FOR ANY AND ALL OF ITS OUTSTANDING 10
                     1/2% SENIOR NOTES DUE 2005, SERIES A


                                         , 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Maryland General Corporate Law provides the following with respect to the indemnification of directors and officers:

    (a) Any director made a party to any proceeding in his or her capacity as a director, may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with the proceeding unless it is established that: (i) the act or omission of the director was material to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services or (iii) in the case of criminal proceedings, the director had reasonable cause to believe that the act or omission was unlawful. A director may not be indemnified in respect of any proceeding charging improper personal benefit and in which the director was so adjudged.

    (b) Directors who have been successful, on the merits or otherwise, in the defense of any proceeding by reason of service in that capacity shall be (unless limited by charter) indemnified against reasonable expenses incurred by the director in such proceeding. Officers of the Company shall (unless limited by charter) be indemnified as and to the same extent.

    (c) Articles of Incorporation may expand subject to certain restrictions or limit the liability of directors and officers.

  The indemnification provided by Maryland General Corporate Law is not exclusive of any other rights to which a director or officer may be entitled.

  The Company's Articles of Incorporation provide with respect to indemnification of directors and officers that the Company shall indemnify (i) its directors to the fullest extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (ii) its officers to the same extent as it shall indemnify its directors; and (iii) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The Company also carries directors' and officers' liability insurance.

  The foregoing shall not limit the authority of the Company to indemnify other employees and agents consistent with law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

      4.1   Indenture, dated as of June 22, 1995, between the Company and First Trust
            National Association, as trustee.
      4.2   Form of Exchange Note (included in Exhibit 4.1).
      4.3   Registration Rights Agreement, dated as of June 22, 1995, among the
            Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citicorp
            Securities, Inc.
      4.4   Indenture, dated as of October 15, 1993 between Terra Industries (as successor by merger to AMCI) and Society National Bank, as trustee, filed as Exhibit 99.2 to the Company's S-3 dated October 13, 1994 (File No. 33-
            52493), is incorporated herein by reference.
      4.5   Amended and Restated Credit Agreement, dated as of May 12, 1995, among
            Terra Capital, TNLP, certain guarantors, the issuing banks and the lenders named therein and Citibank, as agent, without exhibits or schedules.
      5*    Opinion of Kirkland & Ellis.
     12     Statement of Computation of Ratios.
     23.1*  Consent of Kirkland & Ellis (included in Exhibit 5).
     23.2   Consent of Deloitte & Touche LLP.
     24     Power of Attorney.
     25     Statement of Eligibility of Trustee.
     99.1   Form of Letter of Transmittal.
     99.2   Form of Notice of Guaranteed Delivery.
     99.3   Form of Instructions to Registered Holder.

- --------
*To be filed by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES

    Not Applicable.

ITEM 22. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN SIOUX CITY, STATE OF IOWA, ON JULY 3, 1995.

                                          Terra Industries Inc.

                                                /s/ George H. Valentine
                                          By: _________________________________
                                                    George H. Valentine
                                               Its: Vice President, General
                                              Counsel and Corporate Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                 *                   Chairman of the Board            July 3, 1995
____________________________________
         Reuben F. Richards


                 *                   Chief Executive Officer,         July 3, 1995
____________________________________   President and Director
          Burton M. Joyce              (Principal Executive
                                       Officer)

                 *                   Vice President and Chief         July 3, 1995
____________________________________   Financial Officer
          Francis G. Meyer             (Principal Financial
                                       Officer)

     /s/ Robert E. Thompson          Vice President, Controller       July 3, 1995
____________________________________   (Principal Accounting
         Robert E. Thompson            Officer)

                 *                   Director                         July 3, 1995
____________________________________
         Edward G. Beimfohr

                 *                   Director                         July 3, 1995
____________________________________
         Carol L. Brookins

                 *                   Director                         July 3, 1995
____________________________________
          Edward M. Carson

                 *                   Director                         July 3, 1995
____________________________________
          David E. Fisher

                 *                   Director                         July 3, 1995
____________________________________
          Basil T.A. Hone

                 *                   Director                         July 3, 1995
____________________________________
           Anthony W. Lea

                 *                   Director                         July 3, 1995
____________________________________
         John R. Norton III

                 *                   Director                         July 3, 1995
____________________________________
           Henry R. Slack


   /s/ George H. Valentine
*By: __________________________
      George H. Valentine
       Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
  EXHIBIT                                                            NUMBERED
  NUMBER                        DESCRIPTION                            PAGE
  -------                       -----------                        ------------
  4.1      Indenture, dated as of June 22, 1995, between the
           Company and First Trust National Association, as
           trustee.
  4.2      Form of Exchange Note (included in Exhibit 4.1).
  4.3      Registration Rights Agreement, dated as of June 22,
           1995, among the Company, Merrill Lynch, Pierce,
           Fenner & Smith Incorporated and Citicorp Securities,
           Inc.
  4.4      Indenture, dated as of October 15, 1993 between Terra        **
           Industries (as successor by merger to AMCI) and Soci-
           ety National Bank, as trustee, filed as Exhibit 99.2
           to the Company's S-3 dated October 13, 1994 (File No.
           33-52493), is incorporated herein by reference.
  4.5      Amended and Restated Credit Agreement, dated as of
           May 12, 1995, among Terra Capital, TNLP, certain
           guarantors, the issuing banks and the lenders named
           therein and Citibank, as agent, without exhibits or
           schedules.
  5*       Opinion of Kirkland & Ellis.
 12        Statement of Computation of Ratios.
 23.1*     Consent of Kirkland & Ellis (included in Exhibit 5).
 23.2      Consent of Deloitte & Touche LLP.
 24        Power of Attorney.
 25        Statement of Eligibility of Trustee.
 99.1      Form of Letter of Transmittal.
 99.2      Form of Notice of Guaranteed Delivery.
 99.3      Form of Instructions to Registered Holder.

- --------

*To be filed by amendment.
**Incorporated by reference.